As filed with the Securities and Exchange Commission on June 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERSO PAPER HOLDINGS LLC

VERSO PAPER INC.

(Exact name of registrant as specified in its charter)

See Table of Additional Registrants

Verso Paper Holdings LLC Delaware	Verso Paper Inc. Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
56-2597634	56-2597640
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
2621	2621
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

6775 Lenox Center Court

Suite 400

Memphis, Tennessee 38115-4436

(901) 369-4100

(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

Michael A. Jackson

President and Chief Executive Officer

Verso Paper Holdings LLC

6775 Lenox Center Court

Suite 400

Memphis, Tennessee 38115-4436

(901) 369-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Sung Pak, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “larger accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer (Do not check if a smaller reporting company)  ☑    Smaller reporting company  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐                    Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
8.75% Second Priority Senior Secured Notes due 2019	$396,000,000	100%	$396,000,000	$45,976
Guarantees of 8.75% Second Priority Senior Secured Notes due 2019(3)	N/A	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(f) of the rules and regulations of the Securities Act.
(3)	Each of Verso Paper Holdings LLC’s domestic 100% owned subsidiaries, as of the date of this Registration Statement, except Verso Paper Inc., Bucksport Leasing LLC and Verso Quinnesec REP LLC, guarantees the 8.75% Second Priority Senior Secured Notes due 2019 on a second priority senior secured basis.
(4)	Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantees is payable.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code No.	I.R.S. Employer Identification No.	Address, including Zip Code, and Telephone Number, including Area Code, of Registrant Guarantor’s Principal Executive Offices
Verso Paper LLC	Delaware	2621	75-3217399	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Androscoggin LLC	Delaware	2621	75-3217400	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Bucksport LLC	Delaware	2621	75-3217402	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Sartell LLC	Delaware	2621	75-3217406	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Quinnesec LLC	Delaware	2621	75-3217404	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Maine Energy LLC	Delaware	2621	26-1857446	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Fiber Farm LLC	Delaware	2621	75-3217398	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

nexTier Solutions Corporation	California	2621	33-0901108	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

Verso Quinnesec REP Holding Inc.	Delaware	2621	27-4272864	6775 Lenox Center Court, Suite 400 Memphis, Tennessee 38115-4436 (901) 369-4100

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated June 10, 2011

PRELIMINARY PROSPECTUS

Verso Paper Holdings LLC

Verso Paper Inc.

OFFER TO EXCHANGE

$396,000,000 aggregate principal amount of their 8.75% Second Priority Senior Secured Notes due 2019, the issuance of which has been registered under the Securities Act of 1933, as amended,

for

any and all of their outstanding 8.75% Second Priority Senior Secured Notes due 2019.

We will exchange any and all original notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2011, unless extended.

Verso Paper Holdings LLC and Verso Paper Inc. hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $396,000,000 in aggregate principal amount of its registered 8.75% Second Priority Senior Secured Notes due 2019 (the “exchange notes”) and any guarantees thereof, for a like principal amount of its unregistered 8.75% Second Priority Senior Secured Notes due 2019, $360,000,000 of which were issued on January 26, 2011 and $36,000,000 of which were issued on February 10, 2011 (the “original notes”). We refer to the original notes and exchange notes collectively as the “notes.” The terms of the exchange notes and the guarantees thereof are identical to the terms of the original notes and the guarantees thereof in all material respects, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes are irrevocably and unconditionally guaranteed, on a joint and several basis, by each of Verso Paper Holdings LLC’s existing and future U.S. restricted subsidiaries (other than Verso Paper Inc.) that guarantees our senior secured credit facilities. The notes will be exchanged in denominations of $2,000 and in integral multiples of $1,000.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers (as defined below) or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 15 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the SEC the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

i

Until                     , 2011 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor the initial purchasers shall have any responsibility therefor.

ii

PROSPECTUS SUMMARY

This summary highlights important information about our business and about this offering. It does not include all information you should consider before investing in the notes. For a more complete understanding of the company and the notes, we urge you to carefully read this prospectus in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” and “Where You Can Find More Information,” and our consolidated financial statements and the related notes included herein. Unless otherwise noted, the terms the “company,” “we,” “us,” “our” and “Successor” refer collectively to Verso Paper Holdings LLC, a Delaware limited liability company, and its subsidiaries and references to the “Division” or “Predecessor” refer to the Coated and Supercalendared Papers Division of International Paper Company, or “International Paper.” The term “Acquisition” refers to the acquisition of our business by affiliates of Apollo Global Management, LLC from International Paper on August 1, 2006. The term “Apollo” refers to Apollo Global Management, LLC and its subsidiaries. Our definition of “Adjusted EBITDA” and other financial terms are described in footnote 4 under “—Summary Historical Financial Data.”

Our Company

We are a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

We are one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. In addition, we have a strategic presence in supercalendered paper, which is primarily used for retail inserts, and specialty papers. We also produce and sell market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products. Our net sales by product line for the year ended December 31, 2010 were approximately $717 million, $474 million, $124 million, and $290 million for coated groundwood paper, coated freesheet paper, supercalendered paper and pulp and other, respectively.

We operate 12 paper machines at four mills located in Maine, Michigan, and Minnesota. We believe our coated paper mills are among the most efficient and lowest cost coated paper mills based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency, in part, to the significant historical investments made in our mills. Our mills have a combined annual production capacity of 1,560,000 tons of coated paper, 140,000 tons of supercalendered paper, 165,000 tons of ultra-lightweight specialty and uncoated papers, and 895,000 tons of kraft pulp. Of the pulp that we produce, we consume approximately 625,000 tons internally and sell the rest. Our facilities are strategically located within close proximity to major publication printing customers, which affords us the ability to more quickly and cost-effectively deliver our products. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

We sell and market our products to approximately 100 customers which comprise approximately 670 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers, and paper merchants. Our relationships with our ten largest coated paper customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers. Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Our key customers include leading magazine publishers such as Time Inc., Hearst Corporation, and

Condé Nast Publications, Inc.; leading catalog producers such as Sears Holdings Corporation and Uline, Inc.; leading commercial printers such as Quad/Graphics, Inc., and RR Donnelley & Sons Company; and leading paper merchants and brokers, such as xpedx, Clifford Paper, Inc. and A.T. Clayton & Co.

As of December 31, 2010, we had approximately 2,800 employees. In fiscal 2010 and 2009, we had net sales of $1,605.3 million and $1,360.9 million, respectively. We had a net loss of $125.5 million in fiscal 2010 and net income of $80.7 million in fiscal 2009.

Corporate Structure

The chart below is a summary of the organizational structure of the company and our affiliates and subsidiaries and illustrates the long-term debt that was outstanding as of March 31, 2011.

(1)	Certain intermediate holding companies without material assets or obligations are not shown.
(2)	As of March 31, 2011, no amounts were outstanding under our senior secured credit facility and $171.4 million was available for future borrowings.
(3)	Guarantors of the senior secured credit facility, the first priority senior secured notes, the notes, the floating rate second priority senior secured notes and the senior subordinated notes include all of the domestic 100% owned operating subsidiaries of Verso Paper Holdings LLC, except Bucksport Leasing LLC and Verso Quinnesec REP LLC, as of the date of this prospectus, but do not include any of its future foreign subsidiaries.

Additional Information

Our principal executive offices are located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Our telephone number is (901) 369-4100. Our website address is www.versopaper.com. Information on or accessible through our website is not part of, and is not incorporated by reference into, this prospectus.

Summary of the Terms of the Exchange Offer

In connection with the issuance of the original notes, we entered into registration rights agreements with the initial purchasers of the original notes, under which we agreed to deliver to you this prospectus and to consummate the exchange offer. The following is a brief summary of the terms of the exchange offer covered by this prospectus. For a more complete description of the exchange offer, see “The Exchange Offer.”

Original Notes	$396,000,000 aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2019, $360,000,000 of which were issued on January 26, 2011 and $36,000,000 of which were issued on February 10, 2011 (the “original notes”).

Exchange Notes	8.75% Second Priority Senior Secured Notes due 2019 (the “exchange notes”). The terms of the exchange notes are substantially identical to those terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the original notes and the exchange notes collectively as the “notes.”

Exchange Offer	We are offering to exchange up to $396,000,000 aggregate principal amount of the exchange notes, which have been registered under the Securities Act, for an equal amount of the original notes. This offering of the exchange notes is intended to satisfy certain of our obligations under the registration rights agreements that we entered into when we issued the original notes in transactions exempt from registration under the Securities Act.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, or such later date and time to which the company extends it. The company does not currently intend to extend the expiration date. A tender of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which the company may waive. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold original notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the

Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, that you (i) have not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute the exchange notes and (ii) will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Original Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, the company will have fulfilled a covenant contained in each of the registration rights agreements for the original notes and, accordingly, the company will not be obligated to pay additional interest as described in each of the registration rights agreements. If you are a holder of original notes and do not tender your original notes in the exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any rights under the applicable registration rights agreement that, by their terms, terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the company does not currently anticipate that it will register the original notes under the Securities Act.

Resale of the Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute the exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.” Any holder of original notes, including any broker-dealer, who:

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Federal Income Tax Consequences	The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent	Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuers	Verso Paper Holdings LLC, a Delaware limited liability company and Verso Paper Inc., a Delaware corporation. Verso Paper Inc. is a wholly-owned subsidiary of Verso Paper Holdings LLC and was incorporated in Delaware for the sole purpose of serving as co-issuer of our existing senior secured notes, our senior subordinated notes and the notes offered hereby. Investors in the exchange notes should not expect Verso Paper Inc. to have the ability to service the interest and principal obligations on the exchange notes.

Exchange Notes Offered	$396,000,000 aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2019.

Interest	The exchange notes will accrue interest from the date of their issuance at the rate of 8.75% per year, payable semi-annually in arrears on February 1 and August 1, commencing on the first interest payment date following the completion of the exchange offer.

Maturity	February 1, 2019.

Ranking	The exchange notes will be our senior secured obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness, including our floating rate senior subordinated notes;

•

rank equally in priority as to collateral with respect to our existing and future obligations under any obligations secured by a second priority lien on the collateral, including our existing second priority senior secured notes;

•

be effectively junior in priority as to collateral with respect to our existing and future first priority secured debt obligations under our senior secured credit facility, our first priority senior secured notes and any other future obligations secured by a first priority lien on the collateral, to the extent of the collateral securing such indebtedness; and

•

be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

As of March 31, 2011:

•	the notes and related guarantees were contractually senior to $300.0 million of our senior subordinated notes;

•	the notes and the related guarantees ranked equally in priority with $180.2 million of our floating rate second priority senior secured notes;

•	the notes and related guarantees are effectively junior in right of payment to $299.9 million of first priority senior secured notes to the extent of the collateral securing such indebtedness;

•

the notes and related guarantees were effectively subordinated in right of payment to any payment obligations of our non-guarantor subsidiaries, but such subsidiaries do not have any material obligations, except for Verso Quinnesec REP LLC which is an obligor on certain related-party debt; and

•	we had an additional $171.4 million of unutilized capacity under our senior secured credit facility, which would effectively be senior to the lien on the collateral securing the notes.

Guarantees	Each of our existing and future U.S. restricted subsidiaries (other than Verso Paper Inc.) that guarantees our senior secured credit facility will jointly and severally guarantee the exchange notes. The guarantees of the exchange notes will be the senior secured obligations of the guarantors. Each guarantee will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiaries, including the guarantees in respect of our existing senior subordinated notes;

•

rank equally in priority as to collateral with respect to our guarantors’ existing and future obligations under any obligations secured by a second priority lien on the collateral, including our floating rate second priority senior secured notes;

•

be effectively junior in priority as to collateral with respect to the guarantees of our existing and future first priority secured debt obligations under our senior secured credit facility, our first priority senior secured notes and any other future obligations secured by a first priority lien on the collateral, to the extent of the guarantor subsidiary’s collateral securing such indebtedness; and

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the notes.

Any guarantee of the notes will be released in the event such guarantee is released under the senior secured credit facility.

Our non-guarantor subsidiaries did not have any material revenues or Adjusted EBITDA for the four-fiscal-quarter period ended March 31, 2011 or any material assets or liabilities as of March 31, 2011, except that Verso Quinnesec REP LLC, an unrestricted subsidiary, in connection with certain limited-recourse financing, is an obligor on certain related-party debt and owns restricted cash and a parcel of land at the Quinnesec mill on which certain renewable energy facilities are being constructed for use by the mill under a long-term lease.

Collateral	The exchange notes and the related guarantees will be secured by second priority liens, subject to permitted liens, on substantially all of our and the guarantors’ tangible and intangible assets currently securing our senior secured credit facility, excluding securities of our affiliates.

The priority of the collateral liens securing the exchange notes are junior to the collateral liens securing the senior secured credit facility, our first priority senior secured notes and other obligations secured by first priority liens as described under “Description of the Exchange Notes—Security for the Notes.” While the collateral securing our senior secured credit facility includes the equity interests of our domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the notes and our existing second lien notes does not include securities of our affiliates. The value of collateral securing the notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the notes if collateral is disposed of in a transaction that complies with the applicable indenture, security documents and intercreditor agreement and otherwise as provided in the indenture and the intercreditor agreement. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or pari passu basis thereto. See “Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the notes.”

For more information, see “Description of Exchange Notes.”

Intercreditor Agreement	The trustee under the indenture governing the exchange notes became a party to the intercreditor agreement among the trustee and the collateral agent under the indenture governing our float rate second priority senior secured notes, the trustee and the collateral agent under the indenture governing our existing first priority senior secured notes and the collateral agent and the administrative agent under our senior secured credit facility, pursuant to a joinder and supplement thereto. The intercreditor agreement governs the relative priorities of the parties’ respective security interests in the assets securing our and the guarantors’ obligations under the notes, our floating rate second priority senior secured notes, our existing first priority senior secured notes and our senior secured credit facility and certain other matters relating to the administration of security interests. The terms of such intercreditor agreement are set forth under “Description of Exchange Notes—Security for the Notes—Security documents and intercreditor agreement.”

Pursuant to the intercreditor agreement, the collateral agent representing the holders of the indebtedness under our senior secured credit facility and the first priority senior secured notes (the “First Priority Lien Obligations”) controls substantially all matters related to the collateral securing the First Priority Lien Obligations and the notes. The holders of the First Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. See “Description of the Exchange Notes—Security for the Notes— Security documents and intercreditor agreement.”

Optional Redemption	We may redeem the exchange notes, in whole or part, at any time before February 1, 2015, at a redemption price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest on the date of redemption.

We may redeem the exchange notes, in whole or part, at any time on or after February 1, 2015, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during periods set forth below:

February 1, 2015 through January 31, 2016	104.375%
February 1, 2016 through January 31, 2017	102.188%
February 1, 2017 and thereafter	100.000%

In addition, prior to February 1, 2014, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price equal to 108.75% of the principal amount, plus accrued and unpaid interest.

Change of Control	If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for exchange notes you present us at the time of a change of control because our senior secured credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time.

Certain Covenants	The indenture that will govern the exchange notes contains covenants that will limit our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make investments;

•	sell assets;

•	incur certain liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Exchange Notes” in this prospectus and will not apply so long as the notes are rated investment grade by both rating agencies.

Absence of a Public Market	If issued, the exchange notes will constitute a new issue of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. Although, the initial purchasers advised us in connection with the issuance of the original notes that they intend to make a market for the notes as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice.

Risk Factors

See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the exchange notes.

Ratio of Earnings to Fixed Charges

The following table sets forth the company’s ratio of earnings to fixed charges for the stated time periods. For purposes of calculating the ratio of earnings to fixed charges, earnings means income (loss) from continuing operations plus amortization of capitalized interest and fixed charges, less capitalized interest, and fixed charges means interest expense including capitalized interest plus the portion of rent expense considered representative of interest.

	Predecessor Combined	Successor Consolidated
	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011
Ratio of earnings to fixed charges	3.38	(1)	(1)	(1)	1.68	(1)	(1)	(1)

(1)	Earnings were insufficient to cover fixed charges by $2.0 million, $82.5 million, $40.5 million, $126.6 million, $52.2 million and $43.7 million for the five months ended December 31, 2006, fiscal 2007, fiscal 2008, fiscal 2010 and the three months ended March 31, 2010 and 2011, respectively.

Summary Historical Financial Data

The following table presents our summary historical financial data as of and for the periods presented. The following information is only a summary and should be read in conjunction with our financial statements and the related notes, and the other financial information, included elsewhere in this prospectus.

The summary historical financial data for the years ended December 31, 2008, 2009 and 2010, have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The summary historical financial data as of and for the years ended December 31, 2009 and 2010 and for the year ended December 31, 2008, have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2010 and 2011, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period.

(Dollars and tons in millions)	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
Statement of Operations:
Net sales	$1,766.8	$1,360.9	$1,605.3	$363.6	$416.6	$1,658.3
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization, and depletion)	1,462.3	1,242.7	1,410.8	336.8	352.5	1,426.5
Depreciation, amortization, and depletion	134.4	132.7	127.4	32.1	31.4	126.7
Selling, general, and administrative expenses	79.4	61.7	70.9	16.2	18.6	73.3
Restructuring and other charges	27.4	1.0	—	—	—	—

Operating income (loss)	63.3	(77.2)	(3.8)	(21.5)	14.1	31.8
Interest income	(0.8)	(0.2)	(0.1)	—	(0.4)	(0.5)
Interest expense	103.2	116.1	122.5	31.0	31.3	122.8
Other, net(1)	—	(273.8)	(0.7)	(0.3)	26.2	25.8

Net income (loss)	$(39.1)	$80.7	$(125.5)	$(52.2)	$(43.0)	$(116.3)

Balance Sheet Data (at period end):
Working capital(2)	$156.3	$210.4	$162.3	$210.9	$169.5	$169.5
Property, plant and equipment, net	1,115.7	1,022.6	972.7	1,000.9	955.7	955.7
Total assets	1,614.1	1,560.3	1,530.5	1,503.7	1,472.7	1,472.7
Long-term obligations	1,242.8	1,118.3	1,172.7	1,146.6	1,198.0	1,198.0
Equity	91.7	198.0	71.4	140.2	30.6	30.6

Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$74.9	$180.1	$75.8	$(49.1)	$(82.7)	$42.2
Net cash used in investing activities	(80.3)	(34.1)	(98.3)	(8.4)	(9.4)	(99.3)
Net cash provided by (used in) financing activities	66.4	(115.8)	25.4	26.5	(5.8)	(6.9)

Other Financial and Operating Data:
EBITDA(3)	$197.7	$329.3	$124.3	$10.9	$19.3	$132.7
Adjusted EBITDA(4)	239.4	127.4	187.9	23.5	59.1	223.5
Capital expenditures	(80.4)	(34.2)	(73.6)	(8.4)	(13.2)	(78.4)
Total tons sold	1,952.7	1,724.5	2,063.6	492.4	497.9	2,069.1

(1)	Other income was $273.8 million for the year ended December 31, 2009, which includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $31.3 million in net gains related to the early retirement of debt.
(2)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.
(3)	EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA for the periods presented:

(Dollars in millions)	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$(39.1)	$80.7	$(125.5)	$(52.2)	$(43.0)	$(116.3)
Interest expense, net	102.4	115.9	122.4	31.0	30.9	122.3
Depreciation, amortization, and depletion	134.4	132.7	127.4	32.1	31.4	126.7

EBITDA	$197.7	$329.3	$124.3	$10.9	$19.3	$132.7

(4)	Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP, and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles cash flow from operations to Adjusted EBITDA for the periods presented:

(Dollars in millions)	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
Reconciliation of cash flows to EBITDA and Adjusted EBITDA:
Cash flow provided by (used in) operating activities	$74.9	$180.1	$75.8	$(49.1)	$(82.7)	$42.2
Amortization of debt issuance costs	(5.4)	(5.3)	(5.3)	(1.3)	(1.4)	(5.4)
Accretion of discount on long-term debt	—	(2.1)	(3.7)	(0.9)	(1.1)	(3.9)
Interest income	(0.8)	(0.2)	(0.1)	—	(0.4)	(0.5)
Interest expense	103.2	116.1	122.5	31.0	31.3	122.8
Gain (loss) on early extinguishment of debt	—	31.3	0.3	0.3	(26.1)	(26.1)
Loss on disposal of fixed assets	(0.7)	(0.5)	—	—	(0.3)	(0.3)
Other, net	22.6	(28.5)	3.0	5.6	(0.4)	(3.0)
Changes in assets and liabilities, net	3.9	38.4	(68.2)	25.3	100.4	6.9

EBITDA	$197.7	$329.3	$124.3	$10.9	$19.3	$132.7
Restructuring, severance and other(1)	27.4	1.0	—	—	—	—
Non-cash, compensation/benefits(2)	11.2	0.6	1.7	0.4	0.6	1.9
Other items, net(3)	3.1	16.2	6.0	1.9	1.1	5.2
Alternative fuel tax credit(4)	—	(238.9)	—	—	—	—
Gain (loss) on early extinguishment of debt, net(5)	—	(31.3)	—	—	26.1	26.1
Proforma effects of profitability program(6)	—	50.5	55.9	10.3	12.0	57.6

Adjusted EBITDA	$239.4	$127.4	$187.9	$23.5	$59.1	$223.5

(1)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with the Acquisition Transactions.
(2)	Represents amortization of certain non-cash incentive compensation.
(3)	Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items.
(4)	Represents earnings from the federal government’s program which provides incentives for the use of alternative fuels.
(5)	Represents the net gain (loss) recognized from the early extinguishment of debt, net of write-off of unamortized debt issuance costs and net of hedge results.
(6)	Represents cost savings expected to be realized as part of our cost savings program.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, in deciding whether to participate in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained. If an active market does not develop for the exchange notes, you may not be able to resell your exchange notes at a particular time or at favorable prices.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or, if developed, that it will continue or that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes and we cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes.

We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or automated quotation system. The liquidity of any market for the exchange notes is subject to a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the original notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

We understand that one or more of the initial purchasers with respect to the original notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid or sustained.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange notes. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness.

We are a highly leveraged company. As of March 31, 2011, our total indebtedness was $1,198.0 million, net of $16.5 million of unamortized discounts. Because some of our debt bears variable rates of interest, our interest expense could increase in the future.

Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

exposing us to the risk of increased interest rates as borrowings under our senior secured credit facility and our second priority senior secured floating rate notes are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

We will require a significant amount of cash to service our indebtedness and make planned capital expenditures. Our ability to generate cash or refinance our indebtedness depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash flow in the future and our ability to borrow under our credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If adverse regional and national economic conditions persist, worsen, or fail to improve significantly, we could experience decreased revenues from our operations attributable to decreases in wholesale and consumer spending levels and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under our indebtedness. Additionally, until December 31, 2009, the United States government provided an excise tax credit to taxpayers for the use of alternative fuel mixtures. As a result of our use of an alternative fuel mixture containing “black liquor,” a byproduct of pulp production, at our Androscoggin and Quinnesec mills, we recognized $238.9 million of alternative fuel mixture tax credits in the year ended December 31, 2009, including approximately $10 million for claims pending at December 31, 2009. The amount recognized in fiscal 2009 includes amounts received for claims for use of the alternative fuel mixture from September 2008 through December 2009. The tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009.

In addition to our debt service needs, our parent company, Verso Paper Finance Holdings LLC, or “Verso Finance,” will likely need to rely upon distributions from us to service its outstanding term loans, $80.5 million aggregate principal amount of which were outstanding as of March 31, 2011, including for the payment of interest, to the extent that our parent elects to pay interest in cash, and for the payment of principal at maturity in February 2013. Our ability to generate sufficient cash from operations to make distributions to our parent will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, our ability to make distributions to our parent is subject to restrictions in our various debt instruments. For example, the indentures governing our notes generally limit the amount of “restricted payments,” including dividends, that we can make to an amount equal to 50% of our consolidated net income (as defined) since July 1, 2006, subject to satisfaction of certain other tests and certain exceptions and our credit agreement only permits dividends to fund debt service of our parent from a “cumulative credit” basket built from proceeds of equity, certain cash flow and certain other items. In addition, the notes provide certain exceptions to this to permit additional dividends. As described above, our ability to generate net income will depend upon various factors that may be beyond our control. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to our parent in amounts sufficient to allow it to pay cash interest on its debt. If Verso Finance is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that our parent will be able to accomplish these actions on satisfactory terms, if at all. A default under the Verso Finance term loans could result in a change of control under our other debt instruments and lead to an acceleration of all outstanding loans under our senior secured credit facility and our outstanding notes.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility will be adequate to meet our future liquidity needs for at least the next year.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Our senior secured revolving credit facility matures in 2012 and our parent’s term loan matures in 2013. We may explore additional steps to raise liquidity including potential dispositions of non-core assets. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and our outstanding notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

Restrictive covenants in the indentures governing our notes and in our senior secured revolving credit agreement may restrict our ability to pursue our business strategies.

The indentures governing our notes and our senior secured revolving credit agreement limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	incur liens.

A breach of any of these restrictive covenants could result in a default under the indentures governing our notes and our senior secured revolving credit agreement. If a default occurs, the holders of the notes and the lenders under our senior secured revolving credit facility may elect to declare all borrowings or notes outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders under our senior secured revolving credit facility would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay our indebtedness when due or declared due, the lenders under our senior secured revolving credit facility and our other secured indebtedness will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior secured revolving credit facility and our outstanding notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full our secured indebtedness and we could be forced into bankruptcy or liquidation.

Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indentures governing our notes and our senior secured revolving credit facility do not fully prohibit us or our subsidiaries from doing so. In addition, subject to covenant compliance and certain conditions, our senior secured revolving credit facility permits borrowing of up to approximately an additional $171.4 million (as of March 31, 2011). If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

A downgrade in our debt ratings could result in increased interest and other financial expenses related to future borrowings, and could further restrict our access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings, and could restrict our ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

Risks Relating to the Notes

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that liens securing obligations under our senior secured credit facility and the existing first priority senior secured notes, pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties may have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Under the security documents, any of the bank lenders, the trustee under the indenture for the existing first priority senior secured notes or the trustee under the indenture for the notes may decide to enforce remedies upon an event of default, so that if the bank lenders or the trustee under the indenture for the existing first priority senior secured notes elect to enforce, holders of the notes will not be able to stop that action.

The notes and the related guarantees are secured, subject to permitted liens, by a second priority lien in the collateral that secures our senior secured credit facility and the existing first priority senior secured notes on a first priority basis, and the existing floating rate second priority senior secured notes on a second priority basis. The indenture governing the notes permits us to incur additional indebtedness secured by a lien that ranks senior or equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes. See “—The secured indebtedness under our senior secured credit facility and our first priority senior secured notes will be senior to the notes.”

There may not be sufficient collateral to pay off all amounts we may borrow under our senior secured credit facility, the notes, our existing notes and additional indebtedness that we may incur that could be secured on a first priority basis or on the same basis as the notes. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior or pari passu liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

The secured indebtedness under our senior secured credit facility and our first priority senior secured notes will be senior to the notes.

The notes will be junior in right of payment to indebtedness under our senior secured credit facility and our first priority senior secured notes to the extent of the realizable value of such collateral. Our senior secured credit facility and the holders of our first priority senior secured notes will be entitled to be paid out of the proceeds of the collateral in full upon an insolvency or enforcement action before the proceeds are applied to pay any obligations with respect to the notes. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the collateral after all indebtedness and other obligations under our senior secured credit facility and first priority senior secured notes are repaid in full. As of March 31, 2011, the notes are junior to $299.9 million of indebtedness outstanding our first priority senior secured notes to the extent of the value of the collateral securing such indebtedness. At March 31, 2011, $171.4 million was available under our senior secured credit facility, all of which would constitute First Priority Lien Obligations if drawn.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on February 1, 2019. Substantially all of our existing indebtedness (including under our senior secured credit facility and our existing first priority senior secured notes, second priority senior secured floating rate ntoes and subordinated notes) will mature prior to February 1, 2019.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders or a default under the indentures governing our existing notes, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facility, the indentures governing the existing notes and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our senior secured credit facility or our other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Holders of notes will not control decisions regarding collateral.

Pursuant to the intercreditor agreement, the collateral agent representing the holders of the First Priority Lien Obligations controls substantially all matters related to the collateral securing the First Priority Lien Obligations and the notes. The holders of the First Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First Priority Lien Obligations, the liens securing the notes will also automatically be released (other than in the case of the discharge of all First Priority Lien Obligations during the continuation of an event of default with respect to the notes or other second lien indebtedness). In addition, the security documents generally provide that, so long as the First Priority Lien Obligations are in effect, the holders of the First Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Except under limited circumstances, if at any time the First Priority Lien Obligations cease to be in effect, the liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of Exchange Notes—Security for the Notes.”

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, to retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	subject to certain exceptions, the release of all other liens securing First Priority Lien Obligations (if there are no outstanding receivables financings).

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of Exchange Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of Exchange Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include the assets of our non-guarantor subsidiaries, securities of our affiliates, certain properties that do not secure our senior secured credit facility, leaseholds and motor vehicles, and the proceeds from any of the foregoing. See “Description of Exchange Notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

As of March 31, 2011, our non-guarantor subsidiaries did not have any material assets, except that Verso Quinnesec REP LLC, an unrestricted subsidiary, in connection with certain limited-recourse financing, owns restricted cash and a parcel of land at the Quinnesec mill on which certain renewable energy facilities are being constructed for use by the mill under a long-term lease.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers of the original notes did not analyze the effect of, nor participate in, any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The security interest of the collateral agent is also subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses may be prohibited. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

No new title insurance will be obtained, our leased real property will not be mortgaged and no updates to existing surveys have been or will be delivered to the trustee. Therefore, there will be no independent assurance that there are no liens other than those permitted by the indenture encumbering such real properties.

No separate title insurance policy was or will be delivered to the trustee with respect to the mortgages that secure the notes. Instead, pursuant to an intercreditor agreement, the holders of the notes will share pari passu in any proceeds received by the trustee with respect to our existing floating rate second lien notes under the existing title insurance policies that insure the lien created under the existing mortgages securing the existing floating rate second lien notes. Additionally, no surveys have been or will be delivered for mortgaged properties that are not mill sites and no updates to existing surveys will be delivered.

As a result, there is no independent assurance that, among other things, (i) the real property encumbered by the mortgages includes all of the property owned by us and the guarantors that we intended to include, (ii) our title to such owned real property is not encumbered by liens not permitted by the indenture encumbering such real properties and (iii) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such owned real properties which could result in a material adverse effect on the value or utility of such owned real properties. We will, however, represent that, (i) the real property encumbered by each mortgage includes the property owned by us and our guarantors that it was intended to include, (ii) we own the rights to the owned real properties that we purport to own in each mortgage and that our title to such owned real property is not encumbered by liens not permitted by the indenture governing the notes, and (iii) no liens, claims or interests exist with respect to such owned real properties other than as permitted by the indenture governing the notes.

Delivery of security interests in other collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain collateral, including after-acquired property, was and will be secured after the issue date of the notes. If the grantor of such security interests were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in other collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

State law may limit the ability of the trustee and the holders of the notes to foreclose on real property and improvements included in the collateral.

The notes are secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The collateral is subject to casualty risks.

We intend to continue to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent or its designee or predecessor is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given.

Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the notes would hold a secured claim to the extent of the value of such collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

The pledge of collateral to secure the notes might be voidable in bankruptcy.

The pledge of collateral in favor of the collateral agent for the notes might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if we are insolvent at the time of the pledge, or if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Similar change of control offer requirements are applicable to notes issued under certain of our other indentures. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. The occurrence of a change of control would also constitute an event of default under our senior secured credit facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our senior secured credit facility and our other indebtedness, but may not be able to do so.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

There is a possibility that the Internal Revenue Service (the “IRS”) may not treat the original notes issued on February 10, 2011 as fungible with the original notes issued on January 26, 2011.

Although we have taken the position that the issuance of the original notes on February 10, 2011 should be treated as a “qualified reopening” for U.S. federal income tax purposes and as such the notes issued on February 10, 2011 should be fungible with the notes issued on January 26, 2011, we can give no assurance that the IRS will not challenge this position. If the IRS were successful in challenging this position, the original notes issued on February 10, 2011 would not be treated as part of the same issuance as the original notes issued on January 26, 2011 and therefore would not be fungible with the original notes issued on January 26, 2011. See “Material United States Federal Income Tax Consequences—Qualified Reopening Treatment” below.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guaranty and security agreements if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Because the guarantees are for our benefit and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

We cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuers or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor or with respect to the collateral.

Risks Relating to our Business

We have limited ability to pass through increases in our costs to our customers. Increases in our costs or decreases in coated or supercalendered paper prices could have a material adverse effect on our business, financial condition, and results of operations.

Our earnings are sensitive to price changes in coated or supercalendered paper. Fluctuations in paper prices (and coated paper prices in particular) historically have had a direct effect on our net income (loss) and Earnings Before Interest, Taxes, Depreciation and Amortization, or “EBITDA,” for several reasons:

•

Market prices for paper products are a function of supply and demand, factors over which we have limited control. We therefore have limited ability to control the pricing of our products. Market prices of grade No. 3, 60 lb. basis weight paper, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $1,100 per ton to a low of $705 per ton. In addition, market prices of grade No. 5, 34 lb. basis weight paper, which is an industry benchmark for coated groundwood paper pricing, have fluctuated between a high of $1,120 per ton to a low of $795 per ton over the same period. Our average coated paper prices declined from 2008 through the first quarter of 2010, but average prices began to climb modestly in the second quarter of 2010. We expect prices to continue to improve in 2011, but we cannot assure you that the prices will continue to improve. Because market conditions determine the price for our paper products, the price for our products could fall below our cash production costs.

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently we have limited ability to pass through increases in our costs to our customers absent increases in the market price. In addition, a significant portion of our sales are pursuant to sales agreements that limit price increases. Thus, even though our costs may increase, we may not have the ability to increase the prices for our products, or the prices for our products may decline.

•	The manufacturing of coated paper is highly capital-intensive and a large portion of our operating costs are fixed. Additionally, paper machines are large, complex machines that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs, adversely impacting prices at times of lower demand.

Therefore, our ability to achieve acceptable margins is principally dependent on (1) managing our cost structure, (2) managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control and (3) general conditions in the paper market. If the prices of our products decline, or if our raw material costs increase, it could have a material adverse effect on our business, financial condition and results of operations.

The paper industry is cyclical and North American demand for certain paper products tends to decline during a weak U.S. economy. Fluctuations in supply and demand for our products could have a material adverse effect on our business, financial condition, and results of operations.

The paper industry is a commodity market to a significant extent and is subject to cyclical market pressures. North American demand for coated and supercalendered paper products tends to decline during a weak U.S. economy. Accordingly, general economic conditions and demand for magazines and catalogs may have a material adverse impact on the demand for our products, which may result in a material adverse effect on our business, financial condition and results of operations. In addition, currency fluctuations can have a significant impact on the supply of coated paper products in North America. If the U.S. dollar strengthens, imports may increase, which would cause the supply of paper products available in the North American market to increase. Foreign overcapacity also could result in an increase in the supply of paper products available in the North American market. An increased supply of paper available in North America could put downward pressure on prices and/or cause us to lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our operations require substantial ongoing capital expenditures, and we may not have adequate capital resources to fund all of our required capital expenditures.

Our business is capital intensive, and we incur capital expenditures on an ongoing basis to maintain our equipment and comply with environmental laws, as well as to enhance the efficiency of our operations. Our total capital expenditures were $81 million in 2010 with approximately $7.5 million reimbursed through a Recovery Act grant for the deployment of waste energy recovery technologies. Capital expenditures in 2010 included approximately $34 million for maintenance and environmental capital expenditures. We currently estimate our capital expenditures to range between $85 million and $95 million during 2011, including approximately $36 million for maintenance and environmental capital expenditures. We anticipate that our available cash resources and cash generated from operations will be sufficient to fund our operating needs and capital expenditures for at least the next year. We may also dispose of certain of our non-core assets in order to obtain additional liquidity. However, if we require additional funds to fund our capital expenditures, we may not be able to obtain them on favorable terms, or at all. If we cannot maintain or upgrade our facilities and equipment as we require or as necessary to ensure environmental compliance, it could have a material adverse effect on our business, financial condition and results of operations.

Developments in alternative media could adversely affect the demand for our products.

Trends in advertising, electronic data transmission and storage and the internet could have adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, particularly the internet, instead of paper made by us. As the use of these alternatives grows, demand for our paper products could decline.

Litigation could be costly and harmful to our business.

We are involved from time to time in claims and legal proceedings relating to contractual, employment, environmental, intellectual property and other matters incidental to the conduct of our business. We do not believe that any currently pending claim or legal proceeding is likely to result in an unfavorable outcome that would have a material adverse effect on our financial condition or results of operations. Nonetheless, claims and legal proceedings could result in unfavorable outcomes that could have a material adverse effect on our financial condition and results of operations.

The markets in which we operate are highly competitive.

Our business is highly competitive. Competition is based largely on price. We compete with foreign producers, some of which are lower cost producers than we are or are subsidized by governments. We also face competition from numerous North American coated and supercalendered paper manufacturers. Some of our competitors have advantages over us, including lower raw material and labor costs and fewer environmental and governmental regulations to comply with than we do. Furthermore, some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities.

Our non-U.S. competitors may develop a competitive advantage over us and other U.S. producers if the U.S. dollar strengthens in comparison to the home currency of those competitors or ocean shipping rates decrease. If the U.S. dollar strengthens, if shipping rates decrease or if overseas supply exceeds demand, imports may increase, which would cause the supply of coated paper products available in the North American market to increase. An increased supply of coated paper could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the following factors will affect our ability to compete:

•	product availability;

•	the quality of our products;

•	our breadth of product offerings;

•	our ability to maintain plant efficiencies and to achieve high operating rates;

•	manufacturing costs per ton;

•	customer service and our ability to distribute our products on time; and

•	the availability and/or cost of wood fiber, market pulp, chemicals, energy and other raw materials and labor.

If we are unable to obtain energy or raw materials at favorable prices, or at all, it could have a material adverse effect on our business, financial condition, and results of operations.

We purchase wood fiber, market pulp, chemicals, energy, and other raw materials from third parties. We may experience shortages of energy supplies or raw materials or be forced to seek alternative sources of supply. If we are forced to seek alternative sources of supply, we may not be able to do so on terms as favorable as our current terms or at all. In addition, the prices for energy and many of our raw materials, especially petroleum-based chemicals, have recently been volatile and are expected to remain volatile for the foreseeable future. Chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage and cost increase, ration the amount of chemicals available to us and/or we may not be able to obtain the chemicals we need to operate our business at favorable prices, if at all. In addition, certain specialty chemicals that we purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with us, we may be unable to obtain such chemicals at favorable prices, if at all.

The supply of energy or raw materials may be adversely affected by, among other things, hurricanes and other natural disasters or an outbreak or escalation of hostilities between the United States and any foreign power and, in particular, events in the Middle East. For example, wood fiber is a commodity and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups, litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity, and the response to and prevention of wildfires and campaigns or other measures by environmental activists also could affect timber supplies. The availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice and wind storms, droughts, floods and other natural and man-made causes. Additionally, due to increased fuel costs, suppliers, distributors and freight carriers have charged fuel surcharges, which have increased our costs. Any significant shortage or significant increase in our energy or raw material costs in circumstances where we cannot raise the price of our products due to market conditions could have a material adverse effect on our business, financial condition and results of operations. Any disruption in the supply of energy or raw materials also could affect our ability to meet customer demand in a timely manner and could harm our reputation. Furthermore, we may be required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers, which could limit our financial flexibility.

Currency fluctuations may adversely affect our business, financial condition, and results of operations.

We compete with producers in North America and abroad. Changes in the relative strength or weakness of the U.S. dollar may affect international trade flows of coated paper products. A stronger U.S. dollar may attract imports from foreign producers, increase supply in the United States, and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar and the euro, may significantly affect our competitive position, including by making it more attractive for foreign producers to restart previously shut-down paper mills or by increasing production capacity in North America or Europe.

We are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may affect our operating performance.

We seek to run our paper machines on a nearly continuous basis for maximum efficiency. Any downtime at any of our paper mills, including as a result of or in connection with planned maintenance and capital expenditure projects, results in unabsorbed fixed costs that negatively affect our results of operations for the period in which we experience the downtime. Due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur unplanned business interruptions from time to time and, as a result, we may not generate sufficient cash flow to satisfy our operational needs. In addition, many of the geographic areas where our production is located and where we conduct our business may be affected by natural disasters, including snow storms, forest fires, and flooding. Such natural disasters could cause our mills to stop running, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, during periods of weak demand for paper products, such as the current market, we have experienced and may in the future experience market-related downtime, which could have a material adverse effect on our financial condition and results of operations.

We depend on a small number of customers for a significant portion of our business.

Our largest customer, xpedx, a subsidiary of International Paper, and its affiliated companies, accounted for approximately 11% of our net sales in 2010. In 2010, our ten largest customers (including xpedx and its affiliates) accounted for approximately 52% of our net sales, while our ten largest end-users accounted for approximately 23% of our net sales. The loss of, or reduction in orders from, any of these customers or other customers could have a material adverse effect on our business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters.

We may not realize certain productivity enhancements or improvements in costs.

As part of our business strategy, we are in the process of identifying opportunities to improve profitability by reducing costs and enhancing productivity. For example, through our continuous process improvement program, we have implemented focused programs to optimize material and energy sourcing and usage, reduce repair costs and control overhead. We will continue to utilize the process improvement program to drive further cost reductions and operating improvements in our mill system, and have targeted additional profitability enhancements in the next twelve months. Any cost savings or productivity enhancements that we realize from such efforts may differ materially from our estimates. In addition, any cost savings or productivity enhancements that we realize may be offset, in whole or in part, by reductions in pricing or volume, or through increases in other expenses, including raw material, energy or personnel. We cannot assure you that these initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.

Rising postal costs could weaken demand for our paper products.

A significant portion of paper is used in magazines, catalogs, and other promotional mailings. Many of these materials are distributed through the mail. Future increases in the cost of postage could reduce the frequency of mailings, reduce the number of pages in magazine and advertising materials, and/or cause catalog and magazine publishers to use alternate methods to distribute their materials. Any of the foregoing could decrease the demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management.

We depend on our senior management. The loss of services of members of our senior management team could adversely affect our business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ qualified personnel on acceptable terms. In addition, our future success requires us to continue to attract and retain competent personnel.

A large percentage of our employees are unionized. Wage and benefit increases and work stoppages and slowdowns by our unionized employees may have a material adverse effect on our business, financial condition, and results of operations.

As of December 31, 2010, approximately 35% of our employees were represented by four labor unions under three collective bargaining agreements at two of our mills. The collective bargaining agreements expired in April and May 2011. The unionized employees are continuing to work under the terms and conditions of the expired agreements while we negotiate the terms and conditions of new agreements with their representatives. We expect that the new agreements will contain substantially similar terms and conditions as are in the expired agreements. We may become subject to material wage and benefit increases or additional work rules imposed under our agreements with labor unions, which could increase expenses in absolute terms and/or as a percentage of net sales. In addition, although we believe that we have good relations with our employees, work stoppages, slowdowns or other labor disturbances may occur in the future. Any of these factors could negatively affect our business, financial condition and results of operations.

We depend on third parties for certain transportation services.

We rely primarily on third parties for transportation of our products to our customers and transportation of our raw materials to us, in particular, by truck and train. If any third-party transportation provider fails to deliver our products in a timely manner, we may be unable to sell them at full value. Similarly, if any transportation provider fails to deliver raw materials to us in a timely manner, we may be unable to manufacture our products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively impact our customer relationships and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to deliver our products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, increases in the cost of our transportation services, including as a result of rising fuel costs, could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs or other liabilities upon us and may have a material adverse effect on our business, financial condition, and results of operations.

We are subject to a wide range of federal, state, regional, and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions (including greenhouse gases and hazardous air pollutants), wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations, and permits issued thereunder, is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements and our permits. In addition, we handle and dispose of wastes arising from our mill operations and operate a number of on-site landfills to handle that waste. We maintain financial assurance (in the form of letters of credit and other similar instruments) for the projected cost of closure and post-closure care for these landfill operations. We could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns, or interruptions in operations for any failure to comply with applicable environmental, health and safety laws, regulations, and permits. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the full cost to investigate or clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former paper mills, other properties or other locations where we have disposed of, or arranged for the disposal of, wastes. The 2006 acquisition agreement with International Paper contains an environmental indemnity, subject to certain limitations, for former properties and former off-site shipments related to the business during the time it was owned by International Paper, as well as certain other limited environmental liabilities. There can be no assurance that International Paper will perform under any of its environmental indemnity obligations, and its failure to do so could have a material adverse effect on our financial condition and results of operations. We also could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations, including due to human exposure to hazardous substances. Increasingly stringent or new environmental requirements, more aggressive enforcement actions or policies, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters.

A 2007 decision of the United States Supreme Court held that greenhouse gases are subject to regulation under the Clean Air Act. The Environmental Protection Agency, or “EPA,” has subsequently issued regulations applicable to us which require monitoring of greenhouse gas emissions. The EPA has also issued regulations which require certain new and modified air emissions sources to control their greenhouse gas emission, which may have a material effect on our operations. The United States Congress has in the past, and may in the future, consider legislation which would similarly provide for regulation of greenhouse gas emissions. It is also possible that we could become subject to other federal, state, regional, local, or supranational legislation related to climate change and greenhouse gas controls. We do not expect that we would be disproportionately affected by these measures as compared to similarly situated operators in the United States.

Lenders under our revolving credit facility may not fund their commitments.

Although the lenders under our revolving credit facility are well-diversified, totaling 14 lenders at March 31, 2011, there can be no assurance that deterioration in the credit markets or overall economy will not affect the ability of our lenders to meet their funding commitments. If a lender fails to honor its commitment under the revolving credit facility, that portion of the credit facility will be unavailable to the extent that the lender’s commitment is not replaced by a new commitment from an alternate lender. We currently anticipate that all of our lenders will participate in future requests for funding, but a previous lender, Lehman Commercial Paper, Inc., or Lehman, failed to fund the portion of its commitment with respect to a borrowing request we made in October 2008. Barclays Bank PLC purchased Lehman’s commitment on February 3, 2011.

Additionally, our lenders have the ability to transfer their commitments to other institutions, and the risk that committed funds may not be available under distressed market conditions could be exacerbated if consolidation of the commitments under our revolving credit facility or among its lenders were to occur.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “could,” “expects,” “intends,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms, or other published independent sources. Some data are also based on our good-faith estimates which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information. Industry prices for coated paper provided in this prospectus are, unless otherwise expressly noted, derived from RISI, Inc. data. “North American” data included in this prospectus that has been derived from RISI, Inc. only includes data from the United States and Canada. Any reference to (i) grade No. 3, grade No. 4 and grade No. 5 coated paper relates to 60 lb. basis weight, 50 lb. basis weight and 34 lb. basis weight, respectively, (ii) lightweight coated groundwood paper refers to groundwood paper grades that are a 36 lb. basis weight or less, and (iii) ultra-lightweight coated groundwood paper refers to groundwood paper grades that are a 30 lb. basis weight or less. The RISI, Inc. data included in this prospectus has been derived from the following RISI, Inc. publications: RISI World Graphic Paper Forecast, November 2010 and RISI Paper Trader: A Monthly Monitor of the North American Graphic Paper Market, March 2011.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into registration rights agreements with the initial purchasers of the original notes, in which we agreed to file a registration statement relating to an offer to exchange the original notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file such a registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreements. Original notes in an aggregate principal amount of $360,000,000 were issued on January 26, 2011 and remain outstanding and original notes in an aggregate principal amount of $36,000,000 were issued on February 10, 2011 and remain outstanding.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the original notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offer would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of this exchange offer with respect to original notes not eligible to be exchanged for the exchange notes and held by it following the consummation of this exchange offer; or

•

if any holder that participates in this exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes and so requests on or prior to the 60th day after the consummation of the exchange offer.

Each holder of original notes that wishes to exchange such original notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of the holder’s business;

•

the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•

the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•

if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, both the exchange notes and the original notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $396,000,000 in aggregate principal amount of original notes was outstanding, and there was one registered holder, CEDE & Co., a nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the original notes.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2011 unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any original notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreements, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all original notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive original notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus, as required by law, in connection with any resale of such exchange notes (see “Plan of Distribution”); and

•

the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such original notes and the principal amount of original notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of such original notes; and

•	where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

Wilmington Trust Company

(Exchange Agent/Depositary addresses)

By Mail, Hand or Overnight Delivery:

WILMINGTON TRUST COMPANY

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

By Facsimile:

(302) 636-4139

For Information or Confirmation by Telephone:

Sam Hamed

(302) 636-6181

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

•

as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the original notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

The net proceeds from the $360.0 million of original notes issued on January 26, 2011, after deducting the initial purchasers’ discount and offering costs were $348.1 million, which funds were used to repurchase or redeem our 9.13% second priority senior secured fixed rate notes due 2014, and pay fees and expenses in connection with the tender offer for such notes. The net proceeds from the $36.0 million of original notes issued on February 10, 2011, including a premium and after deducting the initial purchasers’ discount and offering expenses, were $36.1 million, which we used to redeem $35 million aggregate principal amount of our 11.5% senior secured notes due 2014.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2011.

You should read this table in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our financial statements and the related notes included elsewhere in this prospectus.

Verso Paper Holdings LLC and Subsidiaries:

As of March 31, 2011
(Dollars in thousands) (unaudited)
Cash and cash equivalents(1)	$54,736

Long-term debt:
Verso Paper Holdings LLC
First Priority Revolving Credit Facility(1)	$—
11.5% Senior Secured Notes	299,865
8.75% Second Priority Senior Secured Notes	394,643
Second Priority Senior Secured Floating Rate Notes	180,216
11.38% Senior Subordinated Notes	300,000
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	23,305

Total long-term debt	1,198,029
Member’s equity:
Paid-in-capital	319,335
Retained deficit	(273,993)
Accumulated other comprehensive loss	(14,749)

Total member’s equity	30,593

Total capitalization	$1,228,622

(1)	As of March 31, 2011, no amounts were outstanding under our $200 million revolving credit facility and $28.6 million of the revolving credit facility was considered utilized in connection with issued letters of credit. As of May 31, 2011, no amounts were drawn on our revolving credit facility, $40.2 million of the revolving credit facility was considered utilized in connection with issued letters of credit, and $159.8 million was available for future borrowings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical financial data as of and for the periods presented. The following information is only a summary and should be read in conjunction with our financial statements and the related notes, and the other financial information, included elsewhere in this prospectus.

The selected historical financial data for the five months ended December 31, 2006, the seven months ended July 31, 2006, and the years ended December 31, 2007, 2008, 2009 and 2010 have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The selected historical financial data for the seven months ended July 31, 2006, have been derived from, and should be read in conjunction with, the audited combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company, or the “Predecessor,” which are not included in this prospectus. The selected historical financial data as of and for the years ended December 31, 2009 and 2010 and for the year ended December 31, 2008, have been derived from, and should be read in conjunction with, our audited consolidated financial statements, included elsewhere in this prospectus. The selected historical financial data as of December 31, 2008, and as of and for the five months ended December 31, 2006 and the year ended December 31, 2007, have been derived from, and should be read in conjunction with, our audited consolidated financial statements which are not included in this prospectus. The selected historical financial data as of and for the three months ended March 31, 2010 and 2011, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period.

	Predecessor Combined	Successor Consolidated
(Dollars and tons in millions)	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011
Statement of Operations:
Net sales	$904.4	$706.8	$1,628.8	$1,766.8	$1,360.9	$1,605.3	$363.6	$416.6
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization, and depletion)	771.6	589.3	1,403.2	1,462.3	1,242.7	1,410.8	336.8	352.5
Depreciation, amortization, and depletion	72.7	48.3	123.1	134.4	132.7	127.4	32.1	31.4
Selling, general, and administrative expenses	34.3	14.0	52.0	79.4	61.7	70.9	16.2	18.6
Restructuring and other charges	(0.3)	10.1	19.4	27.4	1.0	—	—	—

Operating income (loss)	26.1	45.1	31.1	63.3	(77.2)	(3.8)	(21.5)	14.1
Interest income	—	(1.8)	(1.5)	(0.8)	(0.2)	(0.1)	—	(0.4)
Interest expense	8.4	48.7	113.9	103.2	116.1	122.5	31.0	31.3
Other, net(1)	—	—	—	—	(273.8)	(0.7)	(0.3)	26.2

Income (loss) before income taxes	17.7	(1.8)	(81.3)	(39.1)	80.7	(125.5)	(52.2)	(43.0)
Income tax expense	7.0	—	—	—	—	—	—	—

Net income (loss)	$10.7	$(1.8)	$(81.3)	$(39.1)	$80.7	$(125.5)	$(52.2)	$(43.0)

	Predecessor Combined	Successor Consolidated
(Dollars and tons in millions)	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011

Balance Sheet Data (at period end):
Working capital(2)		$154.0	$95.6	$156.3	$210.4	$162.3	$210.9	$169.5
Property, plant and equipment, net		1,212.0	1,159.9	1,115.7	1,022.6	972.7	1,000.9	955.7
Total assets		1,692.4	1,577.0	1,614.1	1,560.3	1,530.5	1,503.7	1,472.7
Long-term obligations		1,156.4	1,153.6	1,242.8	1,118.3	1,172.7	1,146.6	1,198.0
Total equity		279.7	174.9	91.7	198.0	71.4	140.2	30.6

Statement of Cash Flows Data:
Cash provided by (used in) operating activities	$39.3	$128.8	$38.8	$74.9	$180.1	$75.8	$(49.1)	$(82.7)
Cash used in investing activities	(27.6)	(1,391.8)	(67.8)	(80.3)	(34.1)	(98.3)	(8.4)	(9.4)
Cash (used in) provided by financing activities	(11.6)	1,375.4	(24.9)	66.4	(115.8)	25.4	26.5	(5.8)

Other Financial and Operating Data:
Capital expenditures	$(27.7)	$(27.5)	$(69.6)	$(80.4)	$(34.2)	$(73.6)	$(8.4)	$(13.2)
Total tons sold	1,145.0	866.4	2,096.3	1,952.7	1,724.5	2,063.6	492.4	497.9

(1)	Other income was $273.8 million for year ended December 31, 2009, which includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $31.3 million in net gains related to the early retirement of debt.
(2)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations includes statements regarding the industry outlook and our expectations regarding the performance of our business. These non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read together with “Risk Factors” and the financial statements and their related notes included elsewhere in this prospectus.

Overview

We are a leading North American supplier of coated papers to catalog and magazine publishers. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications such as high-end advertising brochures, annual reports, and direct mail advertising. We are one of North America’s largest producers of coated groundwood paper which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper which is used primarily for annual reports, brochures, and magazine covers. In addition, we have a strategic presence in supercalendered paper which is primarily used for retail inserts, and specialty papers. We also produce and sell market kraft pulp which is used to manufacture printing and writing paper grades and tissue products.

Background

We began operations on August 1, 2006, when we acquired the assets and certain liabilities of the business of International Paper. We were formed by affiliates of Apollo for the purpose of consummating the Acquisition from International Paper. Our indirect parent, Verso Paper Corp., went public on May 14, 2008, with an IPO of 14 million shares of common stock.

Selected Factors Affecting Operating Results

Net Sales

Our sales, which we report net of rebates, allowances and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macro-economic factors which influence supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods. Paper prices were peaking in 2008, following permanent closures by our North American competitors of approximately 1 million tons of annual production capacity (approximately 9% of North American coated paper capacity). Paper prices in 2008 also benefitted from our customers rebuilding their paper inventories after a significant depletion in the second half of 2007. In the second half of 2008, we saw a significant weakening in demand as general economic conditions began to worsen. This weakened demand, coupled with the inventory build, put downward pressure on prices in late 2008 and into 2009, causing us, and most coated paper producers, to curtail production to match supply with demand. Coated prices continued to remain under pressure through the first quarter of 2010; however, as market conditions improved due to a stronger economy and a better balance between supply and demand, prices began to climb modestly through the remainder of 2010. We expect prices to continue to improve in 2011.

We are primarily focused on serving two end-user segments: catalogs and magazines. In 2010, we believe we were a leading North American supplier of coated papers to catalog and magazine publishers. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to correlate with changes in the GDP of the United States – they rise with a strong economy and contract with a weak economy.

Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Generally, our sales agreements do not extend beyond the calendar year. Typically, our sales agreements provide for quarterly price adjustments based on market price movements.

We reach our end-users through several channels, including printers, brokers, paper merchants, and direct sales to end-users. We sell and market our products to approximately 100 customers which comprise approximately 670 end-user accounts. In 2010, xpedx and its affiliated companies accounted for approximately 11% of our total net sales.

Our historical results include specialty papers that we manufacture for Thilmany, LLC, or “Thilmany,” on paper machine no. 5 at the Androscoggin mill. Under a long-term supply agreement entered into in 2005 in connection with International Paper’s sale of its Industrial Papers business to Thilmany, these products are sold to Thilmany at a variable charge for the paper purchased and a fixed charge for the availability of the machine. The amounts included in our net sales for the specialty papers sold to Thilmany totaled $9.8 million, $9.5 million, $37.8 million, $39.0 million, and $42.4 million in the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009, and 2008, respectively.

Cost of Products Sold

The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance, and depreciation, amortization, and depletion. Costs for commodities, including chemicals, wood, and energy, are the most variable component of our cost of sales because their prices can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

Chemicals.  Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. We expect imbalances in supply and demand to periodically create volatility in prices for certain chemicals.

Wood.  Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates. As we have begun to utilize wood harvested from our 27,000-acre hybrid poplar woodlands located near Alexandria, Minnesota, our ongoing wood costs should be positively impacted.

Energy.  We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, hydroelectric facilities, chemicals from our pulping process, our own steam recovery boilers and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal and electricity. While our internal energy production capacity mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future and our energy costs to increase in a high energy cost environment. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs. We utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Labor .  Labor costs include wages, salary and benefit expenses attributable to our mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis. Management employees at our mills are compensated on a salaried basis. Wages, salary and benefit expenses included in cost of sales do not vary significantly over the short term. In addition, we have not experienced significant labor shortages.

Maintenance.  Maintenance expense includes day-to-day maintenance, equipment repairs and larger maintenance projects, such as paper machine shutdowns for periodic maintenance. Day-to-day maintenance expenses have not varied significantly from year-to-year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in our maintenance expenses. In conjunction with our periodic maintenance shutdowns, we have incidental incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of the normal operation of our mills.

Depreciation, Amortization, and Depletion.  Depreciation, amortization, and depletion expense represents the periodic charge to earnings through which the cost of tangible assets, intangible assets, and natural resources are recognized over the asset’s life. Capital investments can increase our asset bases and produce year-to-year fluctuations in expense.

Selling, General, and Administrative Expenses

The principal components of our selling, general, and administrative expenses are wages, salaries and benefits for our office personnel at our headquarters and our sales force, travel and entertainment expenses, advertising expenses, expenses relating to certain information technology systems, and research and development expenses. In addition, we previously paid an annual management fee to Apollo under a management agreement pursuant to which Apollo provided us with certain financial and strategic advisory services and consulting services. Upon the consummation of the IPO in 2008, Apollo terminated the annual fee arrangement under the management agreement.

Critical Accounting Policies

Our accounting policies are fundamental to understanding management’s discussion and analysis of financial condition and results of operations. Our consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industry in which we operate. The preparation of the financial statements requires management to make certain judgments and assumptions in determining accounting estimates. Accounting estimates are considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and different estimates reasonably could have been used in the current period, or changes in the accounting estimate are reasonably likely to occur from period to period, that would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

Management believes the following critical accounting policies are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments. These judgments about critical accounting estimates are based on information available to us as of the date of the financial statements.

Accounting standards whose application may have a significant effect on the reported results of operations and financial position, and that can require judgments by management that affect their application, include the following: Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 450, Contingencies, ASC Topic 360, Property, Plant, and Equipment, ASC Topic 350, Intangibles – Goodwill and Other, and ASC Topic 715, Compensation – Retirement Benefits.

Impairment of long-lived assets and goodwill.  Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use.

Goodwill and other intangible assets are accounted for in accordance with ASC Topic 350. Intangible assets primarily consist of trademarks, customer-related intangible assets and patents obtained through business acquisitions. Impairment is the condition that exists when the carrying amount of these assets exceed their implied fair value. An impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. The Company has identified the following trademarks as intangible assets with an indefinite life: Influence®, Liberty®, and Advocate®. Goodwill is evaluated at the reporting unit level and has been allocated to the “Coated” segment. The valuation as of October 1, 2010, of goodwill or trademarks assigned indefinite lives, indicated no impairment.

A two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than its carrying amount, goodwill is considered impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit with the carrying amount of goodwill. For reporting units with zero or negative carrying amounts, step two is required if it is more likely than not that a goodwill impairment exists. If impairment is indicated, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

Management believes the accounting estimates associated with determining fair value as part of the impairment test is a critical accounting estimate because estimates and assumptions are made about the Company’s future performance and cash flows. While management uses the best information available to estimate future performance and cash flows, future adjustments to management’s projections may be necessary if economic conditions differ substantially from the assumptions used in making the estimates.

Pension Benefit Obligations.  We offer various pension plans to employees. The calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions, including the expected long-term rate of return on plan assets, discount rates, projected future compensation increases, health care cost trend rates, and mortality rates. Actuarial valuations and assumptions used in the determination of future values of plan assets and liabilities are subject to management judgment and may differ significantly if different assumptions are used.

Contingent liabilities.  A liability is contingent if the outcome or amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. We estimate our contingent liabilities based on management’s estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal contingencies, asset retirement obligations, and environmental costs and obligations, involves the use of critical estimates, assumptions, and judgments. Management’s estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events will not differ from management’s assessments.

Financial Overview

Our net sales for the first quarter of 2011 increased $53.0 million, or 14.6%, compared to the first quarter of 2010, as the average sales price for all of our products increased 13.3% compared to the first quarter of 2010 and increased 2.5% compared to the fourth quarter of 2010. The improvement in our average sales price reflects price increases that went into effect during 2010. We announced additional price increases for our core products of $40 per ton effective April 1, 2011. Our gross margin was 15.4% for the first quarter of 2011 compared to 7.4% for the same period in 2010 and 17.2% for the fourth quarter of 2010. The year-over-year improvement in gross margin reflects the higher averages sales price in the first quarter of 2011. Sales volume was stable on both a sequential quarter basis and year over year.

Our total sales volume increased 19.7% in 2010 compared to 2009, as market conditions improved due to a stronger economy and a better balance between supply and demand. Sales volume was stable in the fourth quarter of 2010 compared to the fourth quarter of 2009, and fell 8.5% from the seasonally strong third quarter of 2010. The average sales price for all of our products increased 7.1% in the fourth quarter of 2010 compared to the fourth quarter of 2009 and grew 2.9% from the third quarter of 2010, reflecting the improving economic conditions and stronger demand for our coated paper products. Although the average sales price for the year ended December 31, 2010, was 1.4% below the average price realized in 2009, prices have been increasing since the second quarter of 2010.

During the first quarter of 2011, we completed a refinancing of certain of our debt securities. We issued $396.0 million aggregate principal amount of notes and used the proceeds from the issuance of the notes, together with available cash, to repurchase $337.1 million aggregate principal amount of our 9.13% second priority senior secured notes due 2014 and $35.0 million of our 11.5% first priority senior secured notes due 2014. These transactions extended the maturity of our second priority senior secured fixed rate notes from 2014 to 2019. As a result of these transactions, we incurred $26.1 million in losses, including the write-off of unamortized discount and debt issuance costs on the repurchased notes.

We continue to assess and implement, as appropriate, various cost reduction initiatives. Management continues to search for and develop additional cost savings opportunities and expects this program to yield an additional $48 million in cost reductions as of March 31, 2011. Included in this program are productivity improvements, material usage reductions, energy usage reductions, labor cost savings, material and chemical substitution, and workforce planning improvements.

We also continue to develop and execute our renewable energy strategy. Through March 31, 2011, we received $7.8 million in reimbursements from a $9.3 million American Recovery and Reinvestment Act of 2009 grant for the deployment of waste energy recovery technologies. In addition, we announced the launch of a $43 million renewable energy project at our mill in Quinnesec, Michigan, which will allow more than 95% of the electricity generated on site to be from renewable biomass sources, and a $40 million renewable energy project at our mill in Bucksport, Maine, which will provide a 43% increase in thermal energy production from renewable biomass. Our energy projects are on schedule, and we expect to realize a positive annual impact of $50 million to consolidated Earnings Before Interest, Taxes, Depreciation, and Amortization, or “EBITDA,” beginning in the fourth quarter of 2012. Our capital expenditures increased to $13.2 million in the first quarter of 2011 compared to $8.4 million in the same period last year, reflecting our investment in these projects. Approximately $4.1 million of the capital expenditures in 2011 were funded from cash restricted for use on a renewable energy project at our mill in Quinnesec, Michigan.

Included in the results for 2009 were $238.9 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass expired on December 31, 2009, we did not recognize any benefit from this tax credit in 2010. Additionally, Verso Holdings recognized $31.3 million in pre-tax net gains from the early retirement of debt at a discount in 2009.

Results of Operations

The following table sets forth certain consolidated financial information for the periods indicated below. Cost of sales in the following table and discussion includes the cost of products sold and depreciation, amortization and depletion. The following table and discussion should be read in conjunction with the information contained in our consolidated financial statements and the related notes thereto included elsewhere in this annual report.

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in thousands)	2008	2009	2010	2010	2011
Net sales	$1,766,813	$1,360,854	$1,605,316	$363,646	$416,592
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,462,333	1,242,743	1,410,770	336,746	352,528
Depreciation, amortization, and depletion	134,344	132,682	127,367	32,142	31,347
Selling, general, and administrative expenses	79,441	61,655	70,989	16,217	18,583
Restructuring and other charges	27,416	979	—	—	—

Total operating expenses	1,703,534	1,438,059	1,609,126	385,105	402,458

Operating income (loss)	63,279	(77,205)	(3,810)	(21,459)	14,134

Interest income	(770)	(241)	(124)	(39)	(412)
Interest expense	103,200	116,130	122,528	31,001	31,344
Other, net	—	(273,796)	(734)	(245)	26,176

Net income (loss)	$(39,151)	$80,702	$(125,480)	$(52,176)	$(42,974)

First Quarter of 2011 Compared to First Quarter of 2010

Net Sales.  Net sales for the first quarter of 2011 increased 14.6% to $416.6 million from $363.6 million in the first quarter of 2010, as the average sales price for all of our products increased 13.3%, reflecting price increases implemented during 2010 as the economy began to recover and demand for our products improved. Total sales volume grew 1.1% compared to the first quarter of 2010.

Net sales for our coated and supercalendered papers segment increased 16.2% in the first quarter of 2011 to $351.7 million from $302.8 million for the same period in 2010, due to a 13.0% increase in the average paper sales price per ton combined with a 2.8% increase in paper sales volume.

Net sales for our market pulp segment decreased 4.5% to $35.7 million in the first quarter of 2011 from $37.4 million for the same period in 2010. This decline reflects an 11.5% decrease in sales volume, which was largely offset by an increase of 7.9% in the average sales price per ton compared to the first quarter of 2010.

Net sales for our other segment increased 24.4% to $29.2 million in the first quarter of 2011 from $23.4 million in the first quarter of 2010. The improvement in 2011 was due to a 15.1% increase in the average sales price per ton combined with an increase of 8.0% in sales volume, reflecting the continued development of new paper product offerings for our customers.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $383.9 million in the first quarter of 2011 compared to $368.9 million in 2010. Our gross margin, excluding depreciation, amortization, and depletion, improved to 15.4% for the first quarter of 2011 from 7.4% for the first quarter of 2010, reflecting higher average sales prices during the first quarter of 2011. Depreciation, amortization, and depletion expenses were $31.4 million in the first quarter of 2011 compared to $32.1 million in the first quarter of 2010.

Selling, general, and administrative.  Selling, general, and administrative expenses were $18.6 million in the first quarter of 2011 compared to $16.2 million for the same period in 2010, primarily due to inflation of personnel related costs.

Interest expense.  Our interest expense for the first quarter of 2011 was $31.3 million compared to $31.0 million for the same period in 2010.

Other, net.  We had a net loss of $26.2 million for the first quarter of 2011 compared to a net gain of $0.3 million for the first quarter of 2010. Included in the results for 2011 were $26.1 million in pre-tax net losses related to the early retirement of debt in connection with our debt refinancing.

2010 Compared to 2009

Net Sales.  Net sales for 2010 increased 18.0% to $1,605.3 million from $1,360.9 million, as total sales volume increased 19.7% compared to 2009, reflecting improved economic conditions. This increase was partially offset by a 1.4% decline in the average sales price per ton for all of our products, primarily reflecting the decline of coated paper prices throughout 2009 and into early 2010.

Net sales for our coated and supercalendered papers segment increased 9.7% to $1,315.0 million in 2010 from $1,198.8 million in 2009. This improvement reflects a 16.9% increase in paper sales volume, while the average paper sales price per ton for 2010 decreased 6.2% compared to 2009.

Net sales for our market pulp segment increased 57.8% to $164.9 million in 2010 from $104.5 million in 2009. This increase was due to a 47.6% increase in average sales price per ton combined with a 6.9% increase in sales volume compared to 2009.

Net sales for our other segment increased 117.9% to $125.4 million in 2010 from $57.6 million in 2009. The improvement in 2010 was due to a 124.0% increase in sales volume, reflecting the development of new paper product offerings for our customers. Partially offsetting this increase was a 2.7% decrease in the average sales price per ton compared to 2009.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, increased 11.8% to $1,538.2 million in 2010 from $1,375.4 million in 2009, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 12.1% for 2010 compared to 8.7% for 2009, reflecting $74.9 million of unabsorbed costs resulting from approximately 340,000 tons of market downtime, as we curtailed production in response to weak demand for coated papers in 2009. Depreciation, amortization, and depletion expenses were $127.4 million for 2010, compared to $132.7 million for 2009.

Selling, general, and administrative.  Selling, general, and administrative expenses were $70.9 million in 2010, up from $61.7 million in 2009, mainly due to cost remediation efforts in 2009 associated with challenging economic conditions. Selling, general, and administrative expenses for 2010 reflect a return to more normal levels and are consistent with the amounts incurred in 2008, excluding costs associated with Verso Paper Corp.’s IPO.

Interest expense.  Interest expense was $122.5 million in 2010 compared to $116.1 million in 2009. The increase in interest expense was primarily due to higher interest rates on outstanding debt in 2010.

Other income.  Other income was $0.7 million in 2010 compared to $273.8 million in 2009. Included in the results for 2009 were $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Additionally, we recognized $31.3 million in net gains related to the early retirement of debt.

2009 Compared to 2008

Net Sales.  Net sales for 2009 decreased 23.0% to $1,360.9 million from $1,766.8 million as total sales volume decreased 11.7% compared to 2008, primarily reflecting lower demand for coated papers in a difficult economic environment and lower sales prices. The average sales price per ton for all of our products fell 12.8% in 2009 due to the weak demand.

Net sales for our coated and supercalendered papers segment decreased 23.9% to $1,198.8 million in 2009 from $1,575.0 million in 2008. The decrease reflects a 14.7% decrease in paper sales volume and a 10.8% decrease in average paper sales price per ton for 2009 compared to 2008.

Net sales for our market pulp segment decreased 28.6% to $104.5 million in 2009 from $146.4 million in 2008. This decline was due to a 27.9% decrease in average sales price per ton combined with a 1.0% decrease in sales volume compared to 2008.

Net sales for our other segment increased 26.9% to $57.6 million in 2009 from $45.4 million in 2008. New product offerings contributed to the improvement as sales volume increased 31.7% in 2009. This was partially offset by a 3.6% decrease in average sales price per ton compared to 2008.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, decreased 13.9% to $1,375.4 million in 2009 from $1,596.7 million in 2008, primarily reflecting the decline in sales volume and the effects of our expense reduction initiatives. Our gross margin, excluding depreciation, amortization, and depletion, was 8.7% for 2009, compared to 17.2% for 2008. This compression in the margin reflects lower average sales prices in 2009 and $74.9 million of unabsorbed costs resulting from approximately 340,000 tons of market downtime taken in 2009 compared to $15.8 million of unabsorbed costs resulting from approximately 75,000 tons of market downtime taken in 2008, as we curtailed production in response to weak demand for coated papers. Depreciation, amortization, and depletion expense was $132.7 million in 2009, compared to $134.4 million in 2008.

Selling, general, and administrative.  Selling, general, and administrative expenses were $61.7 million in 2009, compared to $79.4 million in 2008, reflecting the absence of expenses associated with Verso Paper Corp.’s IPO and the effect of our expense reduction initiatives.

Interest expense.  Interest expense was $116.1 million in 2009, compared to $103.2 million in 2008. Interest expense for 2009 includes $111.3 million of cash interest expense on our outstanding indebtedness and $4.8 million of non-cash interest expense, including amortization of deferred debt issuance costs. Included in 2008 interest expense is $5.0 million from a prepayment penalty and the write-off of debt issuance costs resulting from the partial repayment of our senior unsecured term loan with a portion of the IPO proceeds.

Other income.  Other income was $273.8 million in 2009 and includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Additionally, we recognized $31.3 million in net gains related to the early retirement of debt.

Restructuring and other charges.  Restructuring and other charges in 2009 were $1.0 million compared to $27.4 million in 2008. Restructuring and other charges are comprised of transition and other costs (i.e., technology migration costs, consulting and legal fees, and other one-time costs), including those associated with the Acquisition. Subsequent to the Acquisition, we entered into a management agreement with Apollo relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of the IPO, Apollo terminated the annual fee arrangement under the management agreement for a one-time fee of $23.1 million in 2008.

Seasonality

We are exposed to fluctuations in quarterly net sales volumes and expenses due to seasonal factors. These seasonal factors are common in the coated paper industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our third quarter is generally our strongest quarter, reflecting an increase in printing related to end-of-year magazines, increased end-of-year direct mailings, and holiday season catalogs. Our working capital and accounts receivable generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. We expect our seasonality trends to continue for the foreseeable future.

Liquidity and Capital Resources

We rely primarily upon cash flow from operations and borrowings under our revolving credit facility to finance operations, capital expenditures, and fluctuations in debt service requirements. As of March 31, 2011, $171.4 million was available for future borrowing under our revolving credit facility. We believe that our ability to manage cash flow and working capital levels, particularly inventory and accounts payable, will allow us to meet our current and future obligations, pay scheduled principal and interest payments, and provide funds for working capital, capital expenditures, and other needs of the business for at least the next twelve months. However no assurance can be given that we will be able to generate sufficient cash flows from operations or that future borrowings will be available under our revolving credit facility in an amount sufficient to fund our liquidity needs. As we focus on managing our expenses and cash flows, we continue to assess and implement, as appropriate, various earnings and expense reduction initiatives. Management has developed a company-wide cost reduction program and expects this program to yield an additional $48 million in cost reductions and continues to search for and develop additional cost savings measures.

Verso Holdings’ cash flows from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows are summarized in the following table.

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in thousands)	2008	2009	2010	2010	2011
Net cash provided by (used in):
Operating activities	$74,923	$180,135	$75,821	$(49,122)	$(82,732)
Investing activities	(80,339)	(34,133)	(98,266)	(8,383)	(9,400)
Financing activities	66,437	(115,760)	25,389	26,476	(5,838)

Net change in cash and cash equivalents	$61,021	$30,242	$2,944	$(31,029)	$(97,970)

Operating activities.  Our net cash used in operating activities of $82.7 million for the first quarter of 2011 reflects a net loss of $43.0 million adjusted for non-cash depreciation, amortization, depletion and accretion and non-cash losses on the early extinguishment of debt of $59.9 million and an increase in working capital of $104.1 million, which included increases in inventory and accounts receivable and a decrease in accrued liabilities. The increases in inventory and accounts receivable reflect the improved demand for our products and the decrease in accrued liabilities is the result of normal fluctuations in accrued interest payable. Our net cash used in operating activities of $49.1 million for the first quarter of 2010 reflects a net loss of $52.2 million adjusted for non-cash depreciation, amortization, depletion and accretion of $34.3 million and an increase in working capital of $36.1 million which includes a decline in accrued liabilities resulting from normal fluctuations in accrued interest payable.

Our net cash provided by operating activities of $75.8 million in 2010 was primarily attributable to a net loss of $125.5 million adjusted for non-cash depreciation, amortization, depletion and accretion charges of $136.4 million and cash provided by improvements in working capital of $52.6 million. Cash flows from working capital increased primarily due to planned reductions in inventory levels; increased accounts payable reflecting the higher sales volume in 2010; and higher accrued liabilities. Our net cash provided by operating activities of $180.1 million in 2009 was primarily attributable to net income of $80.7 million combined with adjustments of $108.8 million for the impact of non-cash depreciation, amortization, depletion, and accretion charges net of non-cash gains on the early retirement of debt. Net income in 2009 includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $31.3 million in non-cash gains on the early retirement of debt. The tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009. Our net cash provided by operating activities of $74.9 million in 2008 was primarily attributable to a net loss of $39.2 million adjusted for non-cash depreciation, amortization, and depletion charges of $139.8 million and $25.2 million of cash used for working capital. This change in working capital primarily reflects the impact of higher inventory levels net of decreased accounts receivable resulting from lower coated paper demand as the economic environment began to deteriorate.

Investing activities.  Our net cash used in investing activities of $9.4 million for the first quarter of 2011 reflects $13.2 million in capital expenditures net of funds transferred from cash restricted for use on a renewable energy project at our mill in Quinnesec, Michigan. This compares to $8.4 million of net cash used in investing activities due to investments in capital expenditures in the first quarter of 2010. The increase in capital expenditures reflects our investment in various renewable energy projects.

In 2010, 2009, and 2008, our net cash used in investing activities of $98.3 million, $34.1 million, and $80.3 million, respectively, was primarily the result of capital expenditures. Investing activities in 2010 also included $25.1 million of cash transferred to restricted cash in connection with the financing transaction for a renewable energy project at our mill in Quinnesec, Michigan. Management significantly reduced annual capital expenditures in 2009 in response to the uncertain economic environment.

Financing activities.  In the first quarter of 2011, our net cash used in financing activities was $5.8 million, reflecting cash payments of $390.0 million to repurchase $337.1 million of our 9.13% second priority senior secured notes and $35.0 million of our 11.5% first priority senior secured notes and pay related fees and charges, net of $384.2 million in cash received from the issuance of $396.0 million aggregate principal amount of 8.75% second priority senior secured notes net of discount, underwriting fees and issuance costs. Our net cash provided by financing activities was $26.5 million for the first quarter of 2010, reflecting the issuance of $25.0 million in senior secured notes including premium and net of underwriting fees and issuance costs.

Our net cash provided by financing activities was $25.4 million for 2010, reflecting $26.2 million in proceeds from the issuance of $25.0 million in senior secured notes including premium and net of underwriting fees and issuance costs. In 2009, our net cash used in financing activities was $115.8 million, reflecting principal payments and debt repurchases of $296.6 million on long-term debt and $92.1 million in net payments on our revolving credit facility, partially offset by $288.6 million in proceeds from the issuance of $325.0 million in senior secured notes net of discount, underwriting fees, and issuance costs. We also made contributions of $12.5 million to Verso Finance One in 2009 to accommodate additional repurchases of debt and distributions of $2.9 million to Verso Paper Corp. for general corporate purposes. In 2008, our net cash provided by financing activities was $66.4 million, reflecting $92.1 million in borrowings under our revolving credit facility, $2.8 million in principal payments, $17.6 million in distributions to Verso Finance to fund interest and other obligations, and $5.2 million in distributions to Verso Paper Corp. for general corporate purposes.

Revolving Credit Facility.  Our $200 million revolving credit facility had no amounts outstanding, $28.6 million in letters of credit issued and $171.4 million available for future borrowing as of March 31, 2011. The borrowing capacity under the revolving credit facility, which previously had been reduced by $15.8 million as a result of the bankruptcy of Lehman Commercial Paper, Inc., or “Lehman,” was restored by such amount when Barclays Bank PLC, or “Barclays,” purchased Lehman’s commitment on February 3, 2011. The indebtedness under the revolving credit facility bears interest, payable quarterly, at a rate equal to LIBOR plus 3% and/or prime plus 2% per year. We are required to pay a commitment fee to the lenders in respect of unutilized commitments under the revolving credit facility at a rate equal to 0.5% per year and customary letter of credit and agency fees. The indebtedness under the revolving credit facility is guaranteed jointly and severally by Verso Finance and each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the indebtedness and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The indebtedness under the revolving credit facility and related guarantees are secured by first priority liens, subject to permitted liens, on substantially all of Verso Holdings’, Verso Finance’s, and the subsidiary guarantors’ tangible and intangible assets. The revolving credit facility matures on August 1, 2012.

11.5% Senior Secured Notes due 2014.  In June 2009 and January 2010, we issued a total of $350 million aggregate principal amount of 11.5% senior secured notes due 2014. On March 14, 2011, we repurchased and retired a total of $35 million aggregate principal amount of these notes. As a result of such repurchase, we recognized a loss of $3.6 million, including the write-off of unamortized debt issuance costs. The notes bear interest, payable semi-annually, at the rate of 11.5% per year. The notes are guaranteed jointly and severally by each of our subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by first priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets. The notes mature on July 1, 2014.

8.75% Second Priority Senior Secured Notes due 2019.  On January 26, 2011, and February 10, 2011, we issued $360 million and $36 million, respectively, aggregate principal amount of 8.75% second priority senior secured notes due 2019. The notes bear interest, payable semi-annually, at the rate of 8.75% per year. The notes are guaranteed jointly and severally by each of our subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by second priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The notes mature on February 1, 2019. These notes and guarantees are the subject of this exchange offer.

The net proceeds from the issuance of the 8.75% second priority senior secured notes on January 26, 2011, after deducting the discount, underwriting fees and offering expenses, were $348.1 million. On January 26, 2011, and February 9, 2011, we used a total of $326.1 million of the net proceeds to repurchase and retire a total of $310.5 million aggregate principal amount of our 9.13% second priority senior secured fixed rate notes due 2014 pursuant to a tender offer. On March 11, 2011, we used an additional $27.8 million of the net proceeds and available cash to redeem the remaining outstanding $26.6 million aggregate principal amount of our 9.13% second priority senior secured fixed rate notes due 2014. Following such repurchases and redemption, there are no longer any outstanding 9.13% second priority senior secured fixed rate notes due 2014, and we recognized a total loss of $22.5 million, including the write-off of unamortized debt issuance costs. The net proceeds from the issuance of the 8.75% second priority senior secured notes on February 10, 2011, including a premium and after deducting the underwriting fees and offering expenses, were $36.1 million. On March 14, 2011, we used the net proceeds to redeem and retire $35 million aggregate principal amount of our 11.5% senior secured notes due 2014.

Second Priority Senior Secured Floating Rate Notes due 2014.  In August 2006, we issued $250 million aggregate principal amount of second priority senior secured floating rate notes due 2014. As of March 31, 2011, we have repurchased and retired a total of $70 million aggregate principal amount of the notes. The notes bear interest, payable quarterly, at a rate equal to LIBOR plus 3.75% per year. As of March 31, 2011, the interest rate on the notes was 4.05% per year. The notes are guaranteed jointly and severally by each of our subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by second priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The notes mature on August 1, 2014.

11.38% Senior Subordinated Notes due 2016.  In August 2006, we issued $300 million aggregate principal amount of 11.38% senior subordinated notes due 2016. The notes bear interest, payable semi-annually, at the rate of 11.38% per year. The notes are guaranteed jointly and severally by each of our subsidiaries, subject to certain exceptions, and the notes and guarantees are unsecured senior subordinated obligations of Verso Holdings and the guarantors, respectively. The notes mature on August 1, 2016.

Verso Quinnesec REP LLC.  On December 29, 2010, our wholly-owned subsidiary, Verso Quinnesec REP LLC, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, the “Investment Fund”, a consolidated variable interest entity. Under this arrangement, we loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6 1/2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, or “CDEs,” who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan. As of March 31, 2011, we had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million. In addition, we received interest payments of $0.3 million from Verso Finance, and the Investment Fund made interest payments of $0.3 million to Verso Finance.

We may elect to retire our outstanding debt in open market purchases, privately negotiated transactions, or otherwise. These repurchases may be funded through available cash from operations and borrowings under our revolving credit facility. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions, and other factors.

Covenant Compliance

The credit agreement and the indentures governing our notes contain affirmative covenants as well as restrictive covenants which limit our ability to, among other things, incur additional indebtedness; pay dividends or make other distributions; repurchase or redeem our stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. These covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As of March 31, 2011, we were in compliance in all material respects with the covenants in our debt agreements.

Effect of Inflation

While inflationary increases in certain input costs, such as for energy, wood fiber, and chemicals, have an impact on our operating results, changes in general inflation have had minimal impact on our operating results in the last three years. Sales prices and volumes are more strongly influenced by supply and demand factors in specific markets and by exchange rate fluctuations than by inflationary factors. We cannot assure you, however, that we will not be affected by general inflation in the future.

Contractual Obligations

The following table reflects our contractual obligations and commercial commitments as of December 31, 2010. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Payments due by period
(Dollars in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Verso Paper Holdings LLC
Long-term debt(1)	$1,638.3	$114.4	$226.1	$977.9	$319.9
Operating leases	21.7	6.6	9.1	3.7	2.3
Purchase obligations(2)	685.1	154.6	174.4	174.0	182.1
Other long-term liabilities(3)	33.4	0.4	3.0	2.2	27.8
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	68.7	1.5	3.0	3.0	61.2

Total contractual obligations	$2,447.2	$277.5	$415.6	$1,160.8	$593.3

(1)	Long-term debt includes principal payments, commitment fees, and interest payable. A portion of interest expense is at a variable rate and has been calculated using current LIBOR. Actual payments could vary.
(2)	Purchase obligations include unconditional purchase obligations for power purchase agreements (gas and electricity), machine clothing, and other commitments for advertising, raw materials, or storeroom inventory.
(3)	Other long-term liabilities reflected above represent the gross amount of asset retirement obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from fluctuations in our paper prices, interest rates, energy prices, and commodity prices for our inputs.

Paper Prices

Our sales, which we report net of rebates, allowances, and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macro-economic factors, which influence supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods.

We are primarily focused on serving two end-user segments: catalogs and magazines. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to correlate with GDP in the United States - they rise with a strong economy and contract with a weak economy.

Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Generally, our sales agreements do not extend beyond the calendar year. Typically, our sales agreements provide for quarterly price adjustments based on market price movements.

We reach our end-users through several channels, including printers, brokers, paper merchants, and direct sales to end-users. We sell and market our products to approximately 100 customers. During the first quarter of 2011, xpedx, a subsidiary of International Paper, and its affiliated companies accounted for approximately 10% of our total net sales.

Interest Rates

We have issued fixed- and floating-rate debt in order to manage our variability to cash flows from interest rates. Borrowings under the revolving credit facility and the second priority senior secured floating rate notes accrue interest at variable rates; however, there were no amounts outstanding under the revolving credit facility as of March 31, 2011. A 100 basis point increase in quoted interest rates on our outstanding floating-rate notes as of March 31, 2011, would increase annual interest expense by $1.8 million. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Derivatives

In the normal course of business, we utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices and interest rates. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. We have an Energy Risk Management Policy which was adopted by our board of directors and is monitored by an Energy Risk Management Committee composed of our senior management. In addition, we have an Interest Rate Risk Committee which was formed to monitor our Interest Rate Risk Management Policy. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. We manage credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices or interest rates. We manage market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

We do not hedge the entire exposure of our operations from commodity price volatility for a variety of reasons. To the extent that we do not hedge against commodity price volatility, our results of operations may be affected either favorably or unfavorably by a shift in the future price curve. As of March 31, 2011, we had net unrealized losses of $1.4 million on open commodity contracts with maturities of one to 23 months. These derivative instruments involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. A 10% decrease in commodity prices would have a negative impact of approximately $2.6 million on the fair value of such instruments. This quantification of exposure to market risk does not take into account the offsetting impact of changes in prices on anticipated future energy purchases.

Commodity Prices

We are subject to changes in our cost of sales caused by movements underlying commodity prices. The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance, and depreciation, amortization, and depletion. Costs for commodities, including chemicals, wood, and energy, are the most variable component of our cost of sales because their prices can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

Chemicals.  Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. We expect imbalances in supply and demand to periodically create volatility in prices for certain chemicals.

Wood.  Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates.

Energy.  We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, hydroelectric facilities, chemicals from our pulping process, our own steam recovery boilers, and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity and ability to switch between certain energy sources, mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs. We utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Off-Balance Sheet Arrangements

None.

BUSINESS

Background

We began operations on August 1, 2006, when we acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper. We were formed by affiliates of Apollo Global Management, LLC, or “Apollo,” for the purpose of consummating the acquisition from International Paper, or the “Acquisition.” Verso Paper Corp. went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock.

Overview

We are a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

We are one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. In addition, we have a strategic presence in supercalendered paper, which is primarily used for retail inserts, and specialty papers. We also produce and sell market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products.

We operate 12 paper machines at four mills located in Maine, Michigan, and Minnesota. The mills have a combined annual production capacity of 1,560,000 tons of coated paper, 140,000 tons of supercalendered paper, 165,000 tons of ultra-lightweight specialty and uncoated papers, and 895,000 tons of kraft pulp.

We sell and market our products to approximately 100 customers which comprise approximately 670 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers, and paper merchants. Our relationships with our ten largest coated paper customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants and brokers.

Our net sales (in millions) by product line for the year ended December 31, 2010, are illustrated below:

Industry

Based on 2010 sales, the size of the global coated paper industry is estimated to be approximately $43 billion, or 48 million tons of coated paper shipments, including approximately $9 billion, or 10 million tons of coated paper shipments, in North America. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, which include high-end advertising brochures, annual reports, and direct mail advertising. Demand is generally driven by North American advertising and print media trends, which in turn have historically been correlated with growth in Gross Domestic Product, or “GDP.”

In North America, coated papers are classified by brightness and fall into five grades, labeled No. 1 to No. 5, with No. 1 having the highest brightness level and No. 5 having the lowest brightness level. Papers graded No. 1, No. 2, and No. 3 are typically coated freesheet grades. No. 4 and No. 5 papers are predominantly groundwood containing grades. Coated groundwood grades are the preferred grades for catalogs and magazines, while coated freesheet is more commonly used in commercial print applications.

Products

We manufacture three main grades of paper: coated groundwood paper, coated freesheet paper, and supercalendered paper. These paper grades are differentiated primarily by their respective brightness, weight, print quality, bulk, opacity, and strength. We also produce Northern Bleached Hardwood Kraft, or “NBHK,” pulp. The following table sets forth our principal products by tons sold and as a percentage of our net sales in 2010:

	Tons Sold		Net Sales
(Tons in thousands, Dollars in millions)	Kts	%	$	%

Product:
Coated groundwood paper	896	44	717	45
Coated freesheet paper	572	28	474	29
Supercalendered paper	175	8	124	8
Pulp	270	13	165	10
Other	151	7	125	8

Total	2,064	100	1,605	100

As a result of our scale and technological capabilities, we are able to offer our customers a broad product offering, from ultra-lightweight coated groundwood to heavyweight coated freesheet and supercalendered papers. Our customers have the opportunity to sole-source all of their coated paper needs from us while optimizing their choice of paper products. As our customers’ preferences change, they can switch paper grades to meet their desired balance between cost and performance attributes while maintaining their relationship with us.

We are also one of the largest rotogravure lightweight coated paper manufacturers in North America. Rotogravure printing is a technique for transferring ink onto coated papers, which typically results in a sharper image with truer colors and less ink trapping than in other printing processes but generally requires a smaller and higher-quality paper. Additionally, we are the only manufacturer in North America with the technological expertise to supply both rotogravure coated groundwood and coated freesheet.

Coated groundwood paper. Coated groundwood paper includes a fiber component produced through a mechanical pulping process. The use of such fiber results in a bulkier and more opaque paper that is better suited for applications where lighter weights and/or higher stiffness are required, such as catalogs and magazines. In addition to mechanical pulp, coated groundwood paper typically includes a kraft pulp component to improve brightness and print quality.

Coated freesheet paper. Coated freesheet paper is made from bleached kraft pulp, which is produced using a chemical process to break apart wood fibers and dissolve impurities such as lignin. The use of kraft pulp results in a bright, heavier-weight paper with excellent print qualities, which is well-suited for high-end commercial applications and premium magazines. Coated freesheet contains primarily kraft pulp, with less than 10% mechanical pulp in its composition.

Supercalendered paper. Supercalendered paper consists of groundwood fibers and a very high filler content but does not receive a separate surface coating. Instead, the paper is passed through a supercalendering process in which alternating steel and filled rolls “iron” the paper, giving it a gloss and smoothness that makes it resemble coated paper. Supercalendered papers are primarily used for retail inserts, due to their relatively low price point.

Pulp. We produce and sell NBHK pulp. NBHK pulp is produced through the chemical kraft process using hardwoods. Hardwoods typically have shorter length fibers than softwoods and are used to smooth paper. Kraft describes pulp produced using a chemical process, whereby wood chips are combined with chemicals and steam to separate the wood fibers. The fibers are then washed and pressure screened to remove the chemicals and lignin which originally held the fibers together. Finally, the pulp is bleached to the necessary whiteness and brightness. Kraft pulp is used in applications where brighter and whiter paper is required.

Other products. We also offer recycled paper to help meet specific customer requirements. Additionally, we offer customized product solutions for strategic accounts by producing paper grades with customer-specified weight, brightness and pulp mix characteristics, providing customers with cost benefits and/or brand differentiation. Finally, we have recently expanded our offerings to include ultra-lightweight uncoated printing papers and ultra-lightweight coated and uncoated flexible packaging papers.

Manufacturing

We operate 12 paper machines at four mills located in Maine, Michigan, and Minnesota. We believe our coated paper mills are among the most efficient and lowest cost coated paper mills based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency, in part, to the significant historical investments made in our mills. Our mills have a combined annual production capacity of 1,560,000 tons of coated paper, 140,000 tons of supercalendered paper, 165,000 tons of ultra-lightweight specialty and uncoated papers, and 895,000 tons of kraft pulp. Of the pulp that we produce, we consume approximately 625,000 tons internally and sell the rest. Our facilities are strategically located within close proximity to major publication printing customers, which affords us the ability to more quickly and cost-effectively deliver our products. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

The following table sets forth the locations of our mills, the products they produce and other key operating information:

Mill/Location	Product/Paper Grades	Paper Machines	Production Capacity (in tons)

Jay (Androscoggin), Maine	Lightweight Coated Groundwood	2	355,000
	Lightweight Coated Freesheet	1	175,000
	Specialty/Uncoated	1	105,000
	Pulp		420,000
Bucksport, Maine	Lightweight and Ultra-Lightweight Coated Groundwood and High Bulk Specialty Coated Groundwood	3	440,000
	Specialty/Uncoated	1	55,000
Quinnesec, Michigan	Coated Freesheet	1	410,000
	Specialty/Uncoated		5,000
	Pulp		475,000
Sartell, Minnesota	Lightweight and Ultra-Lightweight Coated Groundwood	1	180,000
	Supercalendered	2	140,000

The basic raw material of the papermaking process is wood pulp. The first stage of papermaking involves converting wood logs to pulp through either a mechanical or chemical process. Before logs can be processed into pulp, they are passed through a debarking drum to remove the bark. Once separated, the bark is burned as fuel in bark boilers. The wood logs are composed of small cellulose fibers which are bound together by a glue-like substance called lignin. The cellulose fibers are then separated from each other through either a mechanical or a kraft pulping process.

After the pulping phase, the fiber furnish is run onto the forming fabric of the paper machine. On the forming fabric, the fibers become interlaced, forming a mat of paper, and much of the water is extracted. The paper web then goes through a pressing and drying process to extract the remaining water. After drying, the web receives a uniform layer of coating that makes the paper smooth and provides uniform ink absorption. After coating, the paper goes through a calendering process that provides a smooth finish by ironing the sheet between multiple soft nips that consist of alternating hard (steel) and soft (cotton or synthetic) rolls. At the dry end, the paper is wound onto spools to form a machine reel and then rewound and split into smaller rolls on a winder. Finally, the paper is wrapped, labeled and shipped.

Catalog and magazine publishers with longer print runs tend to purchase paper in roll form for use in web printing, a process of printing from a reel of paper as opposed to individual sheets of paper, in order to minimize costs. In contrast, commercial printers typically buy large quantities of sheeted paper in order to satisfy the short-run printing requirements of their customers. We believe that sheeted paper is a less attractive product as it requires additional processing, bigger inventory stocks, a larger sales and marketing team and a different channel strategy. For this reason, we have pursued a deliberate strategy of configuring our manufacturing facilities to produce all web-based papers which are shipped in roll form and have developed relationships with third-party converters to address any sheeted paper needs of our key customers.

We utilize a manufacturing excellence program, called R-GAP, to take advantage of the financial opportunities that exist between the current or historical performance of our mills and the best performance possible given usual and normal constraints (i.e., configuration, geographical and capital constraints). Our continuous improvement process is designed to lower our cost position and enhance operating efficiency through reduced consumption of energy and material inputs, reduced spending on indirect costs and improved productivity. The program utilizes benchmarking data to identify improvement initiatives and establish performance targets. Detailed action plans are used to monitor the execution of these initiatives and calculate the amount saved. We also use multi-variable testing, lean manufacturing, center of excellence teams, source-of-loss initiatives and best practice sharing to constantly improve our manufacturing processes and products. Since 2001, three of our four facilities have participated in OSHA’s Voluntary Protection Program which recognizes outstanding safety programs and performance.

Raw Materials and Suppliers

Our key cost inputs in the papermaking process are wood fiber, market kraft pulp, chemicals, and energy.

Wood Fiber. We source our wood fiber from a broad group of timberland and sawmill owners located in our regions as well as from our 27,000-acre hybrid poplar woodlands located near Alexandria, Minnesota.

Kraft Pulp. Overall, we have the capacity to produce 895,000 tons of kraft pulp, consisting of 420,000 tons of pulp at the Androscoggin mill and 475,000 tons of pulp at the Quinnesec mill, of which a total of approximately 625,000 tons are consumed internally. We supplement our internal production of kraft pulp with purchases from third parties. In 2010, these purchases were approximately 163,000 tons of pulp. We purchase the pulp requirements from a variety of suppliers and are not dependent on any single supplier to satisfy our pulp needs.

Chemicals. Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs.

Energy. We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, hydroelectric facilities, chemicals from our pulping process, our own steam recovery boilers, and internal energy cogeneration facilities. Our external energy purchases vary across each one of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity and ability to switch between certain energy sources mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future. We utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Sales, Marketing, and Distribution

We reach our end-users through several sales channels. These include selling directly to end-users, through brokers, merchants, and printers. We sell and market products to approximately 100 customers, which comprise approximately 670 end-user accounts.

Sales to End-Users. In 2010, we sold approximately 37% of our paper products directly to end-users, most of which are catalog and magazine publishers. These customers are typically large, sophisticated buyers who have the scale, resources and expertise to procure paper directly from manufacturers. Customers for our pulp products are mostly other paper manufacturers.

Sales to Brokers and Merchants. Our largest indirect paper sales by volume are through brokers and merchants who resell the paper to end-users. In 2010, our total sales to brokers and merchants represented approximately 50% of our total sales. Brokers typically act as an intermediary between paper manufacturers and smaller end-users who do not have the scale or resources to cost effectively procure paper directly from manufacturers. The majority of the paper sold to brokers is resold to catalog publishers. We work closely with brokers to achieve share targets in the catalog, magazine, and insert end-user segments through collaborative selling.

Merchants are similar to brokers in that they act as an intermediary between the manufacturer and the end-user. However, merchants generally take physical delivery of the product and keep inventory on hand. Merchants tend to deal with smaller end-users that lack the scale to warrant direct delivery from the manufacturer. Coated freesheet comprises the majority of our sales to merchants. In most cases, because they are relatively small, the ultimate end-users of paper sold through merchants are generally regional or local catalog or magazine publishers.

Sales to Printers. In 2010, our total sales to printers represented approximately 13% of our total sales. The majority of our sales were to the two largest publication printers in the United States. Printers also effectively act as an intermediary between manufacturers and end-users in that they directly source paper for printing/converting and then resell it to their customers as a finished product.

The majority of our products are delivered directly from our manufacturing facilities to the printer, regardless of the sales channel. In order to serve the grade No. 3 coated freesheet segment, we maintain a network of distribution centers located in the West, Midwest, South, and Northeast close to our customer base to provide quick delivery. The majority of our pulp products are delivered to our customers’ paper mills.

Our sales force is organized around our sales channels. We maintain an active dialogue with all of our major customers and track product performance and demand across grades. We have a team of sales representatives and marketing professionals organized into three major sales groups that correspond with our sales channels: direct sales support; support to brokers and merchants; and printer support.

Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Generally, our sales agreements do not extend beyond the calendar year. Typically, our sales agreements provide for quarterly price adjustments based on market price movements.

Part of our strategy is to continually reduce the cost to serve our customer base through e-commerce initiatives which allow for simplified ordering, tracking and invoicing. In 2010, orders totaling $395.3 million, or approximately 28% of our total paper sales, were placed through our online ordering platforms. We are focused on further developing our technology platform and e-commerce capabilities. To this end, we operate Nextier Solutions, an Internet-based system that allows for collaborative production planning, order placement, and inventory management throughout the supply chain. Participants use the system to maximize supply chain efficiencies, improve communication, and reduce operating costs, and they pay us subscription and transaction fees for system usage.

Customers

We serve the catalog, magazine, insert and commercial printing markets and have developed long-standing relationships with the premier North American retailers and catalog and magazine publishers. The length of our relationships with our top ten customers averages more than 20 years. Approximately 11% of our net sales in 2010 were to xpedx and its affiliated companies. Other key customers include leading magazine publishers such as Time Inc., Hearst Corporation, and Condé Nast Publications, Inc.; leading catalog producers such as Sears Holdings Corporation and Uline, Inc.; leading commercial printers such as Quad/Graphics, Inc. and RR Donnelley & Sons Company; and leading paper merchants and brokers, such as xpedx, Clifford Paper, Inc., and A.T. Clayton & Co.

Our net sales, excluding pulp sales, by end-user segment for the year ended December 31, 2010, are illustrated below (dollars in millions):

Research and Development

The primary function of our research and development efforts is to work with customers in developing and modifying products to accommodate their evolving needs and to identify cost-saving opportunities within our operations.

Examples of our research and development efforts implemented over the past several years include:

•	high-bulk offset and rotogravure coated groundwood;

•	lightweight grade No. 4 coated groundwood;

•	ultra-lightweight grade No. 5 coated groundwood;

•	rotogravure coated freesheet; and

•	innovative and performance driven products for the flexible packaging, label, and specialty printing markets.

Intellectual Property

We have several patents and patent applications in the United States and various foreign countries. These patents and patent applications generally relate to various paper manufacturing methods and equipment which may become commercially viable in the future. We also have trademarks for our names, Verso® and Verso Paper®, as well as for our products such as Influence®, Velocity®, Liberty®, Advocate® and Clarity®. In addition to the intellectual property that we own, we license a significant portion of the intellectual property used in our business on a perpetual, royalty-free, non-exclusive basis from International Paper.

Competition

Our business is highly competitive. A significant number of North American competitors produce coated and supercalendered papers, and several overseas manufacturers, principally from Europe, export to North America. We compete based on a number of factors, including:

•	price;

•	product availability;

•	product quality;

•	breadth of product offerings;

•	timeliness of product delivery; and

•	customer service.

Foreign competition in North America is also affected by the exchange rate of the U.S. dollar relative to other currencies, especially the euro, market prices in North America and other markets, worldwide supply and demand, and the cost of ocean-going freight.

While our product offering is broad in terms of grades produced (from supercalendered and ultra-lightweight coated groundwood offerings to heavier-weight coated freesheet products), we are focused on producing coated groundwood and coated freesheet in roll form. This strategy is driven by our alignment with catalog and magazine end-users which tend to purchase paper in roll form for use in long runs of web printing in order to minimize costs. Our principal competitors include NewPage Corporation, Abitibi Bowater Inc., UPM-Kymmene Corporation, and Sappi Limited, all of which have North American operations. UPM and Sappi are headquartered overseas and also have overseas manufacturing facilities.

Employees

As of December 31, 2010, we had approximately 2,800 employees, of whom approximately 35% were unionized and approximately 75% were hourly employees. Employees at two of our four mills are represented by four labor unions under three collective bargaining agreements. The collective bargaining agreements expired in April and May 2011. The unionized employees are continuing to work under the terms and conditions of the expired agreements while we negotiate the terms and conditions of new agreements with their representatives. We expect that the new agreements will contain substantially similar terms and conditions as are in the expired agreements. We have not experienced any work stoppages or slowdowns during the past several years. We believe that we have good relations with our employees.

Properties

Our corporate headquarters are located in Memphis, Tennessee. We own four mills located in Maine, Michigan, and Minnesota at which we operate 12 paper machines. We also own five hydroelectric dams, of which four provide hydroelectric power to our Androscoggin mill and the fifth services our Sartell mill. In addition, we own 16 and lease four woodyards for the purpose of storage and loading of forest products and lease a number of sales offices.

Our headquarters and material facilities as of December 31, 2010, are shown in the following table:

Location	Use	Owned/Leased

Memphis, Tennessee	corporate headquarters	leased
Jay (Androscoggin), Maine	paper mill/kraft pulp mill	owned
Bucksport, Maine	paper mill	owned
Quinnesec, Michigan	paper mill/kraft pulp mill	owned
Sartell, Minnesota	paper mill	owned
West Chester, Ohio	sales, distribution, and customer service	leased

Environmental and Other Governmental Regulations

We are subject to a wide range of federal, state, regional and local general and industry specific environmental, health and safety laws and regulations, including the federal Water Pollution Control Act of 1972, or “Clean Water Act,” the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or “CERCLA,” the federal Occupational Health and Safety Act, and analogous state and local laws. Our operations also are subject to two regional regimes designed to address climate change, the Regional Greenhouse Gas Initiative in the northeastern United States and the Midwestern Greenhouse Gas Reduction Accord, and in the future we may be subject to additional federal, state, regional, local, or supranational legislation related to climate change and greenhouse gas controls. Among our activities subject to environmental regulation are the emissions of air pollutants, discharges of wastewater and stormwater, operation of dams, storage, treatment, and disposal of materials and waste, and remediation of soil, surface water and ground water contamination. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for any failure to comply. In addition, failure to comply with these laws and regulations could result in the interruption of our operations and, in some cases, facility shutdowns.

Certain of these environmental laws, such as CERCLA and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of the release of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We handle and dispose of wastes arising from our mill operations, including disposal at on-site landfills. We are required to maintain financial assurance (in the form of letters of credit and other similar instruments) for the expected cost of landfill closure and post-closure care. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former paper mills or another location where we have disposed of, or arranged for the disposal of, wastes. We could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns, or interruptions in operations for any failure to comply with applicable environmental, health and safety laws, regulations, and permits.

Compliance with environmental laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements and our permits. We incurred environmental capital expenditures of $7.3 million in 2010, $2.6 million in 2009, and $9.7 million in 2008, and we expect to incur environmental capital expenditures of approximately $1 million in 2011. We anticipate that environmental compliance will continue to require increased capital expenditures and operating expenses over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional capital expenditures.

Permits are required for the operation of our mills and related facilities. The permits are subject to renewal, modification, and revocation. We and others have the right to challenge our permit conditions through administrative and legal appeals and review processes. Governmental authorities have the power to enforce compliance with the permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Other parties also may have the right to pursue legal actions to enforce compliance with the permits.

Legal Proceedings

We are involved in legal proceedings incidental to the conduct of our business. We do not believe that any liability that may result from these proceedings will have a material adverse effect on our financial statements.

MANAGEMENT

Executive Officers and Directors

The following table and biographical descriptions provide information regarding the directors and executive officers of Verso Paper Holdings LLC.

Name	Age	Position(s)
Michael A. Jackson	62	President, Chief Executive Officer and Director
Lyle J. Fellows	55	Senior Vice President of Manufacturing and Energy
Michael A. Weinhold	46	Senior Vice President of Sales, Marketing and Product Development
Robert P. Mundy	49	Senior Vice President and Chief Financial Officer
Peter H. Kesser	53	Vice President, General Counsel and Secretary
Kenneth D. Sawyer	55	Vice President of Human Resources
Benjamin Hinchman, IV	63	Vice President and Chief Information Officer
Scott M. Kleinman	38	Chairman of the Board of Directors
Michael E. Ducey	68	Director
David W. Oskin	68	Director
L.H. Puckett, Jr.	62	Director
David B. Sambur	31	Director
Jordan C. Zaken	36	Director

Michael A. Jackson.  Mr. Jackson has been a director and the President and Chief Executive Officer of Verso Paper Holdings LLC since November 2006. Before joining us, he worked at Weyerhaeuser Company from 1977 to 2006. During his 29-year career with Weyerhaeuser, Mr. Jackson was Senior Vice President responsible for the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses from 2004 to 2006, Vice President of the Fine Papers business from 2002 to 2004, Vice President of the Business Papers business from 2000 to 2002, Vice President of the Recycling business from 1998 to 2000, Vice President of Human Resources and Quality for the Container Board Packaging business from 1993 to 1998, and General Manager of the Tri-Wall business and other packaging plants from 1990 to 1993. On behalf of Weyerhaeuser, Mr. Jackson served from 2005 to 2006 as a director and Chair of the Board of North Pacific Paper Corporation (NORPAC), a joint venture with Japan’s Nippon Paper Industries which produces newsprint and uncoated groundwood paper.

From his many years in the paper and forest products industry, Mr. Jackson has attained a wealth of knowledge about industry matters of importance to us and experience in meeting many challenges presented by, and identifying and exploiting opportunities available in, our industry. His knowledge and experience make him well suited not only to serve as our President and Chief Executive officer, but also enhance board discussions with his industry-specific expertise. In addition, as our President and Chief Executive Officer, Mr. Jackson is uniquely positioned as a director to contribute his in-depth knowledge of our organization and other matters relating to our business to board discussions and decision-making.

Lyle J. Fellows.  Mr. Fellows has been our Senior Vice President of Manufacturing and Energy since December 2009 and was our Senior Vice President of Manufacturing from August 2006 to December 2009. He has 30 years of manufacturing experience in the paper industry. Before joining us, Mr. Fellows worked for International Paper from 1981 to 2006, where he was Vice President of Manufacturing for the Coated and Supercalendered Papers Division from 2003 to 2006. Prior to that, he was manager of the pulp and paper mills in Courtland, Alabama, from 2001 to 2003, and in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, and Technical Director of the White Papers business in Europe from 1994 to 1997. He also served in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Michael A. Weinhold.  Mr. Weinhold has been our Senior Vice President of Sales, Marketing and Product Development since April 2011, and was our Senior Vice President of Sales and Marketing from August 2006 to April 2011. He is responsible for our sales, marketing, supply chain, customer technical service,

e-commerce, product development, product management and Nextier SolutionsSM functions. Mr. Weinhold has 24 years of sales, marketing and manufacturing experience in the paper industry. From 2000 to 2006, he held various sales, marketing and management positions for the Coated and Supercalendered Papers Division of International Paper, including serving as Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003. He also held similar positions at Champion International Corporation from 1994 until it was acquired by International Paper in 2000.

Robert P. Mundy.  Mr. Mundy has been our Senior Vice President and Chief Financial Officer since August 2006. He has 28 years of finance and accounting experience in the paper industry. Mr. Mundy joined us from International Paper where he worked from 1983 to 2006. At International Paper, he was Director of Finance of the Coated and Supercalendered Papers Division from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, and Controller of the Petroleum and Minerals business from 1996 to 1999. Prior to that, he was responsible for other business functions including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Peter H. Kesser.  Mr. Kesser has been our Vice President, General Counsel and Secretary since December 2006 and, in such capacity, functions as our principal legal and compliance officer. During a 27-year legal career, he has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law while working for major law firms and has had significant oversight responsibility for a wide variety of legal matters (including antitrust, compliance, employee benefits, employment, energy, environmental, intellectual property, litigation and real estate) while working for major public companies. Mr. Kesser was a shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a leading lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading nitrogen chemical producer, from 1993 to 1997. He was an attorney with Bracewell & Patterson LLP from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Kenneth D. Sawyer.  Mr. Sawyer has been our Vice President of Human Resources since January 2011. Mr. Sawyer has 23 years of experience in the human resources field. He joined us from AbitibiBowater, Inc., a leading global producer of pulp, paper and wood products, where he was Director of Human Resources for all United States operations from 2009 to 2010, and Director of Human Resources for the Commercial Printing Papers Division in the United States, Canada and South Korea from 2007 to 2009. Mr. Sawyer worked at Bowater Incorporated, a manufacturer of pulp, paper and wood products, where he was Director of Process Improvement and Organization Effectiveness from 2006 to 2007, and Director of Human Resources of the Coated Papers Division from 1999 to 2006. Mr. Sawyer was the Vice President of Human Resources of Dorsey Trailers, Inc., a transportation equipment manufacturer, from 1993 to 1999.

Benjamin Hinchman, IV.  Mr. Hinchman has been our Vice President and Chief Information Officer since August 2006. He has 41 years of experience in the information technology field, during which he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Before joining us, Mr. Hinchman worked at International Paper from 1999 to 2006, where he was Director of Information Technology of our business in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 2000 to 2001. Mr. Hinchman worked for Union Camp Corporation as Director of Information Services for the Fine Papers Division from 1995 until its acquisition by International Paper in 1999. He previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Scott M. Kleinman.  Mr. Kleinman has been a director and the Chairman of the Board of Verso Paper Holdings LLC since August 2006. He also has been a member and the chairman of the Compensation Committee and Corporate Governance and Nominating Committee since May 2008, and was a member and the chairman of the Audit Committee from May to August 2008. Mr. Kleinman is a partner of Apollo Management, L.P., a global alternative asset manager, where he has worked since 1996. He was employed as an analyst at Smith Barney Inc. in its Investment Banking division from 1994 to 1996.

Mr. Kleinman has been a director and a member of the audit committee, compensation committee, and nominating and corporate governance committee of LyondellBasell Industries, B.V., a worldwide plastics, chemical and refining company, since 2010; a director and member of the environmental, health and safety committee of Noranda Aluminum Holding Corporation, a producer of aluminum products, since 2007; a director of Realogy Corporation, a provider of residential real estate and relocation services, since 2007; and a director and member of the audit committee of Momentive Performance Materials, Inc., a producer of silicones and silicone derivatives, since 2010. He was a director and member of the executive committee, audit committee, compensation committee, and environmental, health and safety committee of Momentive Specialty Chemicals Inc. (formerly Hexion Specialty Chemicals, Inc.), a producer of thermoset resin technologies, between 2004 and 2010; and a director of Compass Minerals, Inc., a producer of salt and specialty fertilizers, from 2001 through 2004.

With significant experience in financing, analyzing, investing in and managing investments in public and private companies, Mr. Kleinman has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and enhance his oversight and direction of us. In addition, he led the Apollo diligence team that managed the acquisition of our assets from International Paper in 2006, which provided him with a unique knowledge of our organization. Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and augments his knowledge of effective corporate governance.

Michael E. Ducey.  Mr. Ducey has been a director of Verso Paper Holdings LLC since March 2007 and a member and the chairman of the Audit Committee since May 2008. Mr. Ducey was President and Chief Executive Officer of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass Minerals. From 1972 to 2002, he worked for Borden Chemical, Inc., a diversified chemical company. During his 30-year career with Borden Chemical, Mr. Ducey held various management, sales, marketing, planning and commercial development positions, including serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999.

Mr. Ducey has been a director and a member of the audit committee of Smurfit-Stone Container, Inc., a leading North American producer of corrugated containers, since 2010; the Lead Director and a member of the audit committee and nominations and governance committee of HaloSource, Inc., a global producer of water purification and disinfecting technologies, since 2010; and a director, the Non-Executive Chairman and a member of the audit committee of TPC Group, Inc., a producer of hydrocarbon derivatives, since 2009. Mr. Ducey was a director and member of the compensation committee of UAP Holding Corp., the parent of United Agri Products, Inc., from 2006 to 2008. He also was a director and a member of the environmental, health and safety committee of Compass Minerals from 2002 to 2006.

Mr. Ducey’s broad experience in operations, strategic planning, management and manufacturing, gained from his lengthy career with Compass Minerals and Borden Chemical, is valuable to our board of directors. His background in manufacturing provides experience with complex challenges and opportunities that are comparable to those that we sometimes face as a manufacturer, and his years of experiences as President and Chief Executive Officer of Compass Minerals and Borden Chemical provides valuable insight on which he can draw while overseeing our management. In addition, Mr. Ducey’s service as a director of other companies augments his knowledge of effective corporate governance.

David W. Oskin.  Mr. Oskin has been a director of Verso Paper Holdings LLC since January 2007. He also has been a member of the Audit Committee since August 2008 and our Corporate Governance and

Nominating Committee since May 2008. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005, and was a consultant to the paper and finance industries in 2004. He previously worked for 29 years in the paper and forest products industries in various management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. From 1992 to 1995, he was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a New Zealand based forest products company.

Mr. Oskin has been a director of Rayonier Inc., an international forest products company, since 2009, a member of its governance and nominating committee and compensation and management development committee since 2010, and was a member of its audit committee from 2009 to 2010; a director and member of the audit committee and remuneration committee of Samling Global Limited, a timber and forest products concern, since 2005; a director of Pacific Millennium Corporation, a privately held packaging company, since 2003; and a director of Big Earth Publishing LLC, a publisher of books and magazines, since 2003. He was a director and member of the executive committee and audit committee of Goodman Global Inc., a manufacturer of heating, ventilation and air conditioning products, from 2006 to 2008. Mr. Oskin also was Chair of the Board of Trustees of Widener University from 2001 to 2009 and currently is the Chair Emeritus.

Mr. Oskin’s significant management experience in the paper and forest products industry, in a wide range of areas such as distribution, sales and marketing, quality management, and human resources, and his service on the boards of directors of various companies in this industry, provide him with a substantial knowledge base on which he can draw in providing oversight and input as our director. He has expertise in managing enterprises from his many years with International Paper and Carter Holt Harvey Limited that informs his guidance of our management. His current service as a director of a publisher of books and magazines gives him experience relevant to our customer base. Mr. Oskin’s service as a director of other companies augments his knowledge of effective corporate governance.

L.H. Puckett, Jr.  Mr. Puckett has been a director of Verso Paper Holdings LLC since August 2006 and was our President and Chief Executive Officer from August 2006 until his retirement in November 2006. He was Executive Vice President, Sales and Marketing, of National Envelope Corporation from January 2010 until September 2010, when substantially all of its assets were sold in connection with a bankruptcy petition that National Envelope Corporation voluntarily filed in June 2010 under Chapter 11 of the United States Bankruptcy Code.

Mr. Puckett has worked in the paper industry for over 33 years in various sales, marketing and management capacities. He worked at International Paper from 1999 to 2006, where he was Senior Vice President of the Coated and Supercalendered Papers Division from 2000 to 2006 and Vice President of the Commercial Printing and Imaging Papers businesses from 1999 to 2000. Mr. Puckett worked at Union Camp Corporation from 1974 until its acquisition by International Paper in 1999, where he was Senior Vice President of the Fine Papers business from 1998 to 1999.

Mr. Puckett brings to our board of directors considerable experience in the paper industry, including a combined seven years serving as the principal executive officer of our business when it was a division of International Paper and as our President and Chief Executive Officer until November 2006. His experience in managing our business provides him with an in-depth understanding of us that is useful in providing guidance to our management. His significant industry experience and in-depth knowledge of our business enhances his oversight of us and provides him with insight into matters of importance to our organization.

David B. Sambur.  Mr. Sambur has been a director of Verso Paper Holdings LLC since February 2008 and a member of the Compensation Committee since May 2008. He also was a member of the Audit Committee from May 2008 to May 2009. Mr. Sambur is a principal of Apollo Management, L.P., a global alternative asset manager, where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004.

Mr. Sambur has been a director of Caesars Entertainment Corporation, a gaming company, since 2010; a director and member of the audit committee and compensation committee of Momentive Performance Materials. Inc., a producer of silicones and silicone derivatives, since 2010; and a director and member of the audit committee and compensation committee of Momentive Specialty Chemicals, Inc., a producer of thermoset resin technologies, since 2010.

With experience in financing, analyzing and investing in public and private companies, Mr. Sambur has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and contribute to his ability to conduct oversight of our business, financial performance and management. Mr. Sambur participated in the diligence and structuring of Apollo’s 2006 acquisition of our assets from International Paper, which provided him with unique insight into our organization and business. In addition, his service on the boards of directors of other companies augments his knowledge of effective corporate governance.

Jordan C. Zaken.  Mr. Zaken has been a director of Verso Paper Holdings LLC since August 2006 and a member of the Compensation Committee since May 2008. He is a partner of Apollo Management, L.P., a global alternative asset manager, where he has worked since 1999. Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department from 1997 to 1999.

Mr. Zaken has been a director and member of the compensation committee of Momentive Performance Materials Inc., a producer of silicones and silicone derivatives, since 2010; and a director of Momentive Specialty Chemicals Inc., a producer of thermoset resin technologies, since 2005, and a member and chairman of its compensation committee since 2006. He was a director of Parallel Petroleum Corp., an oil and gas producer, in 2009; and a director of AEP Industries, Inc., a producer of flexible packaging film, from 2004 until 2005.

Mr. Zaken’s background in financing, analyzing and investing in companies provides him with expertise in identifying and analyzing operational, financial and management matters that affect equity investments. This enables him as a director to more successfully oversee our business, financial performance and management. His service as a director of other companies provides experience on which he can draw in serving as our director and increases his knowledge of effective corporate governance.

Board of Directors Structure

Our board of directors does not have any committees. The board of directors of our indirect parent, Verso Paper Corp., has the following three standing committees: Audit Committee; Compensation Committee; and Corporate Governance and Nominating Committee.

The purposes of the Audit Committee are to assist the board of directors in fulfilling its responsibilities regarding:

•	the integrity of Verso Paper Corp.’s financial statements and other financial information provided to its stockholders and other relevant parties;

•	Verso Paper Corp.’s system of internal control;

•	the performance of Verso Paper Corp.’s internal accounting and financial controls and the function of its internal audit department;

•	the qualifications, independence and performance of Verso Paper Corp.’s independent registered public accounting firm; and

•	Verso Paper Corp.’s process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

The purposes of the Compensation Committee are to assist the board of directors in fulfilling its responsibilities regarding:

•	the review and approval of Verso Paper Corp.’s compensation philosophy and objectives for its (and our) executive officers;

•	the review and approval of the performance goals and objectives relevant to the compensation of the executive officers;

•	the review and approval of the compensation of the executive officers; and

•	acting as administrator as may be required by Verso Paper Corp.’s incentive compensation and equity-related plans in which the executive officers may be participants.

The purposes of the Corporate Governance and Nominating Committee are to assist the board of directors in fulfilling its responsibilities regarding:

•	the identification of qualified candidates to become directors of Verso Paper Corp., consistent with criteria approved by its board of directors;

•	the selection of nominees for election as directors at the next annual meeting of stockholders of Verso Paper Corp. or a special meeting of stockholders at which directors are to be elected;

•	the selection of candidates to fill vacancies and newly created directorships on the board of directors;

•

the identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	the development and recommendation to the board of directors of guidelines setting forth corporate governance principles applicable to Verso Paper Corp.; and

•	oversight of the evaluation of the board of directors and management.

An affiliate of Apollo Management, L.P. controls substantially all of our equity interests and, therefore, Apollo has the power to control our affairs and policies. Apollo also controls the election of our directors and the appointment of our management.

Director Independence

As of June 10, 2011, our board of directors was composed of Michael E. Ducey, Michael A. Jackson, Scott M. Kleinman, David W. Oskin, L.H. Puckett, Jr., David B. Sambur and Jordan C. Zaken. Though not formally considered by our board of directors since our securities are not registered or traded on any national securities exchange, we believe that Messrs. Ducey, Oskin and Puckett would be considered independent under the listing standards of the New York Stock Exchange, the national securities exchange upon which the common stock of our indirect parent, Verso Paper Corp., is listed. The board of directors of Verso Paper Corp. has affirmatively determined that Messrs, Ducey, Oskin and Puckett meet the objective criteria for independence set forth by the New York Stock Exchange, and that none of them has any relationship, direct or indirect, to the company other than as stockholders or through their service as directors.

Policy Relating to Related-Person Transactions

Verso Paper Corp.’s board of director’s policy, as set forth in Verso Paper Corp.’s Audit Committee’s charter, is that all transactions between Verso Paper Corp. and related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by the Audit Committee, regardless of the dollar amount of the transaction. No transaction between Verso Paper Corp. and any related person has been reviewed or approved in fiscal 2010 or 2011.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Verso Paper Corp.’s Compensation Committee. No person who served as a member of the Compensation Committee during 2010 was, at any time in 2010, also our current or former officer or employee. Each member of the Compensation Committee is a partner or principal of Apollo, and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS

All elements of our executive compensation are derived from the charter of the compensation committee (the “Compensation Committee”) of our indirect parent, Verso Paper Corp., and compensation decisions are made by the Compensation Committee. The issuers do not have separate compensation committees. Also, our actions relating to compensation that are discussed below were actions of Verso Paper Corp., and the compensation plans and programs referenced in such discussion are plans and programs of Verso Paper Corp. The issuers do not take actions on compensation independent of Verso Paper Corp. and do not maintain separate compensation plans and programs for employees. Accordingly, references to “company,” “we,” “us,” and “our” are also references to Verso Paper Corp. in the Compensation Discussion and Analysis, Executive Compensation, and Director Compensation sections of this Prospectus, unless the context indicates otherwise.

Summary

Our compensation philosophy is that compensation should serve to attract and retain talented employees and encourage job performance by them that enhances our company’s financial performance and stockholder value. Accordingly, we design our compensation programs for our executive management, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (we sometimes refer in this prospectus to these five officers as our “named executive officers”) with the overall objectives of encouraging them to be committed to our company, strive to achieve outstanding financial performance by our company, and create value for our stockholders. To attain these overall objectives, we design our compensation programs for executive management along the following general guidelines:

•	Annual base salaries should be competitive with the marketplace average and create a measure of financial security.

•

Compensation should consist of a combination of variable annual and long-term incentive compensation that stresses the achievement of short-term and long-term performance objectives and provides the opportunity to earn more than the marketplace average for performance that exceeds targeted levels.

•	Compensation should permit outstanding individual achievements to be recognized and rewarded.

•	Incentive compensation opportunities should be targeted at levels that are competitive with those of our peer group companies.

•	Compensation should take into account internal pay equity that appropriately reflects the respective positions held by members of executive management.

•	Long-term compensation should include an equity component.

Our compensation philosophy and the above guidelines drive the specific elements of compensation that we choose to provide our executive management, which includes our named executive officers, as well as our decisions concerning the percentage mix of elements that comprise each individual compensation package. The table below lists the elements of the 2010 compensation packages of our executive management, including compensation received in 2010 and existing long-term compensation received in prior years. The table below indicates the specific objectives that each element of compensation is intended to achieve. How our elements of compensation are designed around our compensation philosophy and guidelines to achieve specific objectives are discussed in more detail in this “Compensation Discussion and Analysis” under the heading “Elements of Executive Compensation.”

Element of Compensation	Type of Compensation	Primary Objectives

Base Salary	Fixed cash payment	Attract and retain executive talent

Senior Executive Bonus Plan	Bonus that may be annual or long-term and incentive-based or discretionary	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term and long-term

2010 Verso Incentive Plan	Annual performance-based cash bonus with discretionary component	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term

Attract and retain executive talent

2009 Long-Term Cash Award Program for Executives(1)	Long-term performance-based cash bonus	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term and long-term

Retain executive talent

2008 Incentive Award Plan	Long-term equity-based incentive compensation	Encourage achievement of goals that enhance company financial performance and stockholder value in the short-term and long-term

Align the interests of executive management with those of our stockholders

Attract and retain executive talent

Unit Investment and Award Program(2)	Long-term equity-based incentive compensation	Align the interests of executive management with those of our stockholders

Retain executive talent

Other Benefits and Perquisites	Retirement Savings Plan (i.e., 401(k) plan), a tax-qualified defined contribution plan	Attract and retain executive talent

Supplemental Salary Retirement Program, a tax-qualified defined contribution program

Deferred Compensation Plan, a nonqualified defined contribution plan

Element of Compensation	Type of Compensation	Primary Objectives

Executive Retirement Program, a nonqualified defined contribution program

Termination allowance under our Severance Policy

Medical, dental, life, disability, AD&D and business travel accident insurance

Relocation assistance

Financial counseling

(1)	In 2009, we granted performance awards to our executive officers under the 2009 Long-Term Cash Award Program for Executives. Payouts under the program are based on Verso Paper Corp.’s financial performance in 2009, 2010, 2011 and the 2009-2011 performance cycle. The program is discussed in “Compensation Discussion and Analysis – Elements of Executive Compensation – 2009 Long-Term Cash Award Program for Executives.”

(2)	In 2006 and 2007, our executive officers and senior managers purchased and were granted Units representing limited partner interests in Verso Paper Management LP, which then was our sole stockholder. We have not granted any Units under the program since 2007. The program is discussed in “Compensation Discussion and Analysis – Elements of Executive Compensation – Unit Investment and Award Program.”

We strive to set for each member of our executive management, including our named executive officers, an overall compensation package consisting of a fixed salary, variable incentive compensation and other benefits, as indicated in the table above, at competitive levels that allow us to retain our incumbent executives and attract executive talent. Accordingly, we attempted for 2010 to set salaries, variable incentive compensation and other benefits for our executives that were generally in line with the salaries, variable incentive compensation and other benefits that we determined our peer group offers executives based on aggregated compensation survey data that we reviewed, as discussed in this “Compensation Discussion and Analysis” under “Use of Peer Group Data.”

We consider our compensation programs to have been successful in recruiting and retaining management-level employees who have displayed skill, experience, initiative and talent in managing our company successfully through challenging economic conditions in 2009. Therefore, we did not reevaluate our compensation programs extensively for 2010, including that we did not reevaluate whether there is an optimal percentage mix of fixed salary, variable incentive compensation (cash or equity) and other compensation or benefits that is different from the percentage mix of compensation types that we offer our executive management, nor did we consider changing the types of short-term and long-term incentive compensation that we offer. As a result, the structure of our compensation programs in 2010 did not significantly change from the structure described in our 2010 proxy statement.

In 2010, we awarded our executive management the following types of incentive compensation:

•

a performance-based bonus opportunity under the 2010 Verso Incentive Plan, designed to encourage achievement of goals for performance measures identified as capable of enhancing company financial performance, payable in early 2011 based upon the levels of performance goals achieved; and

•

stock options and restricted stock under the 2008 Incentive Award Plan, vesting over three years, to relate a significant portion of each executive’s long-term remuneration directly to appreciation in the value of our stock.

In awarding incentive compensation for 2010 to our executive management, including our named executive officers, we took into account their ownership of equity in Verso Paper Corp. that was purchased or awarded in prior years under our Unit Investment and Award Program and 2008 Incentive Award Plan, as well their continued eligibility through 2011 for incentive bonuses pursuant to awards made in 2009 under our 2009 Long-Term Cash Award Program for Executives. We discuss the incentive compensation that we awarded our named executive officers in 2010 in this “Compensation Discussion and Analysis” under “Elements of Executive Compensation – Verso Incentive Plan,” “—2009 Long-Term Cash Award Program for Executives,” and “—2008 Incentive Award Plan.” The incentive compensation awarded and payable to our named executive officers for 2010 performance is set forth in “Executive Compensation – Summary Compensation Table” and “Executive Compensation – Grants of Plan-Based Awards.”

Our named executive officers’ 2010 compensation included equity and performance-based compensation that was 37% to 43% of the total direct compensation of each named executive officer other than our President and Chief Executive Officer, and 48% of the total direct compensation of our President and Chief Executive Officer. As noted above, incentive-based compensation included long-term compensation granted in years prior to 2010. Base salary and discretionary bonuses constituted the balance of each named executive officer’s 2010 total direct compensation. As used in this context, “total direct compensation” means the aggregate amount of the executive’s base salary, discretionary bonuses, incentive bonuses and long-term equity-based awards valued on the basis of the grant-date fair value of such awards, as determined under the accounting principles used in our financial reporting.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority and responsibility for determining our compensation philosophy and objectives and establishing compensation for our executive management, which includes our named executive officers. The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our executive management as a group. Based on that annual review and such other information as it deems relevant, and in line with our compensation philosophy, the Compensation Committee determines compensation for our Chief Executive Officer and recommends the compensation for all of our other executive management, for approval by our board of directors.

Our Chief Executive Officer assists the Compensation Committee with establishing the compensation of our executive management, including our other named executive officers, by providing evaluations of their performance and recommendations to the board of directors regarding their compensation. Members of our executive management participate in annual performance reviews with the Chief Executive Officer, in which they evaluate with the Chief Executive Officer their contributions to our success for the period being assessed.

Use of Peer Group Data

We periodically review our compensation practices with reference to wage surveys conducted by compensation consulting firms. This data is integral to our decisions regarding appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data as a reference in establishing our compensation framework and to evaluate whether our compensation is at levels that will allow us to attract, retain and motivate our management. We determine, as part of that evaluation, the percentiles into which our compensation components – for example, salary – fall as compared to compensation information in the survey data, but we do not require that our compensation fall within certain percentiles, nor is the survey data determinative of the types or levels of compensation that we provide.

For our decisions with respect to 2010 executive compensation, we collected and reviewed compensation data from the following sources:

•

The 2010 Forest Products Industry Compensation Association Survey, or the “2010 FPICA Survey,” and the 2009 Forest Products Industry Compensation Association Survey, or the “2009 FPICA Survey,” conducted by the Stanton Group, which compiles compensation information from survey responses for companies in our industry, and from which we obtained aggregated data about executive compensation for various employee positions and duties, including positions and duties comparable to those of our named executive officers; and

•

Compensation survey data from Equilar, Inc., or the “Equilar Survey,” from which we obtained aggregated compensation data from survey responses by companies in multiple industries for various employee positions, including positions comparable to those held by our named executive officers.

We reviewed the compensation data that we obtained from the 2010 FPICA Survey, 2009 FPICA Survey and Equilar Survey to determine how our executive compensation levels and structure compared with the aggregate peer survey information included in such compensation data, which we categorized for purposes of our analysis into various groups by size and industry, and which we evaluated in terms of: overall compensation levels; the percentage mix of salary, short-term and long-term incentive compensation and other benefits in compensation packages; ratios of equity to cash compensation; and distribution of compensation among the five most highly compensated executives as compared to each other. We also reviewed the 2010 FPICA Survey data, in conjunction with the 2009 FPICA Survey data, to determine year-over-year trends in peer group compensation in our industry. In establishing compensation for our executive management, including our named executive officers, we structured the level and mix of compensation of each individual based on his position and duties, with a view towards creating compensation packages for our management that were competitive (especially as compared against survey data from companies within our industry or similar in size to us) with the types and levels of compensation that the aggregate survey data indicated was typically received by others holding similar positions and/or having similar duties.

The list set forth below includes peer group members that are listed by name in the 2010 FPICA Survey that we used, but does not include many manufacturing and other companies outside the paper and forest products industry that participated in the Equilar survey and that are included in aggregated responses used to create the survey data.

AbitibiBowater Inc.

Alabama River Pulp Company, Inc.

Appleton Coated LLC

Boise Cascade, L.L.C.

Boise Inc.

Buckeye Technologies Inc.

Caraustar Industries, Inc.

Clearwater Paper Corporation

Deltic Timber Corporation

Domtar Corporation

Evergreen Packaging Inc.

Forest Capital Partners, LLC

P.H. Glatfelter Company

Graphic Packaging International, Inc.

Green Diamond Resource Company

Greif, Inc.

Hancock Forest Management Inc.

Interfor Pacific, Inc.

International Paper Company

KapStone Paper and Packaging Corporation

Longview Fibre Company

Louisiana-Pacific Corporation

MeadWestvaco Corporation

Mendocino Forest Products Company, LLC

Myllykoski North America

NewPage Corporation

Nippon Paper Industries USA Co., Ltd.

Norbord Inc.

Packaging Corporation of America

Plum Creek Timber Company, Inc.

Potlatch Corporation

Rayonier Inc.

Rock-Tenn Company

Roseburg Forest Products Co.

Sappi Fine Paper North America

Sierra Pine Limited

Simpson Investment Company

Smurfit-Stone Container

Corporation

Sonoco Products Company

Swanson Group, Inc.

Temple-Inland Inc.

Timber Products Company

Twin Rivers Paper Company

West Fraser Timber Co. Ltd

West Linn Paper Company

The Westervelt Company

Weyerhaeuser Company

Elements of Executive Compensation

In this section of our discussion, we provide relevant details about the elements of our executive compensation. For a list and summary of these elements, please refer to “Compensation Discussion and Analysis – Summary.”

Base Salary

We determine base salaries for our executives, including our named executive officers, based on each of their position levels and responsibilities. In so doing, we take into account the salary ranges for comparable position levels and positions entailing similar responsibilities reported in aggregate survey data compiled from the survey responses of our peer group of companies, as explained above under “Use of Peer Group Data.” We intend base salaries to be competitive with the market average for salaries within our peer group, so that we can compete effectively in the market for talented individuals to serve as our executives and retain our executives.

Typically, no later than April of each year, we review and, as appropriate, increase the salaries of our employees, including our named executive officers, unless an employee’s performance during the preceding year indicates that a salary increase is not merited, or unless other events, such as a recent salary increase or events having an extraordinary negative impact on the economy or our business, indicate that a salary increase is not appropriate at that time. Effective January 1, 2010, we increased the annual base salaries of Mr. Weinhold from $295,000 to $318,600, and Mr. Mundy from $282,000 to $310,200; effective February 1, 2010, we increased the annual base salary of Mr. Jackson from $450,000 to $550,000; and effective April 1, 2010, we increased the annual base salary of Mr. Kesser from $250,080 to $270,086. Mr. Fellows’ annual base salary was increased effective December 15, 2009, as we reported in our 2010 proxy statement. In determining the amount by which to increase their salaries, we reviewed salaries for similar positions, determined by reference to aggregate peer survey data. We also evaluated each individual’s salary in the context of the functional areas of his responsibility and compared his salary to the aggregate peer survey data for positions having responsibilities for similar functional areas. We reviewed how his salary compared to the salaries of our other members of executive management, evaluating the differences in their salaries against the differences in salaries reported for similar positions, again determined by reference to aggregate peer survey data. We considered each individual’s experience and contributions in 2009 to our success. We took these factors into account in developing salaries that we believe are appropriate to our company and competitive for executive talent.

Senior Executive Bonus Plan

Under the Senior Executive Bonus Plan, our designated key executives, including our named executive officers, are eligible to receive bonus payments with respect to a specified period (e.g., one year). Bonuses are generally payable upon the attainment of pre-established performance goals. Performance goals under the Senior Executive Bonus Plan may relate to one or more corporate business criteria with respect to Verso Paper Corp. or any of its subsidiaries. The Senior Executive Bonus Plan also provides for bonuses that are not based on achievement of performance goals, including discretionary bonuses as determined by the Compensation Committee.

The Senior Executive Bonus Plan is intended to allow us flexibility in the compensation that we may provide our executives, including that we can encourage outstanding executive performance by providing annual or long-term incentive-based awards, promote retention of our executives with long-term awards and adjust compensation as we may determine to be appropriate with bonuses. In determining whether to grant awards and what types of awards to grant an executive under this plan, we would consider what cash and equity incentive awards and bonus opportunities the executive has received under our other plans, to develop a compensation structure for the executive that is in line with the goals that we determine to achieve through compensation of the executive.

Under this plan, we awarded bonuses for 2010 to certain Verso employees, including the named executive officers, in recognition of their efforts relating to Verso’s participation in a tax credit program and receipt of grant funds for energy efficiency projects, and in recognition of their individual contributions to various areas of company-wide improvements. The amounts of these bonuses that we awarded to our named executive officers are set forth in this prospectus in “Executive Compensation – Summary Compensation Table.”

Verso Incentive Plan

The Verso Incentive Plan, or the “VIP,” is a sub-plan under our Senior Executive Bonus Plan as it relates to our executive officers. It is administered by and operates at the discretion of the Compensation Committee. The VIP provides our executive officers and senior managers with an annual incentive (bonus) opportunity with awards based on the quantitative achievement of our performance measured against pre-established financial performance goals and a qualitative assessment of the individual, departmental and functional contributions of such individual to the achievement of those performance goals. We intend this plan to encourage individual executives and senior managers to contribute to our financial performance, by achieving performance goals that the Compensation Committee determines important for our financial success, and to encourage outstanding performance by individual executives and senior managers in the areas in which they can best contribute to our performance. Accordingly, bonuses under the plan are also based on a qualitative assessment of the individual, departmental and functional contributions of each individual participant to the achievement of the performance goals.

Establishment of VIP Pool

In February 2010, the Compensation Committee approved the VIP for 2010 and established the performance measures for 2010 under the VIP, the performance goals for those measures, the maximum potential funding of a pool from which incentive payments may be made after year-end (the maximum is the amount of total incentive payments to all VIP participants that would be required under the VIP if the highest level of achievement of the performance goals were attained), and the relative percentage that the level of achievement of each performance goal for each of those performance measures contributes to funding of the VIP pool.

In establishing the performance measures, the relative importance of those measures and what performance goals for those measures are appropriate, the Compensation Committee considers information concerning our financial objectives for the year, with the aim of reflecting our core financial objectives in the incentives created by the VIP. In establishing the potential funding of the VIP pool, the Compensation Committee considers what levels of incentive-based compensation, particularly cash-based incentive compensation, as a percentage of overall compensation are appropriate. In so doing, it considers what other cash-based and equity-based incentive compensation are provided to our executives, as well as incentive compensation information reflected in the aggregate survey data for our peer group, with the aim of establishing incentive compensation that is competitive but not excessive. Taking these matters into consideration, the Compensation Committee approves the above-described elements of the VIP for the year, as well as the maximum potential awards for the year under the VIP for each of our executive management, including our named executive officers (with input from our Chief Executive Officer concerning awards for senior executives other than himself), as described below in more detail under “Verso Incentive Plan – Determination of Individual Incentives.”

After year-end, the Compensation Committee reviews the pre-established goals for the performance measures (called here “performance goals”), Verso Paper Corp.’s level of achievement of those performance goals, and any additional factors that the Compensation Committee deems indicative of Verso Paper Corp.’s performance during the year. Based on its review after year-end of our achievement of the performance goals, the Compensation Committee determines what level of funding of the VIP pool is objectively called for based on the percentages previously assigned to each performance goal, and multiplies the result by two to establish the aggregate dollar amount of the pool for the year. However, the Compensation Committee may, in its discretion at any time, revise the awards to any one or more or all VIP participants as it deems appropriate, including to take into account extraordinary and/or unplanned events, and any such adjustment of awards on its part could result in an adjustment of the total VIP pool funding level, up or down, to correspond to the total incentive payments to be made to VIP participants.

For 2010, the Compensation Committee established the following performance goals for a combination of four core measures of 2010 performance, upon which a specified percentage of the overall VIP pool was based:

Performance Measures	Performance Goals	Funding Level	Percentage of Pool
Adjusted EBITDA(1)	Threshold: $110 million	60%	25%
	Target: $137 million	100%
	Maximum: $164 million	200%

Product Initiatives(2) – Tons	Threshold: 240,000 tons	60%	6.25%
	Target: 268,000 tons	100%
	Maximum: 295,000 tons	200%

Product Initiatives(2) – Contribution Margin	Threshold: 29%	60%	6.25%
	Target: 34%	100%
	Maximum: 37%	200%

Subtotal Ops(3)	Threshold: $21 million	60%	12.5%
	Target: $28 million	100%
	Maximum: $35 million	200%

An individualized list of incentive objectives related to the named executive officer’s opportunity to create value for our company	Performance goals are tailored to each named executive officer’s position and relate to performance on objectives associated with the named executive officer’s area of responsibility	Individual goals do not have an impact on the funding level	50%

(1)	Adjusted EBITDA is Verso Paper Corp.’s earnings before interest, taxes, depreciation and amortization, adjusted for expenses such as financial accounting changes, if any.

(2)	Product Initiatives are goals that we established for 2010 for sales of our products, including goals for tons of products sold and the contribution to Verso Paper Corp.’s profit margin of products sold.

(3)	Subtotal Ops is the total net year-over-year change, expressed in dollars, of improvements (i.e., increases in productivity and decreases in costs) in various areas of our mill operations that we identified for improvement in 2010.

As described above, we fund the VIP pool in an amount that is based on Verso Paper Corp.’s achievement of the financial performance goals for Adjusted EBITDA, Product Initiatives – Tons, Product Initiatives – Contribution Margin, and Subtotal Ops, each of which relate to core strategic initiatives intended to enhance our financial performance, including by encouraging improvements in product sales and mill operations.

The portion of the pool attributable to achievement of the performance goals for Adjusted EBITDA, Product Initiatives – Tons, Product Initiatives – Contribution Margin, and Subtotal Ops is funded based on the actual level of achievement of each such performance goal, using linear interpolation to determine the appropriate funding level between threshold, target and maximum levels. Achievement of each performance goal at the level indicated – i.e., threshold, target or maximum – results in funding of the portion of the VIP pool at the funding level that corresponds to the level of achievement of the applicable performance goal. For example, if Verso Paper Corp. achieved the target level of Adjusted EBITDA ($137 million), 25% of the VIP pool would be funded at a 100% level. Accordingly, achievement of the target level for Adjusted EBITDA would result in 25% (i.e., 25% of 100%) of the total possible pool being funded. As another example, if Verso Paper Corp. achieved the threshold level for Subtotal Ops ($21 million year-over-year improvement in identified areas of mill operations), 12.5% of the VIP pool would be funded at a 60% level, resulting in 7.5% (i.e., 12.5% of 60%) of the total possible pool being funded.

The portion of the VIP pool attributable to the achievement of individualized performance goals is funded at a level equal to the level of achievement of the four company-based financial performance goals. Therefore, although there is an individual measure of performance listed in the table above, its achievement, or lack thereof, does not affect the overall funding of the pool. Instead, its relative contribution to funding of the pool contracts or expands symmetrically with achievement of the first four measures of financial performance, which means that the four measures of Verso Paper Corp.’s financial performance determine the baseline funding of the pool, which is then multiplied by two to determine the aggregate funding level of the VIP.

If Verso Paper Corp. had achieved the maximum levels of performance goals for 2010 with respect to each of the four measures of company-based financial performance, then the VIP pool would have been funded at the 200% level, and so the maximum amount of the VIP pool would have been $17.02 million.

Verso Paper Corp.’s actual performance on the four measures of company-based performance in 2010 was as follows: (a) Adjusted EBITDA, $132 million; (b) Product Initiatives – Tons, 268,000 Tons; (c) Product Initiatives – Contribution Margin, 31%; and (d) Subtotal Ops, $21.8 million. Accordingly, based upon 2010 performance, as measured against the level of achievement of the specified performance goals, and using linear interpolation to determine the appropriate level of funding between the threshold levels achieved and target levels almost achieved for all performance measures except Product Initiatives – Tons (which achieved its target level performance goal), we funded the VIP pool at 84.6% of the target – 42.3% of the maximum – pool amount, or $7.2 million (11.62% of maximum based on Adjusted EBITDA; 3.13% of maximum based on Product Initiatives – Tons; 2.38% of maximum based on Product Initiatives – Contribution Margin; 4.03% of maximum based on Subtotal Ops; and 21.16% of maximum based on individual performance).

Determination of Individual Incentives

The annual VIP award to each participant in the VIP, including each named executive officer, is intended to encourage short-term retention and performance that will help us achieve the maximum goals for the performance measures listed in the table above.

After we establish the company-based performance measures and performance goals for the year, we establish for each VIP participant, including each of the named executive officers, a level of respective participation in the VIP pool that is based on an assessment of the ability of the functional department of the participant to contribute to the achievement of our goals for the company-based performance measures, as well as the individual participant’s ability, considering his position and duties with us, to have an impact on company performance, balanced against his other compensation for the year and the relative market average compensation for his position. The relative market average compensation for his position is determined by reference to the aggregate survey data for our peer group.

Based on this methodology, in February 2010 the Compensation Committee established for our named executive officers levels of respective participation in the VIP pool for 2010, expressed as a percentage of base salary. Depending on the level of funding of the VIP pool, the named executive officers were eligible for cash incentive opportunities of 36% to 60% of base salary at threshold performance, 60% to 100% of base salary at target performance, and 120% to 200% of base salary at maximum performance.

Early each year, each named executive officer establishes, in consultation with the Chief Executive Officer, individual performance goals under the VIP intended to be linked and supportive of meeting the company-based performance goals. A percentage is assigned to each goal that reflects an assessment of the relative importance of achieving that goal, as compared to other performance goals established for the named executive officer under the VIP.

Following year end, the Chief Executive Officer (or the Compensation Committee, in the case of the Chief Executive Officer) makes an assessment of each named executive officer’s performance during the year, which includes an objective review of whether the named executive officer achieved, or failed to achieve, one or more of his individual performance goals for the year, and a subjective review of his performance that includes an evaluation of the reasons why he may have achieved or failed to achieve those goals, changes in our business plans or other aspects of our business that affected what goals were appropriate for him to achieve, other achievements that he may have accomplished during the year that were not included in his individual performance goals, other challenges faced by him or his department during the year, his and his department’s other contributions to the achievement of the company-based performance goals, and any other factors that the Chief Executive Officer or Compensation Committee, as applicable, in his or its discretion, considers relevant indicators of the quality of the named executive officer’s performance for the year.

Based on this evaluation of individual performance, the Chief Executive Officer may recommend, or the Compensation Committee may determine, to adjust the amount of the named executive officer’s VIP incentive payment for the year. This ability to make a discretionary adjustment in the VIP incentive payment is intended to allow the Compensation Committee to reward for outstanding individual or outstanding company performance, or allow for unforeseen events affecting individual or company performance, during the year notwithstanding the VIP performance goals that were established at the beginning of the year. Therefore, because factors other than the individual performance goals for the named executive officer may be considered to merit an adjustment of his VIP award, a named executive officer’s achievement of his individual performance goals established at the beginning of the year is relevant to, but does not necessarily establish, his actual incentive payment after year-end. Furthermore, even if achievement of the named executive officer’s individual performance goals is the only indicator of performance considered in evaluating his performance for the year, the impact on his incentive payment of achieving each individual performance goal is not necessarily in proportion to the percentage of importance previously assigned to each individual performance goal at the beginning of the year. This is because the Compensation Committee may adjust the named executive officer’s award based on its consideration of the reasons for achieving, or not achieving, those goals, its evaluation of the relative importance of those goals in retrospect, or other factors relating to those goals that it deems relevant. The VIP is therefore designed to provide the Compensation Committee with discretion concerning payment of individual incentives to reflect its subjective evaluation of overall individual performance during the year, which is in addition to its discretion, already described above, to adjust the funding of the VIP pool based on its evaluation after year-end of overall company performance and any other factors that it determines relevant. The Compensation Committee determined the actual incentive payments to the executive officers for 2010 consistent with this approach.

For 2010, as noted above, the VIP pool was funded at 42.3% of maximum, based on the funding level called for under the VIP determined by reference to the level of achievement of company-based performance goals for 2010, and each of our named executive officers received 42.3% of the maximum incentive bonus available to him under the VIP for 2010. For the payments that each of our named executive officers received under the VIP, please refer to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation table under the heading “Executive Compensation” in this prospectus.

2009 Long-Term Cash Award Program for Executives

The 2009 Long-Term Cash Award Program for Executives is a program implemented under the Senior Executive Bonus Plan that is administered by the Compensation Committee. It is a performance-based incentive award program under which our executive officers are eligible to receive a cash incentive payment with respect to certain performance periods. In December 2008, the Compensation Committee selected the participants and established the financial performance measure and the threshold, target and maximum performance levels applicable to each participant in the program in order to create incentives for the participants to contribute to the achievement of outstanding financial performance by us in each of 2009, 2010, 2011 and the 2009-2011 performance cycle. The performance measure on which the incentive payments are based is the Adjusted EBITDA of Verso Paper Corp. for 2009, 2010, 2011 and the 2009-2011 performance cycle. The Compensation Committee selected Adjusted EBITDA as the financial performance measure under the program, because it is a straightforward measure of Verso Paper Corp.’s overall financial performance.

In early 2009, the Compensation Committee established the following Adjusted EBITDA performance goals under the program for the 2009-2011 performance cycle: $540 million (threshold); $600 million (target);

and $690 million (maximum); as well as the following Adjusted EBITDA annual performance goals for 2009: $125 million (threshold); $165 million (target); and $200 million (maximum). In March 2011, the Compensation Committee evaluated the Adjusted EBITDA performance goals for the 2009-2011 performance cycle against Verso Paper Corp.’s actual performance in 2009 and 2010, and determined that the goals were set too high to be likely to achieve the motivational and incentivizing purposes of the program. Accordingly, exercising its discretion under the program as its administrator, the Compensation Committee reduced the Adjusted EBITDA performance goals for the 2009-2011 performance cycle to the following: $431 million (threshold); $480 million (target); and $575 million (maximum).

In February 2010, the Compensation Committee established the following Adjusted EBITDA annual performance goals under the program for 2010: $110 million (threshold); $137 million (target); and $164 million (maximum).

The incentive amounts potentially payable to participants in the program, including each named executive officer, are based on the levels of performance goals achieved for Adjusted EBITDA during each year of, as well as during the entire, 2009-2011 performance cycle. Depending on performance against the pre-established Adjusted EBITDA performance goals for 2009, 2010, 2011 and the 2009-2011 performance cycle, the named executive officers are eligible to receive the following cash incentive award opportunities (referred to as the executive’s “performance award”) at threshold, target and maximum levels of performance, as established by the Compensation Committee in December 2008:

Name	Threshold Performance Award	Target Performance Award	Maximum Performance Award
Michael A. Jackson	$945,000	$1,350,000	$2,700,000
Lyle J. Fellows	297,920	425,600	851,200
Michael A. Weinhold	289,100	413,000	826,000
Robert P. Mundy	276,360	394,800	789,600
Peter H. Kesser	227,573	325,104	650,208

Up to 25% of each participant’s performance award will vest, and the amount of the performance award that will become payable to each executive at the end of the 2009-2011 performance cycle will be determined, based on the level of performance goal for Adjusted EBITDA that Verso Paper Corp. achieves for 2009, 2010, 2011 and the 2009-2011 performance cycle. For example, if it were to achieve the target level performance goal for Adjusted EBITDA for each of the four performance periods, then the named executive officers would be entitled to a performance award equal to 100% of their target performance award. However, if it were to achieve the threshold level performance goal for Adjusted EBITDA for two of the four performance periods, but were to fail to achieve even the threshold level for the remaining two performance periods, then each of the named executive officers would be entitled to 50% of his threshold performance award.

Performance awards, to the extent earned, will be paid to the participants in early 2012. Participants whose employment terminates prior to the end of 2011 as a result of death, disability or retirement or without cause will be eligible to receive a prorated portion of their performance award based on the number of completed calendar quarters during the applicable performance period that the participant remained employed, with the amount determined based on the actual levels of achievement of the Adjusted EBITDA performance goals and payable at the same time the incentive awards are paid to other participants generally.

The short-term annual performance periods are designed to encourage and create an incentive for participants to try to reach Adjusted EBITDA performance goals annually that will, over the three-year performance cycle, enhance our overall value. Establishing the annual goals near the beginning of each year allows us to take into account economic and business conditions then currently affecting us, to better match the annual Adjusted EBITDA performance goals to conditions in our industry. We balance the short-term annual performance goals with the 2009-2011 performance goals, so that our participants have goals for which to aim over the full performance cycle and that represent, based on information available to us at the time that the performance goals are established, varying levels of good-to-outstanding overall financial performance for us for the full three-years.

The Compensation Committee based the amount of the performance award for each participant on its assessment of his ability to contribute to improvements in Adjusted EBITDA, considering his position and duties with us, balanced against his other compensation for the year and the relative market average compensation for his position determined by reference to the aggregate survey data for our peer group. The percentage incentive amounts generally increase as a participant’s responsibilities increase, reflecting our compensation philosophy that, as a participant’s level of responsibility increases, a greater portion of his total compensation should depend on our performance.

Verso Paper Corp.’s Adjusted EBITDA for 2010 was $132 million, which met the 2010 EBITDA performance goal under the program at an achievement level between the threshold ($110 million) and target ($137 million) levels for 2010. Based on Verso’s actual Adjusted EBITDA in 2010 relative to the annual EBITDA performance goals for 2010, and employing linear interpolation between the vesting percentages of 25% for achievement of the threshold level and 50% for achievement of the target level of Adjusted EBITDA for 2010, the Compensation Committee determined that 45% of the maximum 2010 performance awards vested and will be payable in early 2012 in accordance with the program. The amounts payable under the program to the named executive officers in 2012 for 2010 performance are set forth in this prospectus in the Summary Compensation table under the heading “Executive Compensation” in the column entitled “2009 Long-Term Cash Award Program.”

As we noted in its 2010 proxy statement, Verso Paper Corp.’s Adjusted EBITDA for 2009 did not reach the threshold level performance goal necessary for the performance award for 2009 to vest. Therefore, the program participants, including the named executive officers, are not eligible to receive any amount of their performance award that is determined with respect to 2009 performance. The named executive officers remain eligible for the portion of their performance award that may vest depending on Verso Paper Corp.’s financial performance during 2011 and the 2009-2011 performance cycle.

In March 2011, the Compensation Committee established the Adjusted EBITDA performance goals under the program for 2011 as follows: $185 million (threshold); $231 million (target); and $277 million (maximum).

2008 Incentive Award Plan

The 2008 Incentive Award Plan is administered by the Compensation Committee and Verso Paper Corp.’s board of directors. Under this plan, we may grant a variety of equity-based compensation awards to our named executive officers and other employees, consultants and directors, including nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance based awards, stock payment awards and other equity- based awards. The awards available under the 2008 Incentive Award Plan also include performance-based cash bonuses, which would have pre-established performance goals that relate to the achievement of our business objectives. The performance-based stock awards available under the plan are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, to allow these awards, when payable, to be tax deductible by Verso Paper Corp.

We believe that providing our executives with long-term incentive compensation, whether equity-based or cash-based, that links a significant portion of their long-term remuneration to our long-term outstanding financial performance or appreciation in the value of Verso Paper Corp.’s stock, aligns their interests with those of Verso Paper Corp.’s stockholders by encouraging them to work towards achieving financial performance by us that enhances our value to Verso Paper Corp.’s stockholders. However, we also generally believe that equity-based incentive compensation, as opposed to cash-based incentive compensation, best aligns their interests with those of Verso Paper Corp.’s stockholders, because the value of equity-based compensation depends not only on our financial performance, but also on any other factors that may affect Verso Paper Corp.’s stock price. For this reason, we consider it important to include equity-based compensation in the compensation packages of our executive management, including our named executive officers. On March 26, 2010, the Compensation Committee granted our executive management stock options and restricted stock, such that each of our named executive officers received equity-based incentive compensation that ranged from approximately 7% to 10% of the named executive officer’s total direct compensation for 2010. The restricted stock is valued on the basis of Verso Paper Corp.’s closing sale price for its stock on the date of grant, and the options are valued as described in footnote 6 of the Summary Compensation table under the heading “Executive Compensation” in this prospectus. As used in this paragraph, “total direct compensation” includes salary, discretionary bonus, and both cash and equity incentive compensation.

The number of shares of common stock covered by the stock options and restricted stock that we granted each named executive officer in March 2010 was established by the Compensation Committee. The stock options and restricted stock granted to each named executive officer constituted approximately 60% and 40%, respectively, of the executive’s total equity compensation award for 2010. In determining the amount of stock options and restricted stock to grant each named executive officer, the Compensation Committee considered the named executive officer’s position and duties with us, balanced against his other compensation for the year (both type and amount), and evaluated that information in the context of what equity compensation, based on aggregate peer survey information, is typically granted to other executives similarly situated in other companies. From that information, the Compensation Committee established a general level and mix of stock option and restricted stock awards for each executive officer. The Compensation Committee then balanced its goal to create the strongest possible incentive for the award recipient (restricted stock) against the benefit to the company of offsetting some cost of the awards (stock options, which entail an exercise price), to arrive at a final mix of 60% stock options and 40% restricted stock. For information concerning the stock options and restricted stock granted to each named executive officer in 2010, please refer to the “Grants of Plan Based Awards Table” under the heading “Executive Compensation” below.

Each stock option was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the date of grant. For these purposes, and in accordance with the 2008 Incentive Award Plan and our practices, the fair market value is equal to the NYSE closing sale price per share on the date of grant.

The stock options and restricted stock awards vest – e.g., their transfer restrictions lapse – in three equal installments on each of the first three anniversaries of the date of grant.

The stock options are not transferable except in limited circumstances, such as death of the participant, and expire seven years from the grant date. Stock options do not confer any stockholder rights on holders of the options.

Subject to certain restrictions on transfer that apply to unvested shares of restricted stock, the recipient of a restricted stock award has all rights of a stockholder with respect to the shares of restricted stock held by the recipient, including the right to vote the shares and the right to receive cash or stock dividends paid with respect to the shares.

The 2008 Incentive Award Plan provides that in connection with any change in control of Verso Paper Corp., except as may otherwise be provided in any applicable award agreement entered into under the plan or in any employment agreement, and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. Although this vesting will occur whether or not employment terminates, we believe it is appropriate to fully vest equity awards in a change in control situation where the awards are not converted, assumed or replaced, because such a transaction may effectively end the award holder’s ability to realize any further value with respect to the equity awards. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), Verso Paper Corp.’s board of directors or Compensation Committee, in its sole discretion, may: provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by Verso Paper Corp.’s board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

The stock options and restricted stock are subject to stock option and restricted stock award agreements that incorporate the terms of the 2008 Incentive Award Plan and also modify the terms of the 2008 Incentive Award Plan relating to the award recipient’s death, disability, or termination of service prior to or upon a change in control. The stock option and restricted stock agreements provide that the recipient’s stock options and restricted stock become vested as to a pro rata percentage of the stock options and shares of restricted stock, based on the number of quarters that have elapsed from the most recent vesting date to the date of his or her death, disability or termination of service prior to or upon a change in control. Also, the stock options and restricted stock will become immediately vested and exercisable in full upon if, within six months after any change in control, his or her employment is terminated without cause; or he or she terminates employment with us by reason of a material reduction or change in authority or duties, a material reduction in salary that is not broad-based for similarly situated employees, or a material reduction in target bonus, profit-sharing or other incentive compensation that is not broad-based for similarly situated employees. If his or her employment with us terminates for any other reason, the unvested portion of the option is forfeited. The Compensation Committee, as administrator of this program, has the discretion to override the forfeiture provisions.

Additional information concerning the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control is presented under the heading “Potential Payments Upon Termination or Change in Control” in the “Executive Compensation” section below.

Unit Investment and Award Program

We have not granted any Units under the Unit Investment and Award Program since 2007. In 2006 and 2007, through this program our executive officers and senior managers purchased and were granted Units representing limited partner interests in Verso Paper Management LP. At the time, Verso Paper Management LP was our sole stockholder. The interests that they received were non-voting capital interests designated as Class A Units. The Class A Units were intended to be substantially economically equivalent to the securities acquired by affiliates of Apollo in connection with its acquisition of our assets from International Paper in 2006.

In connection with their investment in the Class A Units, our executive officers and senior managers became entitled to receive equity awards in the form of non-voting profit interests designated as Class B Units and Class C Units in Verso Paper Management LP. The Class B Units were intended to be substantially economically equivalent to stock options that vest based on the passage of time, generally vesting in five equal annual installments, subject to continuous employment through each applicable vesting date. The Class C Units were intended to be substantially economically equivalent to stock options that vest based on the achievement of performance criteria, generally vesting only upon the achievement of a specified internal rate of return. The number of Class B Units and Class C Units awarded were related to our evaluation of the estimated value of the individual’s opportunity and expected ability to affect our results.

Verso Paper Management LP issued Class D Units to our non-employee directors. The Class D Units were intended to be substantially economically equivalent to stock options that are fully vested as of the date of grant.

The Unit Investment and Award Program was designed for multiple purposes, including to serve as a means through which our executive and senior management indirectly purchased equity in us, to align their interests with those of our other equity owners. Our executive and senior management received long-term equity awards similar to stock options, to attract talented management and enhance management retention over the long-term, and also to align their interests with those of our equity owners. Our directors received long-term equity awards similar to stock options, to attract and retain qualified directors.

In connection with Verso Paper Corp.’s initial public offering in May 2008, all limited partner interests in Verso Paper Management LP were modified such that each holder of Class A Units, Class B Units, Class C Units and Class D Units (including our named executive officers and directors holding any such Units) was assigned a Unit for each share of Verso Paper Corp.’s common stock that would have been distributed by Verso Paper Management LP if it had distributed all shares of Verso Paper Corp.’s common stock held by it in kind, valued at the IPO price, in a hypothetical liquidation on the date of the IPO. All Units are vested, except that Units corresponding to former Class B Units that remained unvested on May 20, 2008, are subject to the same time-vesting requirements that applied to the former Class B Units.

Each Unit holder has the right, subject to certain conditions, to require that Verso Paper Management LP exchange the holder’s vested Units for shares of Verso Paper Corp.’s common stock held by Verso Paper Management LP. The exchange right of the management limited partners of Verso Paper Management LP is subject to certain transfer restrictions, repurchase rights and conditions relating to termination of employment. The shares of Verso Paper Corp. common stock that the management limited partners may acquire by exchanging their Units are outstanding shares of common stock owned by Verso Paper Management LP. Therefore, the exchange of Units for shares of common stock does not dilute the stockholders’ percentage equity ownership of Verso Paper Corp. In 2010, none of our named executive officers exchanged vested Units for shares of Verso Paper Corp.’s common stock held by Verso Paper Management LP.

Retirement Benefits, Severance Benefits and Perquisites

We provide the following benefits to our eligible employees, including our named executive officers, which we intend to be comparable to or better than those provided in the marketplace as reflected in aggregate peer survey data, to attract and retain qualified employees:

•	Retirement Savings Plan (i.e., 401(k) plan), a tax-qualified defined contribution plan

•	Supplemental Salary Retirement Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan

•	Deferred Compensation Plan, a nonqualified defined contribution plan

•	Executive Retirement Program, a nonqualified defined contribution program implemented under the Deferred Compensation Plan

•	Termination allowance under our Severance Policy

•	Medical, dental, life, disability, AD&D and business travel accident insurance

•	Relocation assistance

•	Financial counseling

Retirement Benefits. Our named executive officers receive retirement benefits under tax-qualified and nonqualified defined contribution plans.

Our Retirement Savings Plan (i.e., 401(k) plan) is a tax-qualified defined contribution plan in which the named executive officers participate on substantially the same terms as other participating employees. The Retirement Savings Plan permits eligible employees to defer up to the lesser of 85% or $16,500 of their annual eligible compensation on a tax deferred basis, subject to certain limitations imposed by the Internal Revenue

Code of 1986, as amended, or the “Internal Revenue Code.” We make employer matching contributions for employees who contribute under the Retirement Savings Plan; we match 70% of the first 4%, and 60% of the second 4% of employee contributions. Eligible employees’ elective deferrals and any matching contributions by us are immediately vested and non-forfeitable.

Our Supplemental Salary Retirement Program, or “SSRP,” is a tax-qualified defined contribution program implemented under our Retirement Savings Plan. The SSRP is funded by us and allocated yearly to a Retirement Savings Plan account for each eligible employee. The amount allocated to each participant’s account is determined by a formula that is based on the employee’s proximity to retirement age and cumulative years of service to us and the companies that previously owned our assets. Pursuant to the formula, we contribute between 2.75% and 12% of the employee’s eligible compensation. These contributions are in addition to those that we make under our Executive Retirement Program adopted under our nonqualified Deferred Compensation Plan, described below, pursuant to which we also make cash contributions as a retirement benefit. Unless an employee has been employed by us for at least three continuous years, our contributions to the employee’s SSRP account will not be vested. For employees who have been employed by us for at least three continuous years, all of our contributions to the SSRP account are vested.

Our Deferred Compensation Plan is a nonqualified defined contribution plan that permits employee participants to defer the receipt of up to 85% of their annual base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The plan also permits us to make matching contributions and discretionary employer contributions to the plan accounts of employee participants. We match 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations, including that the employee must not qualify for employer matching contributions under our Retirement Savings Plan. Until distributed, contributions to the plan and investment earnings are held in a rabbi trust funded by us.

Our Executive Retirement Program is a nonqualified defined contribution program implemented under our Deferred Compensation Plan for key employees. Under this program we may make discretionary employer contributions to the accounts of certain employee participants in the Deferred Compensation Plan. The program’s purpose is to provide a level of retirement benefits for key employees that is more competitive with retirement benefits reported for employees at their levels of employment in the aggregate peer survey information that we reviewed. Our named executive officers and executive management-level employees selected by the Compensation Committee are eligible to participate in the Executive Retirement Program. The employer contributions under the program vary between 4% and 10%, depending on the participant’s employment grade level, of the participant’s combined annual base salary and target annual incentive compensation opportunity, calculated on January 1 of a calendar year. These discretionary employer contributions are in addition to the matching contributions that we make with respect to employee deferrals under the Deferred Compensation Plan and the contributions to retirement savings plan accounts that we make under the SSRP (as described in the preceding paragraphs). The employer contributions under the program for 2010 are deferred until the earlier of February 1, 2012, or the participant’s separation from service, death or permanent disability. The employer contributions under the program for subsequent years will be deferred for two years or such longer period that a participant may select.

The amounts contributed for 2010 under these plans and programs are set forth in the “Summary Compensation Table,” below.

Severance Benefits. To support our compensation objective of attracting, retaining and motivating qualified employees, we have a severance policy that applies to our salaried employees that we believe is competitive with certain severance benefits provided by our peers, based on the aggregate peer survey data that we reviewed. Our severance policy provides for a termination allowance based on years of applicable service with Verso and, in our sole discretion, other benefits such as medical and dental insurance coverage for six months after termination at no cost to the employee and outplacement services appropriate to the employee’s position with Verso, if an employee’s employment with us is terminated without cause as determined under the severance policy, or if the employee’s location of employment is closed, relocated or sold and the employee is not offered a comparable position with Verso or the purchaser. Our named executive officers participate in our severance policy, and if their employment is terminated under any of the conditions set forth in the severance policy, then they are entitled to severance benefits under the policy in addition to those available under the employment agreement of Mr. Jackson and the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser.

Under the employment agreement of Mr. Jackson, he is eligible for severance benefits in the event of his termination of employment by us without cause, by him for good reason, or due to his death or disability. We have determined that it is appropriate to provide Mr. Jackson with severance benefits under these circumstances, to provide a compensation package with benefits that can compete with those provided by our peers, based on our review of aggregate peer survey data. Also, because we believe that a termination of employment by Mr. Jackson for good reason (or constructive termination) is conceptually the same as an actual termination by us, it is appropriate to provide severance benefits following a constructive termination of his employment.

Under the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser, each of them is eligible for certain severance benefits upon the termination of his employment with us for any reason. These severance benefits are consideration for, and are contingent upon, the named executive officer’s compliance with all obligations imposed by the agreement, including, among others, his obligations not to compete in our industry for one year after termination, not to share our confidential information, not to solicit or hire our employees, and not to solicit our customers. Benefits that consist of ongoing payments after his termination of employment with us are provided for up to 24 months, and we have the option of ceasing those payments when he is engaged by a new employer. As noted above, the severance benefits under the confidentiality and non-competition agreements are in addition to, and not in lieu of, severance benefits under our severance policy.

Additional information concerning the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control is presented under the heading “Potential Payments Upon Termination of Employment or Change in Control” in the “Executive Compensation” section below.

Perquisites. We make available medical, dental, life, disability, AD&D and business travel accident insurance to all eligible salaried employees. We provide relocation benefits, including a housing allowance, to certain eligible employees, including our named executive officers, upon the commencement of their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates. We also cover the taxes on the housing allowance through a tax gross-up of the housing allowance. We cover the cost of financial counseling for our senior executives, including our named executive officers, to encourage them to utilize our compensation program to its best advantage, subject to an annual cap that is between $6,500 and $9,500 depending on the executive’s position.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of compensation provided by us, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain flexibility in the structure of compensation that we provide, even if that structure results in our inability to take tax deductions for some compensation, so that we may consider other factors in determining what compensation is appropriate for our management. We expect base salary and other compensation provided by us in 2010 to meet the requirements for tax deductibility under the Internal Revenue Code, except that compensation attributable to Units vesting under the Amended and Restated Limited Partnership Agreement of Verso Paper Management LP is structured such that we do not take tax deductions for it.

Section 409A of the Internal Revenue Code, or “Section 409A,” imposes significant additional taxes and interest on underpayments of taxes in the event that an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

We have adopted the fair value recognition provisions of FASB ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.

Risk Considerations

We use compensation, in part, to motivate and reward our executive management and other employees for achieving our business goals. Achievement of those business goals will lead to results that benefit us. However, we realize that the pursuit of goals that lead to payment of incentive compensation, especially annual cash incentive compensation such as the VIP bonus, could cause our executives or other employees to focus on individual enrichment, rather than our welfare, and so take actions intended to achieve the business goals necessary for payment of the incentive but that expose us to undue risk. We do not believe that risks arising from our compensation policies and practices, including the compensation plans and programs for our executives described above, are reasonably likely to have a material adverse effect on us primarily because they:

•	contain elements that effectively link performance-based compensation to financial goals for our company that promote stockholder interests;

•

include an overall mix of compensation elements for those individuals who are best positioned to have an impact on our financial performance (e.g., our named executive officers) that is appropriately balanced between short-term and long-term incentives, such that it does not encourage the taking of short-term risks at the expense of long-term results;

•

provide the Compensation Committee with the discretion to increase, decrease or eliminate incentive payments triggered by reaching performance goals under our incentive plans and programs, thereby giving the Compensation Committee the ability to reduce or withhold an incentive payment if it determines that inappropriate risks were taken to reach the goal necessary to earn the incentive payment; and

•

include equity-based compensation for our executive and senior management that aligns their interests with those of Verso Paper Corp.’s stockholders, by providing them with an incentive to achieve financial results that enhance the value of their equity-based compensation and Verso Paper Corp.’s value to stockholders, but that discourages them from excessive risk-taking that could reduce the value of their equity-based compensation and Verso Paper Corp.’s value to stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of our named executive officers for service during 2010, 2009 and 2008.

							Non-Equity Incentive Plan Compensation
				Stock Awards				2009 Long- Term Cash Award Program(7)
Name and Principal Position	Year	Salary(1)	Bonus(2)(3)	Partnership Unit Awards(4)	Restricted Stock Awards(5)	Option Awards(6)	Verso Incentive Plan		All Other Compensation(8)	Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)		(i)	(j)

Michael A. Jackson	2010	$541,667	$113,265	$—	$62,430	$66,190	$465,300	$303,750	$159,769	$1,712,371
President and Chief Executive Officer	2009	450,000	—	—	365,310	375,566	225,000	—	51,397	1,467,273
	2008	450,000	184,400	2,294,765	—	—	395,560	—	53,144	3,377,869

Lyle J. Fellows	2010	350,000	59,120	—	33,444	35,460	236,880	95,760	154,301	964,965
Senior Vice President of Manufacturing and Energy	2009 2008	306,167 304,000	140,000 97,626	— 516,317	84,870 —	86,836 —	140,000 209,374	— —	111,497 69,966	869,370 1,197,283

Michael A. Weinhold	2010	318,600	28,098	—	24,525	26,003	202,152	92,925	92,506	784,809
Senior Vice President of Sales, Marketing and Product Development	2009	295,000	—	—	81,180	82,494	100,000	—	47,049	605,723
	2008	295,000	87,747	516,317	—	—	181,793	—	40,128	1,120,985

Robert P. Mundy	2010	310,200	69,678	—	24,525	26,003	196,822	88,830	91,720	807,778
Senior Vice President and Chief Financial Officer	2009	282,000	—	—	77,490	80,323	80,000	—	45,184	564,997
	2008	282,000	83,157	516,317	—	—	178,343	—	39,217	1,099,034

Peter H. Kesser	2010	265,085	22,904	—	16,724	17,729	137,096	73,148	53,184	585,870
Vice President, General Counsel and Secretary	2009	250,080	—	—	70,110	71,640	80,000	—	26,513	498,343
	2008	247,560	64,999	401,627	—	—	139,401	—	24,145	877,732

(1)	We increased the base salaries of our named executive officers in 2010 as follows: Mr. Jackson – increase from $450,000 to $550,000 effective February 1, 2010; Mr. Weinhold – increase from $295,000 to $318,600 effective January 1, 2010; Mr. Mundy – increase from $282,000 to $310,200 effective January 1, 2010; and Mr. Kesser – increase from $250,000 to $270,086 effective April 1, 2010. Mr. Fellows’ base salary was increased from $304,000 to $350,000 effective December 15, 2009, as we reported in the 2010 proxy statement. The 2010 base salaries shown in the table for Messrs. Jackson and Kesser represent blended rates that include the base salary in effect from January 1, 2010, to the effective date of the salary increase and the base salary in effect for the remainder of 2010.

(2)	In April 2010, we paid discretionary bonuses under the Senior Executive Bonus Plan to the following named executive officers in recognition of their efforts relating to Verso Paper Corp.’s participation in a tax credit program and receipt of grant funds for energy efficiency projects: Mr. Jackson – $90,000; Mr. Fellows – $55,000; and Mr. Mundy – $40,000. In addition, in February 2011, we paid discretionary bonuses under the Senior Executive Bonus Plan to the following named executive officers in recognition of their individual contributions to various company-wide improvements during 2010: Mr. Jackson – $23,265; Mr. Fellows – $4,120; Mr. Weinhold – $28,098; Mr. Mundy – $29,678; and Mr. Kesser – $22,904.

(3)	In February 2009, we paid discretionary bonuses under the Senior Executive Bonus Plan to our named executive officers in recognition of their individual contributions to various company-wide improvements during 2008.

(4)	Our executive officers invested in the company by purchasing Class A Units of Verso Paper Management LP. In connection with that investment, the executive officers also received Class B Units that vested over time and Class C Units that vested based on Verso’s performance. On May 20, 2008, in connection with Verso Paper Corp.’s IPO, the limited partnership agreement of Verso Paper Management LP was amended to provide that, among other things, the former holders of Class C Units, including our executive officers, held vested Units corresponding to the unvested former Class C Units. The amounts in this column for 2008 reflect the aggregate grant date fair value determined as of the vesting date, computed in accordance with FASB ASC Topic 718. The grant date fair value per unit was $11.88. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2011.

The SEC’s disclosure rules that applied to Verso Paper Corp.’s 2009 proxy statement required that we present partnership unit award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards. This requirement meant, in effect, that in any given year we could recognize, for financial statement reporting purposes, amounts with respect to both grants made in that year and grants made in past years that vested in, or were still vesting during, that year. However, 2009 changes in the SEC’s disclosure rules require that we present the partnership unit award amounts in the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentation in the table of the stock option and restricted stock awards using the grant date fair value of the awards granted during the corresponding year, regardless of the vesting period of the awards. Since this requirement differs from the SEC’s disclosure rules prior to 2009, the amounts reported in the table above for partnership unit awards in 2008 differ from the amounts reported for partnership unit awards in the Summary Compensation table for 2008 in Verso Paper Corp.’s 2009 proxy statement. As a result, each named executive officer’s total compensation amount for 2008 in the table above also differs from the amounts reported in the Summary Compensation table in the 2009 proxy statement.

(5)	We granted shares of restricted stock to our named executive officers on September 21, 2009, and March 26, 2010. The amounts in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. The fair value of the restricted stock awards was calculated based on the closing sale price per share of Verso Paper Corp.’s common stock, as reported by the New York Stock Exchange, on the grant dates of September 21, 2009 ($3.69 per share) and March 26, 2010 ($3.01 per share). These amounts reflect our total accounting expense for these awards to be recognized over the full three-year vesting term and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of restricted stock awards will depend on the market price of Verso Paper Corp.’s stock on the vesting date. There can be no assurance that the value realized by an executive will be at or near the value of the market price of the stock on the grant date.

(6)	We granted stock options to our named executive officers on September 21, 2009, and March 26, 2010. The amounts in this column represent the aggregate grant date fair value of the stock option awards computed in accordance with FASB ASC Topic 718. The grant date fair value per stock option was $2.17 on September 21, 2009, and $2.13 on March 26, 2010. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2011. There can be no assurance that the grant date fair value amounts will ever be realized. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

(7)	The compensation for 2010 in this column represents a partial vesting of the 2010 tranche of the performance awards granted under the 2009 Long-Term Cash Award Program for Executives. Its payment is deferred until early 2012 in accordance with the program.

(8)	The compensation for 2010 in this column consists of:

(a)	employer matching contributions under the Retirement Savings Plan to the accounts of Mr. Jackson – $12,740, Mr. Fellows – $11,730, Mr. Weinhold – $10,726, Mr. Mundy – $10,794, and Mr. Kesser – $12,740;

(b)	employer matching contributions under the Deferred Compensation Plan to the accounts of Mr. Jackson – $21,450, Mr. Fellows – $6,067, Mr. Weinhold – $8,284, Mr. Mundy – $8,065, and Mr. Kesser – $4,681;

(c)	employer contributions under the SSRP to the accounts of Mr. Jackson – $23,559, Mr. Fellows – $65,400, Mr. Weinhold – $20,930, Mr. Mundy – $21,510, and Mr. Kesser – $9,490;

(d)	employer contributions under the Executive Retirement Program to the accounts of Mr. Jackson – $90,000, Mr. Fellows – $63,000, Mr. Weinhold – $44,604, Mr. Mundy – $43,428, and Mr. Kesser – $24,008;

(e)	payments for financial counseling received by Mr. Jackson – $9,500, Mr. Fellows – $6,500, Mr. Weinhold – $6,500, Mr. Mundy – $6,500, and Mr. Kesser – $1,025; and

(f)	premiums (grossed up to cover taxes in the amounts indicated in parentheses) paid on life and long-term disability insurance coverage maintained for Mr. Jackson – $2,520 ($527), Mr. Fellows – $1,604 ($335), Mr. Weinhold – $1,462 ($306), Mr. Mundy – $1,423 ($298), and Mr. Kesser – $1,240 ($259).

Compensation of Named Executive Officers

The Summary Compensation table quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in 2010, 2009 and 2008. The primary elements of each named executive officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, restricted stock and partnership unit awards, and annual and long-term cash incentive compensation. Our named executive officers also earned or were paid other benefits whose aggregate value is shown in the “All Other Compensation” column of the Summary Compensation table and whose individual components are described and valued in footnote 8 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of Mr. Jackson’s employment agreement is provided immediately following this paragraph. The Grants of Plan-Based Awards table, and the description of the material terms of the stock options and restricted stock that follows it, provide information regarding the long-term equity incentives awarded to the named executive officers in 2010. The Outstanding Equity Awards at Fiscal Year-End table and the Option Exercises and Stock Vested table provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The Nonqualified Deferred Compensation table and related description of the material terms of our nonqualified Deferred Compensation Plan, including our Executive Retirement Program, describe each named executive officer’s retirement benefits under this plan and program and provide context to the amounts listed in the

Summary Compensation table. The discussion under the heading “Potential Payments Upon a Termination or Change in Control” is intended to further explain the potential future payments that are, or may become, payable to our named executive officers under certain circumstances.

Employment Agreement – Salary and Bonus

We entered into an employment agreement with Mr. Jackson effective as of November 20, 2006. The agreement was amended in January 2008 to provide Mr. Jackson with certain payments and benefits upon the termination of his employment with us, and was amended again in December 2008 to add provisions relating to Section 409A of the Internal Revenue Code. The term of Mr. Jackson’s employment agreement is three years with automatic renewal for additional one-year periods, unless he or we give a notice of non-extension. Mr. Jackson’s employment agreement has renewed automatically twice since the expiration of its initial term on November 20, 2009, and currently is due to expire on November 20, 2011. Mr. Jackson’s employment agreement entitles him to receive an annual base salary that is subject to increase at the discretion of our board of directors. His current base salary, effective as of February 1, 2011, is $625,000 per year. Mr. Jackson also is entitled to receive an annual bonus with a target bonus opportunity equal to 100% of his then current annual base salary. The provisions of Mr. Jackson’s employment agreement relating to termination of employment payments and benefits are discussed under the heading “Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth information for 2010 regarding grants of equity-based awards to our named executive officers under the 2008 Incentive Award Plan, the potential cash incentive awards under the 2010 Verso Incentive Plan, or “VIP,” and the potential cash incentive awards under the 2009 Long-Term Cash Award Program for Executives.

Name	Grant Date of Equity- Based Awards(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Stock Awards: Number of Shares of Stock (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		2010 Verso Incentive Plan(2)			2009 Long-Term Cash Award Program for Executives(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Michael A. Jackson
Stock Options	3/26/2010								31,111	$3.01	$66,190
Restricted Stock	3/26/2010							20,741			62,430
Cash Incentive Awards	N/A	$330,000	$550,000	$1,100,000
	N/A				$168,750	$337,500	$675,000

Lyle J. Fellows
Stock Options	3/26/2010								16,667	3.01	35,460
Restricted Stock	3/26/2010							11,111			33,444
Cash Incentive Awards	N/A	168,000	280,000	560,000
	N/A				53,200	106,400	212,800

Michael A. Weinhold
Stock Options	3/26/2010								12,222	3.01	26,003
Restricted Stock	3/26/2010							8,148			24,525
Cash Incentive Awards	N/A	143,370	238,950	477,900
	N/A				51,625	103,250	206,500

Robert P. Mundy
Stock Options	3/26/2010								12,222	3.01	26,003
Restricted Stock	3/26/2010							8,148			24,525
Cash Incentive Awards	N/A	139,590	232,650	465,300
	N/A				49,350	98,700	197,400

Peter H. Kesser
Stock Options	3/26/2010								8,333	3.01	17,729
Restricted Stock	3/26/2010							5,556			16,724
Cash Incentive Awards	N/A	97,231	162,052	324,104
	N/A				40,638	81,276	162,552

(1)	The Compensation Committee approved the equity-based awards on the grant date of March 26, 2010.

(2)	Amounts reflect threshold, target and maximum cash incentive award opportunities for the 2010 annual performance period under the VIP, subject to the Compensation Committee’s discretion to adjust the actual amount of such award up or down to account for individual performance and other considerations. The actual cash amounts paid under the VIP in 2011 with respect to 2010 are reported in column (g) of the Summary Compensation table.

(3)	Amounts reflect threshold, target and maximum cash incentive award opportunities under the 2009 Long-Term Cash Award Program for Executives for 2010. The threshold, target and maximum aggregate cash incentive award opportunities, in the aggregate, for each year of and the entire three year performance period 2009-2011 are set forth in “Compensation Discussion and Analysis – 2009 Long-Term Cash Award Program for Executives.” In the first quarter of 2011, the Compensation Committee reviewed Verso Paper Corp.’s performance with respect to the pre-established Adjusted EBITDA performance goal for 2010, certified the level of performance achieved and determined that based on its Adjusted EBITDA results for 2010, 45% of the maximum 2010 performance awards vested. Under the program, the vested amounts are payable in early 2012, subject to the terms and conditions of the program. The actual cash amounts payable under the program in 2012 with respect to 2010 are reported in column (g) of the Summary Compensation table.

(4)	The amounts in this column represent the grant date fair value of these stock option and restricted stock awards computed in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value these awards, see footnotes 5 and 6 of the Summary Compensation table.

Description of Plan-Based Awards

The material terms of the non-equity incentive plan awards granted under the 2010 Verso Incentive Plan and the 2009 Long-Term Cash Award Program for Executives reported in the table above are described under the headings “Compensation Discussion and Analysis – 2010 Verso Incentive Plan” and “– 2009 Long-Term Cash Award Program for Executives.” Each of the equity incentive plan awards reported in the table above was granted under, and is subject to the terms of, the 2008 Incentive Award Plan. The material terms of those awards are described under the heading “Compensation Discussion and Analysis – 2008 Incentive Award Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the outstanding awards of options to acquire common stock of Verso Paper Corp., unvested shares of restricted stock pf Versp Paper Corp., and unvested Units representing limited partner interests in Verso Paper Management LP that were held by our named executive officers as of December 31, 2010.

Name	Grant Date	Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options(3)		Option Exercise Price	Option Expiration Date	Number of Unvested Shares of Restricted Stock(4)	Market Value of Unvested Shares of Restricted Stock(5)	Unit Awards(2)
		Number Exercisable	Number Unexercisable					Number of Unvested Units	Market Value of Unvested Units(5)
Michael A. Jackson	3/26/2010		31,111	$3.01	3/26/2017
	3/26/2010					20,741	$70,934
	9/21/2009	57,666	115,334	3.69	9/21/2016
	9/21/2009					66,000	225,720
	2/16/2007							15,451	$52,842
	11/20/2006							3,864	13,215

Lyle J. Fellows	3/26/2010		16,667	3.01	3/26/2017
	3/26/2010					11,111	38,000
	9/21/2009	13,333	26,667	3.69	9/21/2016
	9/21/2009					15,334	52,442
	11/1/2006							4,346	14,863

Michael A. Weinhold	3/26/2010		12,222	3.01	3/26/2017
	3/26/2010					8,148	27,866
	9/21/2009	12,666	25,334	3.69	9/21/2016
	9/21/2009					14,667	50,161
	11/1/2006							4,346	14,863

Robert P. Mundy	3/26/2010		12,222	3.01	3/26/2017
	3/26/2010					8,148	27,866
	9/21/2009	12,333	24,667	3.69	9/21/2016
	9/21/2009					14,000	47,880
	11/1/2006							4,346	14,863

Peter H. Kesser	3/26/2010		8,333	3.01	3/26/2017
	3/26/2010					5,556	19,002
	9/21/2009	11,000	22,000	3.69	9/21/2016
	9/21/2009					12,667	43,321
	11/1/2006							3,380	11,560

(1)	The stock options and shares of restricted stock were granted on September 21, 2009, and March 26, 2010, under the 2008 Incentive Award Plan.

(2)	The Units represent limited partner interests in Verso Paper Management LP and vest in 20% annual increments beginning on August 1, 2007. After vesting, the Units may be exchanged for shares of Verso Paper Corp. common stock owned by Verso Paper Management LP on a one-for-one basis, subject to the provisions of the limited partnership agreement of Verso Paper Management LP. Because the shares of common stock that may be acquired upon the exchange of vested Units are owned by Verso Paper Management LP, the exchange of vested Units for shares of common stock will not dilute the percentage equity ownership of stockholders of Verso Paper Corp.

(3)	Options to acquire the number of shares indicated vest in three equal annual installments beginning on September 21, 2010, for options granted on September 21, 2009, and beginning on March 26, 2011, for options granted on March 26, 2010.

(4)	The restricted stock vests and transfer restrictions lapse in three equal annual installments beginning on September 21, 2010, for restricted stock granted on September 21, 2009, and beginning on March 26, 2011, for restricted stock granted on March 26, 2010.

(5)	Because the unvested Units, once vested, may be exchanged on a one-for-one basis for shares of Verso Paper Corp. common stock owned by Verso Paper Management LP, the market value of the unvested Units was calculated based on the closing sale price of $3.42 per share of Verso Paper Corp.’s common stock on December 31, 2010, multiplied by the number of unvested Units held by the named executive officer on that date.

Option Exercises and Stock Vested

The following table shows the number and value of the shares of restricted stock and Units that vested in 2010 for each of our named executive officers. None of our executive officers exchanged Units for Verso Paper Corp.’s common stock or exercised stock options in 2010.

	Stock Awards(1)		Unit Awards
Name	Number of Shares that Vested(1)	Value Realized on Vesting(2)	Number of Units that Vested(3)	Value Realized on Vesting(4)
Michael A. Jackson	33,000	$92,070	19,315	$57,945
Lyle J. Fellows	7,666	21,388	4,346	13,038
Michael A. Weinhold	7,333	20,459	4,346	13,038
Robert P. Mundy	7,000	19,530	4,346	13,038
Peter H. Kesser	6,333	17,669	3,380	10,140
(1)	The shares of restricted stock were granted on September 21, 2009, under the 2008 Incentive Award Plan.

(2)	The value realized on vesting was calculated by multiplying the closing sale price of $2.79 per share of Verso Paper Corp.’s common stock on September 20, 2010 (the last business day prior to vesting) by the number of shares of restricted stock held by the named executive officer that vested on September 21, 2010.

(3)	The Units represent limited partner interests in Verso Paper Management LP and vest in 20% annual increments beginning on August 1, 2007.

(4)	The value realized on vesting was calculated by multiplying the closing sale price of $3.00 per share of Verso Paper Corp.’s common stock on July 30, 2010 (the last business day prior to vesting) by the number of Units held by the named executive officer that vested on August 1, 2010.

Nonqualified Deferred Compensation

The following table provides information about our named executive officers’ participation in 2010 in the Deferred Compensation Plan and the Executive Retirement Program implemented under the Deferred Compensation Plan. There were no withdrawals or distributions from their plan accounts in 2010.

Name	Executive Contributions	Verso Contributions(1)	Aggregate Earnings(2)	Aggregate Balance as of December 31, 2010(3)
Michael A. Jackson	$33,000	$128,271	$40	$271,423
Lyle J. Fellows	9,333	113,697	22,529	295,379
Michael A. Weinhold	12,744	61,568	12,467	151,715
Robert P. Mundy	12,408	60,753	20,196	161,182
Peter H. Kesser	9,003	31,441	7,001	84,112
(1)	The company’s contributions are included as compensation for each named executive officer in the “All Other Compensation” column of the Summary Compensation table. The company contributions consist of the following:

(a)	SSRP: Mr. Jackson – $16,821; Mr. Fellows – $44,630; Mr. Weinhold – $8,680; Mr. Mundy – $9,260; and Mr. Kesser – $2,752.

(b)	Deferred Compensation Plan: Mr. Jackson – $21,450; Mr. Fellows – $6,067; Mr. Weinhold – $8,284; Mr. Mundy – $8,065; and Mr. Kesser – $4,681.

(c)	Executive Retirement Program: Mr. Jackson – $90,000; Mr. Fellows – $63,000; Mr. Weinhold – $44,604; Mr. Mundy – $43,428; and Mr. Kesser – $24,008.

(2)	The earnings on deferred compensation are not included as compensation for the named executive officers in the current or prior years’ Summary Compensation tables in accordance with SEC rules, because these earnings are not at above-market rates.

(3)	Contributions by the named executive officers and the company for 2008 were disclosed in the Nonqualified Deferred Compensation table, and contributions by the company for 2008 also were disclosed in the “All Other Compensation” column of the Summary Compensation table, in Verso Paper Corp.’s 2009 proxy statement. Contributions by the named executive officers and the company for 2009 were disclosed in the Nonqualified Deferred Compensation table, and contributions by the company also were disclosed in the “All Other Compensation” column of the Summary Compensation table, in Verso Paper Corp.’s 2010 proxy statement. Contributions by the company for 2010 are disclosed in the “All Other Compensation” column of the Summary Compensation table of this prospectus.

Our Deferred Compensation Plan, a nonqualified defined contribution plan, permits employee participants to defer the receipt of up to 85% of their base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The plan also permits us to make employer matching contributions and discretionary contributions to the plan accounts of participants. We match 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations. While actively employed, plan participants may not withdraw specific dollar amounts from their plan accounts unless certain hardship conditions are satisfied. Upon termination of employment with us, a participant (or in the case of death, the participant’s beneficiaries) receives his or her account balance in a lump sum or installments, subject to plan requirements. Participants in the Deferred Compensation Plan may elect among the investment funds offered under the plan.

Under our Executive Retirement Program, we are authorized to make discretionary contributions to the accounts of certain participants in the Deferred Compensation Plan. The discretionary contributions under the program are in addition to the employer matching contributions that we make with respect to employee deferrals of base salary and incentive compensation under the Deferred Compensation Plan. Our executive officers and certain senior managers selected by the Compensation Committee are eligible to participate in the program. The contributions under the program vary between 4% and 10%, depending on the participant’s employment grade level, of the participant’s combined base salary and target annual incentive award opportunity calculated on January 1 of each calendar year. The contributions under the program are made during the first quarter of the year. The contributions under the program for 2010 will be deferred until the earlier of February 1, 2012, or the participant’s separation from service, death or permanent disability. The contributions under the program for subsequent years will be deferred for at least two years or such longer period as may be selected by each participant.

Potential Payments upon Termination of Employment or Change in Control

Mr. Jackson’s Employment Agreement

Mr. Jackson’s employment agreement, described above under the heading “Employment Agreements – Salary and Bonus,” provides for certain payments and benefits to be paid to Mr. Jackson in connection with a termination of his employment with us. Mr. Jackson’s employment will terminate upon his death and may be terminated by us upon his Disability, by us for or without Cause, or by Mr. Jackson for or without Good Reason (as each capitalized term is defined in the agreement). Upon the termination of Mr. Jackson’s employment for any reason, he will be entitled to receive (a) any unpaid amount of his annual base salary through the date of termination; (b) any annual bonus that he earned for any year ended prior to the date of termination and that is unpaid as of such date; (c) any reimbursable expenses owed to him; (d) any accrued vacation pay owed to him; (e) any amount arising from his participation in our employee benefit plans and programs, including a termination allowance and outplacement services under our severance policy; (f) subsidized medical and dental insurance coverage for up to 24 months after the date of termination; (g) reimbursement of the cost of converting the group life insurance coverage on his life to an individual policy and the premiums on the individual policy for up to 24 months after termination of employment; and (h) a contribution to his account under our Deferred Compensation Plan in respect of his lost retirement benefits during the 24-month period after the date of termination, with the term “lost retirement benefits” being defined as the projected value of employer contributions under our Retirement Savings Plan, Deferred Compensation Plan (including the Executive Retirement Program), and Supplemental Salary Retirement Program that would have been received if he had remained actively employed with Verso for 24 months following employment termination. The reimbursement of the life insurance conversion cost and premiums and the subsidized medical and dental insurance coverage will be grossed up for applicable income taxes. If Mr. Jackson’s employment is terminated due to his death, his estate will receive the payments and benefits noted above, plus an amount equal to one year of his base salary. If Mr. Jackson’s employment is terminated by us without Cause or by him for Good Reason, Mr. Jackson will be entitled to receive, in addition to the payments and benefits described above, his annual base salary for 18 months after the date of termination and an amount equal to 1.5 multiplied by the amount, if any, of the annual bonus payable to him with respect to the year immediately preceding the year in which the date of termination occurs.

Confidentiality and Non-Competition Agreements

Each of our named executive officers, except Mr. Jackson, is a party to a confidentiality and non-competition agreement, pursuant to which the executive is subject to perpetual confidentiality obligations and non-competition and non-solicitation/non-hire obligations extending for a period of 12 months following the termination of his employment. The agreement provides that upon the termination of the executive’s employment with us for any reason, if the executive is unable, despite diligent search, to obtain employment consistent with his experience and education, we are required to pay to the executive his monthly base salary for each month of unemployment for up to 12 months following the termination of his employment. The executive’s entitlement to this monthly payment is subject to our receipt and reasonable verification of the executive’s written notice of the efforts that he has made to secure employment that does not conflict with his non-competition obligations. In addition, the executive is entitled to receive (a) his VIP incentive award for the year preceding his employment termination if it has not previously been paid; (b) a prorated amount of his VIP incentive award at the target level of performance for the year in which his termination occurred; (c) subsidized medical and dental insurance coverage for the executive and his eligible dependents for up to 24 months after the date of termination; (d) reimbursement of the cost of converting the group life insurance coverage on his life to an individual policy and the premiums on the individual policy for up to 24 months after termination of employment; and (e) a contribution to his account under our Deferred Compensation Plan in respect of his lost retirement benefits during the 24-month period after the date of termination, with the term “lost retirement benefits” having the same definition as set forth in Mr. Jackson’s employment agreement. The reimbursement of the life insurance conversion cost and premiums and the subsidized medical and dental insurance coverage will be grossed up for applicable income taxes.

Severance Policy

Under our severance policy, which applies to our named executive officers and other salaried employees, if the employee’s employment with us is terminated under certain circumstances, the employee is entitled to receive a termination allowance and may receive, in our sole discretion, other benefits such as medical and dental insurance coverage for six months after termination at no cost to the employee and outplacement services appropriate to the employee’s position with us. The payments and benefits under the severance policy will be provided if the employee’s employment with us is terminated without cause as set forth in the policy or if the employee’s location of employment is closed, relocated or sold and the employee is not offered a comparable position with us or the purchaser. The termination allowance is equal to two weeks of base salary for each year or partial year of the employee’s service with us and the companies that previously owned our business, and in any event will not be less than four weeks of base salary. The medical and dental insurance benefits provided under the severance policy are in addition to the 24 months of subsidized medical and dental insurance coverage provided under the employment agreement of Mr. Jackson and the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser.

Verso Incentive Plan

The VIP gives us the discretion to provide a prorated amount of the annual incentive award under the VIP to a participant whose employment with us terminates for any reason. In addition, a named executive officer whose employment with us terminates for any reason will be entitled to receive a prorated VIP incentive award for the year of termination under the employment agreement of Mr. Jackson and the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser.

2009 Long-Term Cash Award Program for Executives

Under our 2009 Long-Term Cash Award Program for Executives, in which our named executive officers participate, upon the executive’s death, disability, retirement upon reaching a minimum age and after a minimum period of employment with the company, or termination of employment without cause, the executive’s performance award will become vested as to a prorated percentage of the annual tranche and the 2009-2011 performance-cycle tranche that would have become vested had he remained employed by us through the end of the applicable period. The prorated amounts of the annual tranche and performance-cycle tranche of the performance award will be payable to the executive in early 2012 after the end of the performance cycle.

Vacation Policy

Under our vacation policy, our eligible salaried employees, including our named executive officers, are entitled upon termination of employment to a lump-sum payment in an amount equal to his daily salary for each vacation day and floating holiday not taken during the year, if the employee’s employment with us terminates for any of the following reasons: involuntary termination after six or more months of employment with the company; voluntary termination provided that the employee gives at least two weeks’ notice; retirement; or death. In addition to pay for unused vacation and floating holidays, if the employee’s employment terminates as a result of retirement or death, the employee is entitled to special vacation pay that is based upon a percentage of the employee’s year-to-date salary, determined by reference to the number of weeks of vacation that would have been due to be taken by the employee in the calendar year following the employee’s retirement or death.

2008 Incentive Award Plan

The 2008 Incentive Award Plan provides that in connection with any change in control of Verso Paper Corp., except as may otherwise be provided in any applicable award agreement entered into under the plan or in any employment agreement, and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), Verso Paper Corp.’s board of directors or Compensation Committee, in its sole discretion, may: (a) provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; (b) purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; (c) provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; (d) provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or (e) provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by Verso Paper Corp.’s board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

We granted our named executive officers and various other executives and senior managers stock options and restricted stock under the 2008 Incentive Award Plan, which vest in three equal annual installments. The stock options and restricted stock are subject to stock option and restricted stock award agreements that incorporate the terms of the 2008 Incentive Award Plan and, additionally, provide that upon the award recipient’s death, disability, or termination of service prior to or upon a change in control, his or her options and restricted stock become vested as to a pro rata percentage of the options and shares of restricted stock, based on the number of quarters that have elapsed from the most recent vesting date to the date of death, disability or termination of service. Also, the options and restricted stock will become immediately vested and exercisable in full upon if, within six months after any change in control, (a) his or her employment is terminated without cause; or (b) he or she terminates employment with us by reason of (i) a material reduction or change in authority or duties, (ii) a material reduction in salary that is not broad-based for similarly situated employees, or (iii) a material reduction in target bonus, profit-sharing or other incentive compensation that is not broad-based for similarly situated employees. If his or her employment with us terminates for any other reason, the unvested portion of the options is forfeited. The Compensation Committee, as administrator of this program, has the discretion to override the forfeiture provisions.

Deferral of Payment of Non-Qualified Deferred Compensation due to Section 409A

Any compensation or benefit payable to any of our named executive officers under the employment agreement of Mr. Jackson, the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser, or any applicable policy, plan or program of Verso in which he participates, that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of employment, if the named executive officer is deemed to be a “specified employee” within the meaning of Section 409A as of such date.

Estimated Payments in connection with Termination of Employment

The following table sets forth the estimated amounts of the payments and benefits that each of our named executive officers would have become entitled to under the employment agreement of Mr. Jackson, the confidentiality and non-competition agreements of Messrs. Fellows, Weinhold, Mundy and Kesser, and the applicable policies, plans and programs in which he participates, if his employment with us had terminated, or if a change in control of Verso Paper Corp. had occurred, on December 31, 2010.

Reason for Termination	Michael A. Jackson	Lyle J. Fellows	Michael A. Weinhold	Robert P. Mundy	Peter H. Kesser
Termination Without Cause
Termination Allowance	$105,769	$403,846	$196,062	$334,062	$51,940
Salary	825,000	350,000	318,600	310,200	270,086
Verso Incentive Plan	802,800	280,000	238,950	232,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760	92,925	88,830	73,148
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	35,590	34,232	39,615	34,232	34,232
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476
Outplacement Services	35,000	35,000	35,000	35,000	35,000

Total	$2,689,162	$1,536,075	$1,143,253	$1,274,895	$799,160

Change in Control Followed by Termination Without Cause
Termination Allowance	$105,769	$403,846	$196,062	$334,062	$51,940
Salary	825,000	350,000	318,600	310,200	270,086
Verso Incentive Plan	802,800	280,000	238,950	236,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760	92,925	88,830	73,148
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	35,590	34,232	39,615	34,232	34,232
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476
Outplacement Services	35,000	35,000	35,000	35,000	35,000
Stock Option and Restricted Stock Acceleration(3)	131,570	97,275	83,038	80,757	65,739

Total	$2,820,732	$1,633,350	$1,226,291	$1,359,652	$864,899

Resignation
Salary(4)	$825,000	$350,000	$318,600	$310,200	$270,086
Verso Incentive Plan(4)	802,800	280,000	238,950	232,650	162,052
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	28,802	26,963	30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476

Total	$2,237,855	$994,200	$810,271	$809,734	$631,803

Retirement
Salary	—	$350,000	$318,600	$310,200	$270,086
Verso Incentive Plan	$465,300	280,000	238,950	232,650	162,052
Long-Term Cash Award Program(1)	—	95,760(6)	—	—	—
Special Vacation Pay	—	42,000(6)	—	—	—
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	28,202	26,963	30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476

Total	$1,074,755	$1,131,960	$810,271	$809,734	$631,803

Reason for Termination	Michael A. Jackson	Lyle J. Fellows	Michael A. Weinhold	Robert P. Mundy	Peter H. Kesser

Disability
Salary	—	$350,000	$318,600	$310,200	$270,086
Verso Incentive Plan	$465,300	280,000	238,950	232,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760	92,925	88,830	73,148
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	28,202	26,963	30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476
Disability Benefits	240,000	240,000	240,000	240,000	240,000
Stock Option and Restricted Stock Acceleration	26,908	17,763	14,490	14,205	18,228

Total	$1,645,413	$1,347,723	$1,157,686	$1,152,769	$963,179

Death
Salary	$550,000	$350,000	$318,600	$310,200	$270,086
Verso Incentive Plan	465,300	280,000	238,950	232,650	162,052
Long-Term Cash Award Program(1)	303,750	95,760	92,925	88,830	73,148
Special Vacation Pay	55,000	42,000	31,860	31,020	16,205
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)(5)	10,231	26,963	30,620	26,963	26,963
Life Insurance Proceeds	1,000,000	700,000	637,200	620,400	540,172
Stock Option and Restricted Stock Acceleration	26,908	17,763	14,490	14,205	18,228

Total	$2,818,715	$1,772,477	$1,540,741	$1,511,880	$1,223,080

Termination for any other reason
Salary	—	$350,000	$318,600	$310,200	$270,086
Verso Incentive Plan	$465,300	280,000	238,950	232,650	162,052
Lost Retirement Benefits	407,526	259,991	176,096	187,612	116,226
Medical and Dental Insurance(2)	28,202	26,963	30,620	26,963	26,963
Life Insurance Conversion(2)	173,727	77,246	46,005	52,309	56,476

Total	$1,074,755	$994,200	$810,271	$809,734	$631,803

(1)	These amounts do not include the portion of the performance award that, if earned, would be payable under the 2009 Long-Term Cash Award Program for Executives for the 2009-2011 performance cycle. If the target level of performance is achieved for the 2009-2011 performance cycle, the named executive officers would receive: Mr. Jackson – $337,500; Mr. Fellows – $106,400; Mr. Weinhold – $103,250; Mr. Mundy – $98,700; and Mr. Kesser – $81,276.

(2)	The amounts for medical and dental insurance coverage include the following amounts to cover taxes payable with respect to the benefit: Mr. Jackson – $5,899; Mr. Fellows – $5,640; Mr. Weinhold – $6,405; Mr. Mundy – $5,640; and Mr. Kesser – $5,640. The amounts for life insurance conversion and premiums include the following amounts to cover taxes payable with respect to the benefit: Mr. Jackson – $36,339; Mr. Fellows – $16,158; Mr. Weinhold – $9,623; Mr. Mundy – $10,942; and Mr. Kesser – $11,810.

(3)	These amounts assume that the executive’s termination of employment occurs within 6 months after a change in control. If termination were prior to a change in control, only a pro rata portion of the options and restricted stock would accelerate, and the executives would receive the following amounts instead of the amounts shown in the table: Mr. Jackson – $26,908; Mr. Fellows – $17,763; Mr. Weinhold – $14,490; Mr. Mundy – $14,205; and Mr. Kesser – $18,228.

(4)	For Mr. Jackson, these amounts assume that he resigned for “Good Reason,” as defined in his employment agreement. If he had resigned for any other reason effective December 31, 2010, then the table would show that he was not entitled to any salary after termination of his employment, and that under the Verso Incentive Plan he would have received only his incentive bonus for 2010, which was $465,300.

(5)	For all of our named executive officers except Mr. Jackson, premiums would remain the same for coverage of their eligible dependents.

(6)	Of our named executive officers, only Mr. Fellows has the requisite number of years of service to our business to qualify for these benefits upon retirement.

None of our named executive officers receives any other incremental benefits due to a change in control, and in the event of a named executive officer’s termination of employment in connection with a change in control, he will be eligible to receive only the severance benefits described above.

DIRECTOR COMPENSATION

Our directors are compensated as serving as directors of our indirect parent, Verso Paper Corp., and do not receive separate consideration for serving as directors of its subsidiaries, including the issuers. The following table provides a summary of compensation paid to our non-employee directors for 2010. The compensation paid to Mr. Jackson, who is also an employee of Verso, is presented in the Summary Compensation Table and the related explanatory tables, which are in the preceding section of this prospectus entitled “Executive Compensation.” Mr. Jackson is not entitled to receive additional compensation for his service as a director.

Name	Fees Paid in Cash	Total
Michael E. Ducey	$52,000	$52,000

Scott M. Kleinman	47,000	47,000

David W. Oskin	52,000	52,000

L. H. Puckett, Jr.	48,000	48,000

David B. Sambur	49,000	49,000

Jordan C. Zaken	49,000	49,000

The compensation of each of our non-employee directors for 2010 consisted of an annual retainer of $40,000 paid quarterly and fees of $2,000 for each board of directors meeting attended and $1,000 for each committee meeting attended. Meetings may be attended in person or electronically. Our non-employee directors also are reimbursed for their out-of-pocket expenses incurred to attend meetings.

At December 31, 2010, our non-employee directors held unexercised stock options to acquire shares of common stock, or Units representing limited partner interests in Verso Paper Management LP that may be exchanged for common stock on a one-for-one basis that have not been exchanged, as follows: Mr. Ducey – 23,190 Units; Mr. Kleinman – 23,190 Units; Mr. Oskin –23,190 Units; Mr. Puckett – 181,185 Units; Mr. Sambur – 23,187 Units; and Mr. Zaken – 23,190 Units. The stock options and Units were fully vested upon grant.

TRANSACTIONS WITH RELATED PERSONS

The following discussion reflects our transactions with related persons as of and since January 1, 2008 and does not reflect transactions prior to that time.

Verso Quinnesec Renewable Energy Project

On December 29, 2010, our wholly-owned subsidiary, Verso Quinnesec REP LLC, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, the “Investment Fund,” a consolidated variable interest entity. Under this arrangement, we loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6 1/2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, or “CDEs,” who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan. As of March 31, 2011, we had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million. In addition, we received interest payments of $0.3 million from Verso Finance, and the Investment Fund made interest payments of $0.3 million to Verso Finance.

Sales to and Purchases from Related Persons

We had net sales to xpedx, a wholly owned division of International Paper, and its affiliated companies of approximately $43.0 million, $175.9 million, $138.8 million, and $165.8 million for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008, respectively. For the three months ended March 31, 2011 and years ended December 31, 2010 and 2009, sales to xpedx, a subsidiary of International Paper, and its affiliated companies accounted for approximately 10%, 11% and 10% of our net sales, respectively. We had purchases included in cost of products sold from related persons, primarily xpedx and its affiliated companies, of approximately $1.8 million, $6.2 million, $4.6 million, and $7.2 million for the three months ended March 31, 2011 and years ended December 31, 2010, 2009, and 2008, respectively.

Distributions to Verso Finance and Verso Finance One

On January 31, 2007, Verso Finance entered into a $250 million senior unsecured floating-rate term loan facility which matures on February 1, 2013. The net proceeds from the term loan were distributed to the equity holders of Verso Paper Management L.P. In May 2008, a portion of the net proceeds from the IPO were used to repay $138 million of the outstanding principal of the term loan and to pay a related $1.4 million prepayment penalty. As of March 31, 2011, $80.5 million was outstanding on the term loan. The term loan allows Verso Finance to pay interest either in cash or in-kind (“PIK”) through the accumulation of the outstanding principal amount. Verso Finance elected to exercise the PIK option for $1.3 million, $5.1 million and $8.9 million of interest payments due in the first quarter of 2011, fiscal 2010 and fiscal 2009, respectively. We made negligible distributions to Verso Finance in fiscal 2010 and 2009, compared to $17.6 million in fiscal 2008, primarily for interest payments. Verso Finance has no independent operations; consequently, all cash flows used to service its remaining debt obligation will need to be received via distributions from us. We have no obligation to make distributions to Verso Finance.

During 2009, we also contributed $12.5 million to Verso Finance One, the parent company of Verso Finance, to fund purchases of Verso Finance’s term loan. For the year ended December 31, 2009, Verso Finance One purchased $46.8 million of the term loan for a total purchase price of $12.4 million.

Verso Paper Corp. and Verso Fiber Farm LLC

As of March 31, 2011 and December 31, 2010, we had $0.9 million in accounts payable due to Verso Paper Corp. and as of December 31, 2009, we had negligible current receivables due from Verso Paper Corp. We have made distributions to pay expenses on behalf of Verso Paper Corp. Distributions for 2010 were negligible compared to $2.9 million and $5.2 million in 2009 and 2008, respectively. During the first quarter of 2009, Verso Paper Corp. pushed down the assets, liabilities, and equity of Verso Fiber Farm LLC to Verso Paper LLC using a carryover basis.

Management Agreement

In connection with the acquisition of our assets from International Paper in August 2006, Apollo entered into a management agreement with Verso Paper Investments LP and Verso Paper Holdings LLC, relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of Verso Paper Corp.’s initial public offering in May 2008, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services, in exchange for a one-time payment of $23.1 million corresponding to the present value of all future annual fee payments pursuant to the terms of the management agreement. Although the annual fee arrangement was terminated in connection with the initial public offering, the management agreement remains in effect and will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or similar transaction, if we decide that we need to engage someone to fill such a role. In the event that we are not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition, financing or similar transaction, we agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Management Limited Partnership Agreement and Registration Rights Agreement

In connection with the acquisition of our assets from International Paper in August 2006, and, in the case of management and directors who joined us later, upon joining us or our board of directors, Verso Paper Investments LP, the members of our management who purchased Class A Units or received Class B or Class C Units representing limited partner interests in Verso Paper Management LP, and our directors who received Class D Units representing limited partner interests in Verso Paper Management LP, entered into the LP Agreement. Under the LP Agreement, the Class A Units and Class D Units were fully vested, the Class B Units were subject to time vesting requirements and the Class C Units were subject to vesting based on performance criteria. The LP Agreement provided for customary restrictions on transfer, put and call rights, tag-along rights, drag-along rights and registration rights which applied to these Units. The LP Agreement also contained customary non-solicitation and non-competition covenants applicable to management for one year following the termination of employment with us.

In connection with Verso Paper Corp.’s initial public offering, on May 20, 2008, the LP Agreement was amended such that each holder of Class A, Class B, Class C and Class D Units (including affiliates of Apollo, our directors, our executive officers and other members of our management holding any such Units; see “Security Ownership of Certain Beneficial Owners and Management—Stockholders” for more information about Unit ownership) was assigned a Unit for each share of common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of common stock held by it in kind, valued at the initial public offering price of Verso Paper Corp.’s common stock, in a hypothetical liquidation on the date of the initial public offering. Under the Amended LP Agreement, all future distributions and allocations with respect to Units are made pro rata in accordance with each holder’s percentage ownership interest in the partnership. However, Units corresponding to former Class B Units that remained unvested on May 20, 2008, are subject to the same time-vesting requirements that applied to the former Class B Units.

The Amended LP Agreement provides each Unit holder the right, subject to conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of common stock held by Verso Paper

Management LP, in accordance with the following procedures. Each holder may exercise his or her exchange right with respect to all or a portion of such holder’s vested Units; provided, however, that the management limited partners of Verso Paper Management LP could not exercise their exchange right until May 21, 2009, and their exchange right is subject to certain conditions relating to termination of employment. Upon a Unit holder’s exercise of his or her exchange right, Verso Paper Management LP will deliver shares of common stock held by it to such holder in an amount equal to the number of Units being exchanged, calculated on a one-for-one basis. The ability to exercise this exchange right is subject to transfer restrictions and repurchase rights in the Amended LP Agreement. Tag-along, drag-along and registration rights that were in the former LP Agreement terminated with Verso Paper Corp.’s initial public offering.

Also in connection with Verso Paper Corp.’s initial public offering, Verso Paper Corp. entered into a Registration Rights Agreement dated as of May 20, 2008, under which Verso Paper Corp. agreed to register the shares of common stock then beneficially or subsequently acquired by Verso Paper Investments LP, the individual limited partners of Verso Paper Management LP (who acquire such shares from Verso Paper Management LP), or any of their respective affiliates, upon request by Verso Paper Investments LP. Verso Paper Corp. also agreed to include such shares of common stock in registration statements (other than in connection with an employee benefit plan or an acquisition) otherwise filed by Verso Paper Corp.

Transition Arrangements

In connection with the acquisition of our assets from International Paper in August 2006, we entered into a Transition Services Agreement with International Paper whereby International Paper agreed to provide us with certain services specified in the agreement that are necessary for us to run as a stand-alone business. Among the services provided by International Paper or its designated third-party providers were technical services, application support and maintenance; financial services; telecommunications services; payroll, health & welfare benefits administration; real estate support; and research and development support services. The Transition Services Agreement provided for terms generally ranging from six to twelve months following the consummation of the Acquisition (with an option to extend the term with respect to certain transition services for an additional period not to exceed six months). As of September 30, 2007, we had substantially discontinued the use of services under this agreement. The charges for the year ended December 31, 2008 were $0.2 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stockholders

Verso Paper Holdings LLC is an indirect, wholly-owned subsidiary of Verso Paper Corp. The following table provides information about the beneficial ownership of Verso Paper Corp.’s common stock as of April 8, 2011, by (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of Verso Paper Corp.’s common stock. As of April 8, 2011, there were 52,625,108 outstanding shares of Verso Paper Corp.’s common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)
Directors and Named Executive Officers:
Michael A. Jackson (2)(3)(4)	625,086	*
Lyle J. Fellows (2)(3)(4)	162,523	*
Michael A. Weinhold (2)(3)(4)	158,859	*
Robert P. Mundy (2)(3)(4)	157,534	*
Peter H. Kesser (2)(3)(4)	123,710	*
Michael E. Ducey (2)(5)	43,190	*
Scott M. Kleinman (2)(5)(6)	23,190	*
David W. Oskin (2)(5)	23,190	*
L.H. Puckett, Jr. (2)(5)	181,185	*
David B. Sambur (2)(5)(6)	23,187	*
Jordan C. Zaken (2)(5)(6)	23,190	*
All Directors and Executive Officers as a group (13 persons) (3)(4)(5)(6)	1,674,903	3.2%
Other Stockholders:
Verso Paper Management LP (7)	36,465,434	69.3%
Avenue Capital Management II, L.P. (8)	2,623,467	4.9%

*	Less than 1% of the outstanding shares of Verso Paper Corp.’s common stock.

(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of April 8, 2011, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is 52,625,108 shares of common stock (which is the number of shares of Verso Paper Corp. common stock outstanding as of April 8, 2011) plus the number of shares of common stock that such person has the right to acquire as of April 8, 2011, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)

The address of Messrs. Jackson, Fellows, Weinhold, Mundy, Kesser, Ducey, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Sambur and Zaken is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	The number of shares beneficially owned includes restricted shares of common stock granted to the following persons that are not vested: Mr. Jackson – 118,828 shares; Mr. Fellows – 37,492 shares; Mr. Weinhold – 33,439 shares; Mr. Mundy – 32,780 shares; Mr. Kesser – 27,211 shares; and all directors and executive officers as a group – 287,081 shares.

(4)	The number of shares beneficially owned includes shares of common stock that the following persons have the right to receive on April 8, 2011, or within 60 days thereafter, by exercising options to acquire common stock: Mr. Fellows – 18,888 shares; Mr. Jackson – 68,036 shares; Mr. Kesser – 13,777 shares; Mr. Mundy – 16,407 shares; Mr. Weinhold – 16,740 shares; and all directors and executive officers as a group – 145,885.

(5)	The number of shares beneficially owned includes shares of common stock held by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to receive on April 8, 2011, or within 60 days thereafter, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Ducey – 23,190 shares; Mr. Kleinman – 23,190 shares; Mr. Oskin – 23,190 shares; Mr. Puckett – 181,185 shares; Mr. Sambur – 23,187 shares; Mr. Zaken – 23,190 shares; and all directors and executive officers as a group – 297,132 shares

(6)	Messrs. Kleinman, Sambur and Zaken are each associated with Apollo Management VI, L.P., and its affiliated investment managers. The percentage of shares shown does not include any shares beneficially owned by Apollo Management VI, L.P., or any of its affiliates, including shares held of record by Verso Paper Management LP. Messrs. Kleinman, Sambur and Zaken each expressly disclaims beneficial ownership of the shares owned by Verso Paper Management LP and any other shareholder, except to the extent of any pecuniary interest therein.

(7)	All of the shares of common stock shown as beneficially owned by Verso Paper Management LP are held of record by Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP and holds voting power and investment power over the shares of common stock held by Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC, and Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC. AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI, Apollo Management, L.P., or “Apollo,” is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Apollo Management Holdings, L.P., or “AMH,” is the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC, or “AMH GP,” is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of AMH GP. Each of Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan, is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)	As set forth in a Schedule 13D filed with the United States Securities and Exchange Commission on February 11, 2011, the number of shares beneficially owned by Avenue Capital Management II, L.P. (“Avenue Capital II”) consist of shares owned in accounts for funds and affiliated entities for which it serves as investment adviser. Avenue Capital Management II GenPar, LLC (“GenPar”), serves as the general partner of Avenue Capital II, and Marc Lasry is the managing member of GenPar. Their address is 399 Park Avenue, 6th Floor, New York, NY 10022.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our long term indebtedness other than the notes. This summary is not a complete description of all of the terms of the agreements.

Senior Secured Revolving Credit Facility

General. Our senior secured revolving credit facility (the “revolving credit facility”) matures in August 2012 and includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. The amount of the commitment under our revolving credit facility is $200.0 million.

Interest Rate and Fees. Borrowings under our revolving credit facility bear interest at a rate equal to, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse Securities (USA) LLC, and (2) the federal funds rate plus 1/2 of 1%, plus an applicable margin of 2.00% or (b) a LIBO rate determined by reference to the costs of funds for dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, plus an applicable margin of 3.00%.

In addition to paying interest on outstanding principal under our revolving credit facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum (subject to reduction upon attainment of certain first lien leverage ratios). We also pay customary letter of credit and agency fees.

Prepayments. We may voluntarily repay outstanding loans under our revolving credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans.

Amortization. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity in August 2012.

Guarantee and Security. All obligations under our revolving credit facility are unconditionally guaranteed by the holding company parent of Verso Paper Holdings LLC and, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries, which we refer to collectively as the “Subsidiary Guarantors.”

All obligations under our revolving credit facility, and the guarantees of those obligations (as well as any interest-hedging or other swap agreements and cash management obligations), are secured by a first priority lien on substantially all of our, our holding company parent’s and each Subsidiary Guarantor’s other assets. The holders of the notes will have a junior lien in all collateral securing our revolving credit facility, excluding securities of our affiliates.

Certain Covenants and Events of Default. Our revolving credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale-and-leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	make capital expenditures;

•	enter into hedging agreements;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

Our revolving credit facility also contains certain customary affirmative covenants and events of default. As of March 31, 2011, we were in compliance with all covenants under our revolving credit facility.

First Priority Senior Secured Notes

On June 11, 2009, we issued $325.0 million aggregate principal amount of 11.5% senior secured notes due July 1, 2014. On January 12, 2010, we issued an additional $25.0 million aggregate principal amount of the 11.5% senior secured notes under the same indenture, and these notes are treated as a single series with and have the same terms as the notes issued in June 2009. These fixed-rate notes pay interest semi-annually. The notes are secured by a first priority lien on substantially all of our property and assets and those of each of our direct and indirect subsidiaries. The notes are secured on a ratable and pari passu basis with the revolving credit facility. As of March 31, 2011, the aggregate principal amount outstanding for the first priority senior secured notes was $315.0 million and the first priority senior secured notes had a discounted value of $299.9 million.

The indenture governing the senior secured notes contains various covenants which limit our ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem our stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. Subject to certain exceptions, the indentures governing the senior secured notes and the senior subordinated notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of March 31, 2011, we were in compliance with all such covenants.

Second Priority Senior Secured Notes and Senior Subordinated Notes

On August 1, 2006, we issued debt securities consisting of:

•	$250 million aggregate principal amount of second priority senior secured floating-rate notes due 2014; and

•	$300 million aggregate principal amount of 11 3/8% senior subordinated notes due 2016.

The subordinated notes pay interest semiannually, and the floating-rate notes pay interest quarterly. The floating-rate notes bear interest at a rate equal to LIBOR plus 3.75% with the interest rate being 4.05% at March 31, 2011. The floating-rate notes have the benefit of a second priority security interest in the collateral securing our senior secured credit facility, subject to certain exceptions, while the subordinated notes are unsecured. As of March 31, 2011, the aggregate principal amount outstanding for the floating-rate notes and subordinated notes was $180.2 million and $300.0 million, respectively.

The indentures governing our senior secured floating rate notes and subordinated notes contain various covenants which limit our ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem our stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. Subject to certain exceptions, the indentures governing the second priority senior secured notes and the senior subordinated notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of March 31, 2011, we were in compliance with all such covenants.

Verso Quinnesec REP LLC

On December 29, 2010, our wholly-owned subsidiary, Verso Quinnesec REP LLC, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, the “Investment Fund”, a consolidated variable interest entity. Under this arrangement, we loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6 1/2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, or “CDEs,” who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan. As of March 31, 2011, we had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million. In addition, we received interest payments of $0.3 million from Verso Finance, and the Investment Fund made interest payments of $0.3 million to Verso Finance.

DESCRIPTION OF EXCHANGE NOTES

General

On January 26, 2011, Verso Paper Holdings LLC (together with its successors in interest, the “Company”) and Verso Paper Inc. (together with its successors in interest, “Finance Co” and, together with the Company, the “Issuers”) issued $360.0 million aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2019 (the “January Notes”), under an indenture (the “Indenture”) dated as of January 26, 2011, by and among the Issuers, as joint and several obligors, the Note Guarantors and Wilmington Trust Company, as trustee (in such capacity, the “Trustee”).

The Issuers may issue additional notes (“Additional Notes”) from time to time under the Indenture. On February 10, 2011, the Issuers issued $36.0 million aggregate principal amount of Additional Notes under the Indenture (the “February Notes”). The February Notes are, and any subsequent issue of Additional Notes will be, secured, equally and ratably, with the January Notes. As a result, the issuance of Additional Notes has the effect of diluting the security interest of the Collateral for the then outstanding Notes. Any offering of Additional Notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The January Notes, the February Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of the January Notes and the February Notes will vote as one class under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Exchange Notes,” references to the Notes include any Additional Notes actually issued, including the February Notes, and “Issue Date” refers to the date the January Notes were issued.

The Issuers will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Exchange Notes” section, (v) the “Notes” include the original notes and the exchange notes, (w) “we,” “us” and “our” mean Verso Paper Holdings LLC, a Delaware limited liability company, and its Subsidiaries, (x) the “Company” means Verso Paper Holdings LLC, a Delaware limited liability company (and its successors in interest), and not any of its Subsidiaries, (y) “Finance Co.” means Verso Paper Inc., a Delaware corporation (and its successors in interest), and not any of its Subsidiaries, and (z) the “Issuers” means the Company and Finance Co., and not any of their Subsidiaries. Finance Co. is a Wholly Owned Subsidiary of the Company that has been created to be a co-issuer of securities of the Company, including the Notes. Finance Co. does not own and is not expected to own any significant assets.

Terms of the Notes

The Notes are senior obligations of the Issuers, have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes” and will mature on February 1, 2019. Each Note bears interest at a rate of 8.75% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 2011. Pre-issuance accrued interest from January 26, 2011 for the February Notes will be included in the accrued interest to be paid on such Notes on the first interest payment date.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. Notes may be issuable in denominations of less than $2,000 solely to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $2,000 by the Depository Trust Company (“DTC”). No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

On or after February 1, 2015, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, prior to February 1, 2015, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to February 1, 2014, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes, including the February Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 108.75%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes, including the February Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any such Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the requirements of the DTC); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise. From time to time, the Issuers, their respective Affiliates or the Sponsor may acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Issuers, their respective Affiliates or the Sponsors (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration received by participating holders in the Offering Transactions and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Issuers, their respective Affiliates or the Sponsors may choose to pursue in the future.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuers, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, has the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes” and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes are second in priority (subject to Permitted Liens and to exceptions described under “—Security for the Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.

The indebtedness evidenced by the Note Guarantees is senior Indebtedness of the applicable Note Guarantor, ranks pari passu in right of payment with all existing and future senior Indebtedness of such Note Guarantor, has the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes” and is senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Note Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under “—Security for the Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.

At March 31, 2011,

(1)	the Company and its Subsidiaries had $299.9 million of Secured Indebtedness outstanding constituting First Priority Lien Obligations (excluding approximately $28.6 million of letters of credit and unused commitments of up to $171.4 million that could be borrowed under our revolving credit facility);

(2)	the Company and its Subsidiaries had $574.9 million of Secured Indebtedness outstanding constituting second-priority indebtedness ranking effectively equal to the Notes, consisting of the Existing Floating Rate Second Lien Notes and the Notes and the guarantees thereof; and

(3)	the Company and its Subsidiaries had $300.0 million of Subordinated Indebtedness outstanding (including the Senior Subordinated Notes).

Although the Indenture limits the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is Finance Co. or a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company other than Finance Co. and the Note Guarantors. The Company’s Subsidiaries other than Finance Co. and the Note Guarantors have no material assets or liabilities, except that Verso Quinnesec REP LLC, an Unrestricted Subsidiary, in connection with certain limited-recourse financing, is an obligor on certain related-party debt and owns restricted cash and a parcel of land at the Quinnesec mill on which certain renewable energy facilities are being constructed for use by the mill under a long-term lease.

Security For the Notes

The Notes and the Note Guarantees are secured by second-priority security interests (subject to Permitted Liens) in the Collateral. The Notes and the Existing Floating Rate Second Lien Notes share in the benefit of such security interest pari passu based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuers or any of the Note Guarantors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any lease, license, contract, property right or agreement of ours or the guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination or default under that lease, license, contract, property right or agreement, (iii) any securities of any of the Company’s Affiliates, (iv) certain other exceptions described in the Security Documents and (v) proceeds and products from any and all of the foregoing excluded assets described in clauses (i) through (iv), unless such proceeds and products would otherwise constitute Collateral. Except for securities of certain of our Affiliates constituting Domestic Subsidiaries or ‘first-tier’ Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Notes are second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and are also subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuers and the Note Guarantors are and will be able to Incur additional indebtedness in the future which could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness which would be secured on a second-priority basis with the Notes. The amount of such First Priority Lien Obligations and additional Indebtedness are and will be limited by the covenant disclosed under “—Certain Covenants—Liens” and the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions (including the exclusion of any securities of any of the Company’s Affiliates), if any Issuer or any Note Guarantor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority lien that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Notes. Also, if granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Notes. If such third party does not consent to the granting of the second priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Issuers, the Note Guarantors and the Trustee entered into one or more Security Documents defining the terms of the security interests that secure the Notes and the Note Guarantees. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Note Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The Issuers and the Note Guarantors were obligated to use their commercially reasonable efforts to complete all mortgage recordings and other similar actions required in connection with the perfection of such security interests as soon as reasonably practicable after the Issue Date and in any event within 60 days after the Issue Date. All such recordings have now been completed. Accordingly, the Notes did not have had the benefit of some or all of the Collateral on the Issue Date. Furthermore, no separate title insurance policies were delivered to the Trustee with respect to the mortgages that secure the Notes. Instead, pursuant to the Intercreditor Agreement, the holders of the Notes share pari passu in any proceeds received by the Trustee with respect to the Existing Floating Rate Second Lien Notes under the existing title insurance policies that insure the lien created under the existing mortgages securing the Existing Floating Rate Second Lien Notes.

The Trustee and the Intercreditor Agent entered into a joinder to the Intercreditor Agreement. The Intercreditor Agreement may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be Incurred under the Indenture. The Intercreditor Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time at which First Priority Lien Obligations are outstanding (whether Incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second priority Liens. See “Risk Factors—Risks Relating to the Notes—Holders of notes will not control decisions regarding collateral.” At any time at which all First Priority Lien Obligations have been discharged in full, the Trustee (as designated second-priority agent under the Intercreditor Agreement) in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the Notes.”

In addition, the Security Documents and the Intercreditor Agreement provide that, so long as there are First Priority Lien Obligations outstanding (whether Incurred prior to, on or after the Issue Date), (1) the holders of First Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Notes, (2) the Issuers and the Note Guarantors may require the Trustee to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if the Issuers or any Guarantor is subject to any insolvency or liquidation proceeding, the Trustee and the holders agree that:

(1)	if the Intercreditor Agent shall desire to permit the use of cash collateral or to permit the Issuers or any Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the Intercreditor Agreement) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the Intercreditor Agent or any holder of such obligations;

(3)	they will not object to (and will not otherwise contest) any order relating to a sale of assets of any Issuer or Guarantor for which the Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the First Priority Lien Obligations have been discharged, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Intercreditor Agent and the lenders under the Credit Agreement;

(5)

none of them shall contest (or support any other Person contesting) (a) any request by the Intercreditor Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the Intercreditor Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the Intercreditor Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the noteholders agree that the holders of the First Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6)	until the discharge of First Priority Lien Obligations has occurred, the Trustee, on behalf of itself and each noteholder, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral.

Subject to the terms of the Security Documents, the Issuers and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuers and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	if all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder) are released; provided, however, that if the Issuers or any Note Guarantor subsequently Incurs First Priority Lien Obligations that are secured by liens on property or assets of the Issuers or any Note Guarantor of the type constituting the Collateral and the related Liens are Incurred in reliance on clause (6)(C) of the definition of Permitted Liens, then the Company and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Company to hold the second priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(3)	in the case of a Note Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Note Guarantor; or

(4)	as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date on which the First Priority Lien Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the second priority

Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes and Other Second-Lien Obligations) will have the right to direct the Intercreditor Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Note Guarantees

Each of the Company’s direct and indirect Restricted Subsidiaries (other than Finance Co.) that were wholly-owned Domestic Subsidiaries on the Issue Date and guarantee Indebtedness under the Credit Agreement have jointly and severally, irrevocably and unconditionally guaranteed on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor are secured by second priority security interests (subject to Permitted Liens) in the Collateral owned by such Note Guarantor. The Note Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company has caused or will cause each newly created or acquired wholly-owned Restricted Subsidiary (other than Finance Co.) that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Company or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same unsecured senior subordinated basis. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)

the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, and such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company,

(2)	the Company designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(3)	in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, and

(4)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes,” or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company which results in the obligation to guarantee the Notes.

Change of Control

Upon the occurrence of a Change of Control, each holder has the right to require the Issuers to repurchase all or any part of such holder’s Notes, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem Notes as described under “—Optional Redemption”. A “Change of Control” means the occurrence of any of the following events:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(3)

individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the

Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes, as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder of the Notes, with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and require an offer to repurchase the Senior Subordinated Notes. Future Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the

Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) until the Reversion Date, if any, the covenants specifically listed under the following captions in this “Description of Exchange Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and

Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries (other than Finance Co. or a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time equal to the greater of (x) $770.0 million and (y) an amount such that, after giving effect to the Incurrence of such Indebtedness (and the application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00;

(b)	the Incurrence by the Company and the Note Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Note Guarantees (including exchange Notes and related guarantees thereof) and the Existing Second Lien Notes and the Senior Subordinated Notes and, in each case, the related guarantees thereof;

(c)	Indebtedness existing on the Issue Date (after giving effect to the Offering Transactions) (other than Indebtedness described in clauses (a) and (b) and other than the Existing Senior Secured Notes);

(d)

(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted

Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if Finance Co. or a Note Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor, such Indebtedness is subordinated in right of payment to the Notes (in the case of Finance Co.) or the Note Guarantee of such Note Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are not Incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted under the Indenture in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee (or co-issuance in the case of Finance Co.) by an Issuer or a Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee (or co-issuance in the case of Finance Co.) of such Issuer or Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantor’s Note Guarantee with respect to the Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant or clauses (b), (c), (d), (n), (o), (s) and/or (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and

(y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor that refinances Indebtedness of an Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided, further, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of the Notes, the Existing Second Lien Notes or any Secured Indebtedness constituting First Priority Lien Obligations.

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	Indebtedness of Foreign Subsidiaries Incurred for working capital purposes;

(u)	Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)	Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies to the extent permitted under clause (b)(4) of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item, or a portion of such item, taken by itself, of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or such item is (or portion, taken by itself, would be) entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant. Subject to the preceding sentence, on the Issue Date, the Existing Senior Secured Notes were deemed to have been Incurred pursuant to clause (a) above. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after August 1, 2006 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after August 1, 2006 from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after August 1, 2006 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after August 1, 2006 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(a)	the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(b)	the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or

(c)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Company and

(A) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a)

the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company, Finance Co. or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of any Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and

(d)

such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(4)	the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such redemption, repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years, subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after August 1, 2006 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after August 1, 2006;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006 and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after August 1, 2006; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) on or after August 1, 2006, that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries:

(12)	(a)

with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and

(b)	with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries, in each case in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(13)	the payment of any Restricted Payment or the making of loans or advances by the Company, if applicable:

(a)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent;

(14)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Acquisition Transactions and the Offering Transactions and the payment of fees and expenses Incurred in connection with the Acquisition Transactions, the Offering Transactions or in respect of amounts owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19)	any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Acquisition Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and

(20)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, or any dividend or distribution to any direct or indirect parent of the Company to fund any repurchase, redemption or other acquisition or retirement for value of any Indebtedness of such parent (a) in an aggregate amount not to exceed 50% of so-called “black liquor” payment proceeds received after March 31, 2009, (b) in an aggregate amount not to exceed 50% of the net proceeds from the sale of Specified Non-Core Assets, and (c) in an aggregate amount not to exceed $50.0 million; provided that in the case of clauses (a), (b) and (c), no such repurchases, redemptions or other acquisitions or retirements for value may be made from Affiliates of the Company and, in the case of clauses (a) or (c) on a pro forma basis after giving effect to such Restricted Payment, the Company’s Liquidity is at least $75.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries, other than (i) subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing Senior Secured Notes Indenture, consisting of (i) Bucksport Leasing LLC which has no material operations, and (ii) Verso Quinnesec REP LLC, which in connection with certain limited-recourse financing, is an obligor on certain related-party debt and owns restricted cash and a parcel of land at the Quinnesec mill on which certain renewable energy facilities are being constructed for use by the mill under a long-term lease. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Senior Credit Documents, the Existing Senior Secured Notes, the Existing Second Lien Notes, the Senior Subordinated Notes and the guarantees thereof;

(2)	the Indenture, the Notes (and any exchange Notes and guarantees thereof), the Security Documents and the Intercreditor Agreement;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person or its subsidiaries, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or its subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of (i) the Company or any Restricted Subsidiary of the Company that is Finance Co. or a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by any Restricted Subsidiary of the Company that is not a Note Guarantor subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)

any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), the Notes, Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness (provided that if the Company or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any First Priority Lien Obligation), the Issuers will equally and ratably reduce Obligations under the Notes through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, of the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not an Issuer or a Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company,

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 2.0% of Adjusted EBITDA of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year, and expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(5)	payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the offering circular dated January 11, 2011 (or in the documents incorporated by reference therein) or (y) approved by a majority of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the execution of the Offering Transactions and the payment of all fees and expenses related to the Offering Transactions, including fees to the Sponsors, which are described in the offering circular dated January 11, 2011;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Company;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness (other than Permitted Liens) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of any Issuer or any Note Guarantor without effectively providing that the Notes or the applicable Note Guarantee, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Notes”; provided, however, that if granting such second priority security interest requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Notes; provided, further, however, that if such third party does not consent to the granting of such second priority security interest after the use of commercially reasonable efforts, the Company will not be required to provide such security interest.

Clause (i) of the preceding paragraph will not require the Company or any Restricted Subsidiary of the Company to secure the Notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or such Note Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee under such clause (i).

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (31) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (31) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and Other Information. The Indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(b)	such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent of the Company is or becomes a Note Guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Future Note Guarantors. The Indenture provides that the Company will cause each Restricted Subsidiary that is a wholly-owned Domestic Subsidiary (unless such Subsidiary is Finance Co. or a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries, or

(b)	incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Impairment of Security Interest. The Indenture provides that, subject to the rights of the holders of Permitted Liens, the Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action that would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes, subject to limited exceptions. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

After-Acquired Property. The Indenture provides that upon the acquisition by any Issuer or any Note Guarantor of any First Priority After-Acquired Property, such Issuer or such Note Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such First Priority After-Acquired Property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee on behalf of the holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, such Issuer or such Note Guarantor, as the case may be, will not be required to provide such security interest.

Limitation on Business Activities of Finance Co. The Indenture provides that Finance Co. will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Co. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Co. will not Incur any material liabilities or obligations other than its obligations pursuant to the Notes, the Indenture, the Security Documents, the Existing Second Lien Notes, the Existing Second Lien Notes Indenture, the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Credit Agreement and other Indebtedness permitted to be Incurred by Finance Co. as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Co. shall be a Wholly Owned Subsidiary of the Company at all times.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company

The Indenture provides that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called a “Successor Company”);

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Company (including any Successor Company thereto) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Company (including any Successor Company thereto) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

A Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under the Indenture and the Notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Finance Co.

The Indenture provides that Finance Co. may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1)	Finance Co. is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Co.) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Co. or such Person, as the case may be, being herein called a “Successor Co-Issuer”);

(2)	the Successor Co-Issuer (if other than Finance Co.) expressly assumes all the obligations of Finance Co. under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(4)	the Successor Co-Issuer (if other than Finance Co.) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Guarantors

The Indenture further provides that subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Note Guarantor, each Note Guarantor will not, and the Company will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture, such Note Guarantors’ Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to any Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Company, Finance Co. and the Note Guarantors as shown on the most recent available balance sheet of the Company and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after August 1, 2006 (excluding Transfers in connection with the Acquisition Transactions).

Defaults

An Event of Default is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Company or any of its Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4)	the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(5)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8)	any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 10 days,

(9)	unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents, any Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or

(10)	the failure by any Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuers of the default and the Company does not cure such default within the time specified in clause (4) and (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions and the provisions of the Intercreditor Agreement, the Indenture, the Intercreditor Agreement and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8)	except as expressly permitted by the Indenture, modify any Note Guarantee in any manner adverse to the holders,

(9)	expressly subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness of the Issuers or any Note Guarantor, or

(10)	make any change in the provisions in the Security Documents or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents.

Without the consent of any holder, the Issuers, the Note Guarantors (as applicable) and the Trustee may amend the Indenture or any Security Document to cure any ambiguity, omission, defect or inconsistency, to conform any provision to this “Description of Exchange Notes”, to provide for the assumption by a Successor Company or Successor Co-Issuer of the obligations of an Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture or the Security Documents, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes, as the case may be. In addition, the Security Documents may be amended to reflect the addition of holders of additional secured Indebtedness to the extent the grant of Liens to secure such Indebtedness is permitted by the Indenture. The Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and their obligations under the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the change of control default provision and the security default provisions described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and certain provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), or (10) under “—Defaults” or because of the failure of the Company to comply with “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel from counsel of recognized standing in respect of U.S. federal income tax matters to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the Notes. Wilmington Trust Company is also the trustee under the Existing Second Lien Notes Indenture.

Wilmington Trust FSB, an affiliate of Wilmington Trust Company, serves as trustee for the Existing Senior Secured Notes. Consequently, if a default occurs with respect to the Notes, the Existing Floating Rate Second Lien Notes or the Existing Senior Secured Notes, Wilmington Trust FSB or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for the purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of certain assets and equity interests in certain entities, in each case related to the catalog and magazine paper business of the Seller, pursuant to the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Acquisition Transactions” means the Acquisition and the transactions related thereto, the offering of the Existing Second Lien Notes and the Senior Subordinated Notes and borrowings made pursuant to the Credit Agreement in connection therewith.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization income and expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date; plus

(6)	non-operating expenses (minus non-operating income);

less, without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, Verso Investments LP, a Delaware limited partnership, and Verso Paper LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at February 1, 2015 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through February 1, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of such Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g)	foreclosure on assets of the Company or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)	the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property;

(n)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(o)	any sale of Specified Non Core Assets.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(9)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10)	instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency and comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture, the Intercreditor Agreement and the Security Documents and any successor thereto in such capacity.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Acquisition Transactions, any severance expenses, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges or reductions in Net Income, in each case resulting from purchase accounting in connection with the Acquisition Transactions or any acquisition that is consummated after August 1, 2006 shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than Finance Co. or any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after August 1, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Acquisition Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established within twelve months after August 1, 2006 and that are so required to be established in accordance with GAAP shall be excluded;

(14)	solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded;

(17)	solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included;

(18)	any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(19)	non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes First Priority Lien Obligations (with any Indebtedness Incurred pursuant to clause (a)(y) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” deemed to be a First-Priority Lien Obligation for this purpose in connection with any measurement of the Consolidated Secured Debt Ratio pursuant to such clause) less the Unrestricted Cash of the Company and its Restricted Subsidiaries on such date to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the Incurrence of any Lien pursuant to clause (6)(C) of the definition of “Permitted Liens,” the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Issuer or such Note Guarantor after August 1, 2006; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment,

(2)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes, and

(3)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement as in effect on the Issue Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Company, the financial institutions named therein, and Credit Suisse, Cayman Islands Branch, as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after August 1, 2006 from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Fixed Rate Second Lien Notes” means the 9.125% Second Priority Senior Secured Notes due 2014 issued by Verso Paper Holdings LLC and Verso Paper Inc.

“Existing Floating Rate Second Lien Notes” means the Second Priority Senior Secured Floating Rate Notes due 2014 issued by Verso Paper Holdings LLC and Verso Paper Inc.

“Existing Second Lien Notes” means the (i) the Existing Floating Rate Second Lien Notes and (ii) the Existing Fixed Rate Second Lien Notes.

“Existing Second Lien Notes Indenture” means the Indenture among the Issuers, Wilmington Trust Company, as trustee, and the other parties thereto, dated as of August 1, 2006, with respect to the Existing Second Lien Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Senior Secured Notes” means the 11.5% Senior Secured Notes due 2014 issued by Verso Paper Holdings LLC and Verso Paper Inc.

“Existing Senior Secured Notes Indenture” means the Indenture among the Issuers, Wilmington Trust FSB, as trustee, and the other parties thereto dated June 11, 2009 with respect to the Existing Senior Secured Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Priority After-Acquired Property” means any property (other than the initial collateral) of the Issuers or any Note Guarantor that secures any Secured Bank Indebtedness.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Company and its Subsidiaries under the agreements governing Secured Bank

Indebtedness and (iii) all other Obligations of the Company or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Senior Credit Document.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has either determined to make or made after August 1, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Acquisition Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical Financial Data” under “Summary” in the offering circular dated January 11, 2011 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 1, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Intercreditor Agent” has the meaning given to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated as of August 1, 2006 among Credit Suisse, Cayman Islands Branch, as agent under the Senior Credit Documents, Wilmington Trust Company, as trustee under the Existing Second Lien Notes, the Issuers, each Note Guarantor and the other parties from time to time party thereto, as heretofore and hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means January 26, 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity” means the Company’s Unrestricted Cash, together with committed and available borrowing capacity under its Credit Agreement.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or managers or whose nomination for election by the equityholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Offering Transactions” refers collectively to the offering of the Notes and the repurchase of the Existing Fixed Rate Second Lien Notes pursuant to a cash tender offer and the redemption of the remaining Existing Fixed Rate Second Lien Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is equally and ratably secured with the Notes and is designated by the Company as an Other Second-Lien Obligation including, without limitation, the Existing Second Lien Notes.

“Pari Passu Indebtedness” means:

(1)	with respect to any Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made (or is not required to be made) in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, August 1, 2006;

(6)	advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7)

any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (9), that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (10), that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18)	additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on August 1, 2006 not to exceed $20.0 million at any one time;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(20)	Investments of a Restricted Subsidiary of the Company acquired after August 1, 2006 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after August 1, 2006 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of such clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary) and (C) Liens Incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such

Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is Incurred pursuant to this clause (6)(C) as designated by the Company; provided, however, that, other than with respect to Liens Incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be Incurred under this clause (6)(C) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(7)	Liens existing on the Issue Date (other than Liens described in clause (6)(C) above);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Clause (o) of the second paragraph of the covenant described hereunder “—Certain Covenants—Limitation on Incurrence of Indebtedness and Finance of Disqualified Stock and Preferred Shares”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to Clause (o) of the second paragraph of the covenant described hereunder “—Certain Covenants—Limitation on Incurrence of Indebtedness and Finance of Disqualified Stock and Preferred Shares”) may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company (other than pursuant to after acquired property clauses in effect with respect to such Liens at the time of acquisition on property of the type that would have been subject to such Liens notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “— Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not Incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of any Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), 6(C), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), 6(C), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(C), for purposes of clause (1) under “—Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens Incurred to secure cash management services in the ordinary course of business;

(25)	other Liens in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(26)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(27)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(28)	grants of software and other technology licenses in the ordinary course of business;

(29)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary; and

(31)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens Incurred satisfy clause (6)(C) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was Incurred as permitted by clause (6)(C).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its

Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)	to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Secured Bank Indebtedness” means (i) any Bank Indebtedness that is secured by a Permitted Lien Incurred or deemed Incurred pursuant to clause (6)(C) of the definition of Permitted Lien and (ii) the Existing Senior Secured Notes for so long as such notes are secured by a first priority Lien on the Collateral.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee and the holders of the Notes as contemplated by the Indenture.

“Seller” means International Paper Company, a New York corporation.

“Senior Credit Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Subordinated Notes” means the 11.375% Senior Subordinated Notes due 2016 issued by Verso Paper Holdings LLC and Verso Paper Inc.

“Senior Subordinated Note Indenture” means the indenture among the Issuers, Wilmington Trust Company, as trustee, and the other parties thereto, dated as of August 1, 2006, with respect to the Senior Subordinated Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Non-Core Assets” means hydro-electric dams and related assets.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (iii) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, calculated on a pro forma basis giving effect to any subsequent acquisition or disposition of a Person or business.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2015; provided, however, that if the period from such redemption date to February 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing Senior Secured Notes Indenture will be Unrestricted Subsidiaries.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for certificated notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a certificated note if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be made eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any certificated notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUERS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of original notes or exchange notes. This summary is based upon the Code, existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service (the “IRS”) or on the courts, and no ruling will be requested from the IRS on any issues described below. There can be no assurance that the IRS will not take a different position concerning the matters discussed below and that such positions of the IRS would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. Holders that exchange original notes for exchange notes in the exchange offer and who hold the original notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). For purposes of the following summary, “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if (a) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust. This summary does not represent a detailed description of the U.S. federal income and tax consequences to holders in light of their particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes.

Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offer

The exchange by any holder of an original note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange original notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the original note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the original notes.

Qualified Reopening Treatment

We have taken the position that issuance of additional original notes on February 10, 2011 should be treated as a “qualified reopening” of the issuance of the original notes on January 26, 2011 for U.S. federal income tax purposes. Additional debt instruments issued in a “qualified reopening” are part of the same issue as the original debt instruments. As a result, the original notes issued on February 10, 2011 will have the same issue date, issue price and adjusted issue price as the original notes issued on January 26, 2011.

Amortizable Bond Premium

A holder who purchased original notes for an amount (excluding any amount attributable to pre-issuance accrued interest) greater than the original notes’ stated principal amount will be considered to have purchased the original notes (and, therefore, the exchange notes) with amortizable bond premium. A holder may generally elect to amortize the premium over the remaining term of the notes on a constant yield method as an offset to stated interest when includible in income under such holder’s regular accounting method. A holder who elects to amortize the premium must reduce his tax basis in the notes by the amount of premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations owned at the beginning of the first taxable year to which such election applies and to all taxable debt obligations thereafter acquired by the holder and may be revoked only with the consent of the IRS. If a holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss otherwise recognized on a disposition of the notes.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued are being passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, and the effectiveness of Verso Paper Holdings LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website. Our website address is www.versopaper.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the notes. Our reports and other information that we have filed, or may in the future file, with the SEC do not constitute part of this prospectus.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

Verso Paper Holdings LLC

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2010, based upon the guidelines established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Based on the results of our evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2010. We reviewed the results of management’s assessment with our Audit Committee.

The effectiveness of our internal control over financial reporting as of December 31, 2010, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their attestation report which appears below.

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Members of Verso Paper Holdings LLC:

We have audited the accompanying consolidated balance sheets of Verso Paper Holdings LLC, and subsidiaries, (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2010 and 2009, and the related consolidated statements of operations, member’s equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 2, 2011

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Members of Verso Paper Holdings LLC:

We have audited the internal control over financial reporting of Verso Paper Holdings LLC, and subsidiaries, (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Company and our report dated March 2, 2011 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 2, 2011

VERSO PAPER HOLDINGS LLC

CONSOLIDATED BALANCE SHEET

	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$152,706	$149,762
Accounts receivable, net	107,012	104,289
Inventories	142,516	162,401
Prepaid expenses and other assets	3,792	10,385

Total current assets	406,026	426,837

Property, plant, and equipment, net	972,711	1,022,622
Reforestation	13,826	13,357
Intangibles and other assets, net	127,350	86,896
Goodwill	10,551	10,551

Total assets	$1,530,464	$1,560,263

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$124,774	$100,995
Accrued liabilities	118,923	115,425

Total current liabilities	243,697	216,420

Long-term debt	1,172,736	1,118,273
Other liabilities	42,614	27,577

Total liabilities	1,459,047	1,362,270

Commitments and contingencies (Note 16)	-	-
Equity:
Paid-in-capital	318,690	317,023
Retained deficit	(231,019)	(105,461)
Accumulated other comprehensive loss	(16,254)	(13,569)

Total equity	71,417	197,993

Total liabilities and equity	$1,530,464	$1,560,263

Included in the balance sheet line items above are related-party balances as follows:
Accounts receivable	$12,248	$7,785
Intangibles and other assets, net	23,305	-
Accounts payable	808	498
Long-term debt	23,305	-

See notes to consolidated financial statements.

VERSO PAPER HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Net sales	$1,605,316	$1,360,854	$1,766,813
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,410,770	1,242,743	1,462,333
Depreciation, amortization, and depletion	127,367	132,682	134,344
Selling, general, and administrative expenses	70,989	61,655	79,441
Restructuring and other charges	—	979	27,416

Total operating expenses	1,609,126	1,438,059	1,703,534

Operating income (loss)	(3,810)	(77,205)	63,279

Interest income	(124)	(241)	(770)
Interest expense	122,528	116,130	103,200
Other income, net	(734)	(273,796)	—

Net income (loss)	$(125,480)	$80,702	$(39,151)

Included in the financial statement line items above are related-party transactions as follows (Notes 14 and 15):

Net sales	$175,912	$138,760	$165,799

Purchases included in cost of products sold	6,213	4,625	7,159

Restructuring and other charges	—	—	23,281

See notes to consolidated financial statements.

VERSO PAPER HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, and 2008

(Dollars in thousands)	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity
Balance - December 31, 2007	$289,911	$(105,188)	$(9,870)	$174,853
Cash distributions	—	(22,796)	—	(22,796)
Net loss	—	(39,151)	—	(39,151)
Other comprehensive income (loss):
Net unrealized losses on derivative financial instruments, net of reclassification of $1.9 million of net gains included in net loss	—	—	(27,571)	(27,571)
Defined benefit pension plan:
Pension liability adjustment	—	—	(5,701)	(5,701)
Prior service cost amortization	—	—	871	871

Total other comprehensive loss	—	—	(32,401)	(32,401)

Comprehensive loss	—	(39,151)	(32,401)	(71,552)
Equity award expense	11,199	—	—	11,199

Balance - December 31, 2008	301,110	(167,135)	(42,271)	91,704
Parent company contributions	15,281	(3,569)	—	11,712
Cash distributions	—	(15,459)	—	(15,459)
Net income	—	80,702	—	80,702
Other comprehensive income (loss):
Net unrealized losses on derivative financial instruments, net of reclassification of $40.2 million of net losses included in net income	—	—	27,773	27,773
Defined benefit pension plan:
Net actuarial loss	—	—	(413)	(413)
Prior service cost amortization	—	—	1,342	1,342

Total other comprehensive income	—	—	28,702	28,702

Comprehensive income	—	80,702	28,702	109,404
Equity award expense	632	—	—	632

Balance - December 31, 2009	317,023	(105,461)	(13,569)	197,993
Cash distributions	—	(78)	—	(78)
Net loss	—	(125,480)	—	(125,480)
Other comprehensive income (loss):
Net unrealized losses on derivative financial instruments, net of reclassification of $8.8 million of net losses included in net loss	—	—	(725)	(725)
Defined benefit pension plan:
Net actuarial loss	—	—	(3,834)	(3,834)
Prior service cost amortization	—	—	1,874	1,874

Total other comprehensive loss	—	—	(2,685)	(2,685)

Comprehensive loss	—	(125,480)	(2,685)	(128,165)
Equity award expense	1,667	—	—	1,667

Balance - December 31, 2010	$318,690	$(231,019)	$(16,254)	$71,417

See notes to consolidated financial statements.

VERSO PAPER HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$(125,480)	$80,702	$(39,151)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and depletion	127,367	132,682	134,344
Amortization of debt issuance costs	5,290	5,264	5,427
Accretion of discount on long-term debt	3,721	2,081	—
Gain on early extinguishment of debt	(255)	(31,266)	—
Loss on disposal of fixed assets	3	533	722
Equity award expense	1,667	632	11,199
Change in unrealized losses on derivatives, net	—	27,378	(27,571)
Other - net	(4,691)	532	(6,238)
Changes in assets and liabilities:
Accounts receivable	(2,723)	(21,752)	50,625
Inventories	19,885	27,855	(76,314)
Prepaid expenses and other assets	8,076	(17,363)	(7,982)
Accounts payable	23,778	(16,344)	(9,980)
Accrued liabilities	19,183	(10,799)	39,842

Net cash provided by operating activities	75,821	180,135	74,923

Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	453	83	108
Transfers to restricted cash	(25,073)	—	—
Capital expenditures	(73,646)	(34,216)	(80,447)

Net cash used in investing activities	(98,266)	(34,133)	(80,339)

Cash Flows From Financing Activities:
Proceeds from long-term debt	27,438	352,837	92,083
Debt issuance costs	(1,971)	(10,270)	—
Repayments of long-term debt	—	(442,868)	(2,850)
Cash distributions	(78)	(15,459)	(22,796)

Net cash provided by (used in) financing activities	25,389	(115,760)	66,437

Change in cash and cash equivalents	2,944	30,242	61,021
Cash and cash equivalents at beginning of period	149,762	119,520	58,499

Cash and cash equivalents at end of period	$152,706	$149,762	$119,520

See notes to consolidated financial statements.

VERSO PAPER HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business — The accompanying consolidated financial statements for Verso Paper Holdings LLC, a Delaware limited liability company, or “Verso Holdings,” include the accounts of Verso Holdings and its subsidiaries. Unless otherwise noted, references to “Company,” “we,” “us,” and “our” refer collectively to Verso Holdings and its subsidiaries.

The Company began operations on August 1, 2006, when it acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” The Company was formed by affiliates of Apollo Global Management, LLC, or “Apollo,” for the purpose of consummating the acquisition from International Paper, or the “Acquisition.” Verso Paper Corp., of which we are an indirect, wholly-owned subsidiary, went public on May 14, 2008, with an initial public offering, “IPO,” of 14 million shares of common stock.

The Company operates, through its subsidiaries, in the following three segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty papers. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

Basis of Presentation — Included in this report are the financial statements of the Company as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009, and 2008. Variable interest entities for which Verso Holdings is the primary beneficiary are also consolidated. All material intercompany balances and transactions are eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition — Sales are net of rebates, allowances, and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, which include export sales, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Shipping and Handling Costs — Shipping and handling costs, such as freight to customer destinations, are included in cost of products sold in the accompanying statements of operations. These costs, when included in the sales price charged for the Company’s products, are recognized in net sales.

Planned Maintenance Costs — Maintenance costs for major planned maintenance shutdowns in excess of $0.5 million are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next major planned shutdown, since the Company believes that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Environmental Costs and Obligations — Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

Equity Compensation — The Company accounts for equity awards in accordance with Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at the grant date based on the fair value of the award. The Company uses the straight-line attribution method to recognize share-based compensation over the service period of the award.

Income Taxes — Verso Holdings is a limited liability corporation and is not subject to federal income taxes. Verso Holdings accounts for its state income taxes in accordance with ASC Topic 740.

Fair Value of Financial Instruments — The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and amounts receivable from or due to related parties approximates fair value due to the short maturity of these instruments. The Company determines the fair value of its long-term debt based on market information and a review of prices and terms available for similar obligations. See also Note 7, Note 9, Note 12, and Note 13 for additional information regarding the fair value of financial instruments.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the date of purchase.

Inventories and Replacement Parts and Other Supplies — Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in inventory and intangibles and other assets on the balance sheet (see also Note 3 and Note 5).

Property, Plant, and Equipment — Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Interest cost of $1.3 million was capitalized in 2010 and $0.4 million was capitalized in 2009.

Depreciation and amortization are computed using the straight-line method for all assets over the assets’ estimated useful lives. Estimated useful lives are as follows:

Years
Building	20 - 40
Machinery and equipment	10 - 20
Furniture and office equipment	3 - 10
Computer hardware	3 - 6
Leasehold improvements	Over the terms of the lease or the useful life of the improvements

Reforestation — At December 31, 2010, the Company owned or leased approximately 27,000 acres of hybrid poplar plantations. Timberlands are stated at cost, including capitalized costs attributable to reforestation efforts (i.e., costs for site preparation, planting stock, labor, herbicide, fertilizer, and any other costs required to establish timber on land that was previously not forested). From August 1, 2006 (date of Acquisition) through December 31, 2010, the Company has been primarily engaged in developing its hybrid poplar woodlands. Costs attributable to timberlands are charged against income as trees are cut. The rate charged will be determined annually based on the relationship of incurred costs to estimated current merchantable volume.

Goodwill and Intangible Assets — The Company accounts for goodwill and other intangible assets in accordance with ASC Topic 350, Intangibles – Goodwill and Other. Intangible assets primarily consist of trademarks, customer-related intangible assets and patents obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not amortized. Customer-related intangible assets are amortized over their estimated useful lives of approximately twenty-five years. Patents are amortized over their remaining legal lives of ten years.

The impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. Goodwill is evaluated at the reporting unit level. Goodwill has been allocated to the “Coated” segment. The evaluation for impairment is performed by comparing the carrying amount of these assets to their estimated fair value. If the carrying amount exceeds the reporting unit fair value, then the second step of the goodwill impairment test is performed to determine the amount of the impairment loss.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

Allowance for Doubtful Accounts — The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company manages credit risk related to its trade accounts receivable by continually monitoring the creditworthiness of its customers to whom credit is granted in the normal course of business. Trade accounts receivable balances for sales to unaffiliated customers were approximately $87.2 million at December 31, 2010, compared to $74.5 million at December 31, 2009.

The Company establishes its allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. Based on this assessment, an allowance is maintained that represents what is believed to be ultimately uncollectible from such customers. The allowance for doubtful accounts was approximately $0.8 million at December 31, 2010, compared to $1.0 million at December 31, 2009. Bad debt expense was $0.2 million for the year ended December 31, 2010, compared to $0.4 million for the year ended December 31, 2009, and $1.0 million for the year ended December 31, 2008.

Deferred Financing Costs — The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or life of the credit facility using the effective interest method. In the case of early debt principal repayments, the Company adjusts the value of the corresponding deferred financing costs with a charge to interest expense, and similarly adjusts the future amortization expense.

Asset Retirement Obligations — In accordance with ASC Topic 410, Asset Retirement and Environmental Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. The Company’s asset retirement obligations under this standard relate to closure and post-closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure or possible new federal or state regulations affecting the closure.

On December 31, 2010, the Company had $0.8 million of restricted cash included in other assets in the accompanying consolidated balance sheet related to an asset retirement obligation in the state of Michigan. This cash deposit is required by the state and may only be used for the future closure of a landfill. The following table presents an analysis related to the Company’s asset retirement obligations included in Other liabilities in the accompanying balance sheets:

	Year Ended December 31,
(Dollars in thousands)	2010	2009
Asset retirement obligations, January 1	$13,300	$14,028
Accretion expense	831	779
Settlement of existing liabilities	(1,278)	(1,348)
Adjustment to existing liabilities	807	(159)

Asset retirement obligations, December 31	$13,660	$13,300

In addition to the above obligations, the Company may be required to remove certain materials from its facilities, or to remediate in accordance with current regulations that govern the handling of certain hazardous or potentially hazardous materials. At this time, any such obligations have an indeterminate settlement date, and the Company believes that adequate information does not exist to reasonably estimate any such potential obligations. Accordingly, the Company will record a liability for such remediation when sufficient information becomes available to estimate the obligation.

Derivative Financial Instruments — Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value. The effective portion of the changes in the fair value of derivative financial instruments that qualify and are designated as cash flow hedges are recorded in other comprehensive income. Changes in the fair value of derivative financial instruments that are entered into as economic hedges are recognized in current earnings. The Company uses derivative financial instruments to manage its exposure to energy prices and interest rate risk.

Pension Benefits — Pension plans cover substantially all of the Company’s employees. The defined benefit plan is funded in conformity with the funding requirements of applicable government regulations. Prior service costs are amortized on a straight-line basis over the estimated remaining service periods of employees. Certain employees are covered by defined contribution plans. The Company’s contributions to these plans are based on a percentage of employees’ compensation or employees’ contributions. These plans are funded on a current basis.

Alternative Fuel Tax Credit — Until December 31, 2009, the United States government provided an excise tax credit to taxpayers for the use of alternative fuel mixtures in their businesses equal to $0.50 per gallon of alternative fuel contained in the mixture. In January and February 2009, the Internal Revenue Service certified that the Company’s operations at its Androscoggin and Quinnesec mills qualified for the alternative fuel mixture tax credit. As a result of our use of an alternative fuel mixture containing “black liquor,” a byproduct of pulp production, at our Androscoggin and Quinnesec mills, we recognized $238.9 million of alternative fuel mixture tax credits in the year ended December 31, 2009, including approximately $10 million for claims pending at December 31, 2009. The amount recognized in fiscal 2009 includes amounts received for claims for use of the alternative fuel mixture from September 2008 through December 2009. The tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009.

2.	RECENT ACCOUNTING DEVELOPMENTS

ASC Topic 105, Generally Accepted Accounting Principles. In 2009 the Financial Accounting Standards Board, or “FASB”, issued an accounting pronouncement establishing the FASB Accounting Standards CodificationTM, or “ASC,” as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles, or “GAAP.” Rules and interpretive releases of the Securities and Exchange Commission, or “SEC,” under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. The Company’s adoption of the provisions of ASC Topic 105, Generally Accepted Accounting Principles, for the quarterly period ended September 30, 2009, had no impact on the Company’s consolidated financial statements.

ASC Topic 310, Receivables. New authoritative accounting guidance (Accounting Standards Update, or “ASU”, No. 2010-20) under ASC Topic 310, Receivables, requires more information be disclosed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in an entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses, and (iii) the changes and reasons for those changes in the allowance for credit losses. The amendments in ASU No. 2010-20 affect all entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value. The new disclosures require disaggregated information related to financing receivables and include for each class of financing receivables, among other things: a rollforward for the allowance for credit losses, credit quality information, and impaired, modified, non-accrual and past-due loan information. ASU 2011-01 temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings. ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period are required for the Company’s financial statements that include periods beginning on or after January 1, 2011. Since this new guidance under ASC Topic 310 only affects disclosure requirements and since all of the Company’s trade accounts receivable are short-term, the adoption of the new guidance under ASC Topic 310 had no impact on the Company’s consolidated financial statements or disclosures.

ASC Topic 350, Intangibles – Goodwill and Other. New authoritative accounting guidance (ASC Topic 350-30-65) under ASC Topic 350, Intangibles – Goodwill and Other, provides direction on factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent is to better match the useful life of the recognized intangible asset to the period of the expected cash flows used to measure its fair value. The Company’s adoption of the new guidance under ASC Topic 350, effective January 1, 2009, did not have a material impact on the Company’s consolidated financial statements.

ASC Topic 715, Compensation – Retirement Benefits. New authoritative accounting guidance (ASC Topic 715-20-65) under ASC Topic 715, Compensation – Retirement Benefits, requires more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. The Company’s adoption of the new guidance under ASC Topic 715, for the year ended December 31, 2009, had no impact on the Company’s consolidated financial statements.

ASC Topic 805, Business Combinations. New authoritative accounting guidance (ASC Topic 805-10-65) under ASC Topic 805, Business Combinations, establish principles and requirements for how an acquirer recognizes and measures identifiable assets acquired, liabilities assumed and noncontrolling interests; recognizes and measures goodwill acquired in a business combination or gain from a bargain purchase; and establishes disclosure requirements. The Company adopted the new guidance under ASC Topic 805 effective January 1, 2009, and will apply these provisions to any future acquisitions.

ASC Topic 810, Consolidation. New authoritative guidance (ASU No. 2009-17) on the consolidation of Variable Interest Entities, or “VIEs”, under ASC Topic 810, Consolidation, requires entities to perform a qualitative analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. The enterprise is required to assess, on an ongoing basis, whether it is a primary beneficiary or has an implicit responsibility to ensure that a VIE operates as designed. This guidance changes the previous quantitative approach for determining the primary beneficiary to a qualitative approach based on which entity (a) has the power to direct activities of a VIE that most significantly impact economic performance and (b) has the obligation to absorb losses or receive benefits that could be significant to the VIE. In addition, it requires enhanced disclosures that will provide investors with more transparent information about an enterprise’s involvement with a VIE. The Company’s adoption of the new guidance under ASC Topic 810, effective January 1, 2010, did not have a material impact on the Company’s consolidated financial statements.

Authoritative accounting guidance (ASC Topic 810-10-65) under ASC Topic 810 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company’s adoption of the guidance under ASC Topic 810, effective January 1, 2009, did not have a material impact on the Company’s consolidated financial statements.

ASC Topic 815, Derivatives and Hedging. New authoritative accounting guidance (ASC Topic 815-10-65) under ASC Topic 815, Derivatives and Hedging, changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC Topic 815, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Since this new guidance under ASC Topic 815 only affects disclosure requirements, the Company’s adoption of these requirements, effective January 1, 2009, had no impact on the Company’s consolidated financial statements.

ASC Topic 820, Fair Value Measurements and Disclosures. New authoritative accounting guidance (ASC Topic 820-10-15) under ASC Topic 820, Fair Value Measurements and Disclosures, delayed the effective date of ASC Topic 820-10 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until 2009. ASC Topic 820 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. The Company’s adoption of the new guidance under ASC Topic 820, effective January 1, 2009, did not have a material impact on the Company’s consolidated financial statements.

Further new authoritative accounting guidance (ASU No. 2009-05) under ASC Topic 820, provides clarification that in circumstances in which a quoted price in an active market for the identical liabilities is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update. The Company’s adoption of the new guidance under ASC Topic 820, effective October 1, 2009, did not have a material impact on the Company’s consolidated financial statements.

Additionally, new authoritative accounting guidance (ASU No. 2010-06) under ASC Topic 820 provides guidance relating to fair value measurement disclosures. Specifically, companies are required to separately disclose significant transfers into and out of Level 1 and Level 2 measurements in the fair value hierarchy and the reasons for those transfers. For Level 3 fair value measurements, the new guidance requires a gross presentation of activities within the Level 3 roll forward. Additionally, the FASB clarified existing fair value measurement disclosure requirements relating to the level of disaggregation, inputs, and valuation techniques. This guidance is effective for interim or annual reporting periods beginning after December 15, 2009, except for the detailed Level 3 disclosures, which are effective for interim or annual reporting periods beginning after December 15, 2010. Since this new guidance only affects disclosure requirements, the Company’s adoption of the initial requirements, for the quarterly period ended March 31, 2010, had no impact on the Company’s financial condition, results of operations, or cash flows, and the adoption of the remaining provisions is expected to have no impact on the Company’s consolidated financial statements.

ASC Topic 825, Financial Instruments. New authoritative accounting guidance (ASC Topic 825-10-65) under ASC Topic 825, Financial Instruments, increases the frequency of fair value disclosures from an annual basis to a quarterly basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet at fair value. Since this new guidance under ASC Topic 825 only affects disclosure requirements, the Company’s adoption of these requirements, for the quarterly period ended June 30, 2009, had no impact on the Company’s consolidated financial statements.

ASC Topic 855, Subsequent Events. New authoritative accounting guidance (ASU No. 2010-09) under ASC Topic 855, Subsequent Events, removes the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. This change removes potential conflicts with current SEC guidance. ASU No. 2010-09 also clarifies the intended scope of the reissuance disclosure provisions. ASU No. 2010-09 was effective upon issuance in February 2010 and had no impact on the Company’s consolidated financial statements.

Additionally, new authoritative accounting guidance (ASC Topic 855-10) under ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (1) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The Company’s adoption of the new guidance under ASC Topic 855, for the quarterly period ended June 30, 2009, had no impact on the Company’s consolidated financial statements.

Other new accounting pronouncements issued but not effective until after December 31, 2010, are not expected to have a significant effect on our consolidated financial statements.

3.	INVENTORIES

Inventories by major category included the following:

	December 31,
(Dollars in thousands)	2010	2009
Raw materials	$27,709	$28,923
Woodyard logs	3,863	4,463
Work-in-process	16,416	27,472
Finished goods	67,817	75,379
Replacement parts and other supplies	26,711	26,164

Inventories	$142,516	$162,401

4.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment were as follows:

	December 31,
(Dollars in thousands)	2010	2009
Land and land improvements	$37,346	$30,599
Building and leasehold improvements	181,985	175,677
Machinery, equipment, and other	1,244,153	1,214,863
Construction-in-progress	38,640	10,260

Property, plant, and equipment, gross	1,502,124	1,431,399

Accumulated depreciation	(529,413)	(408,777)

Property, plant, and equipment, net	$972,711	$1,022,622

Depreciation expense was $124.9 million, $125.2 million, and $126.4 million for the years ended December 31, 2010, 2009, and 2008, respectively.

5.	INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist of the following:

	December 31,
(Dollars in thousands)	2010	2009
Amortizable intangible assets:

Customer relationships, net of accumulated amortization of $5.7 million on December 31, 2010, and $4.6 million on December 31, 2009	$7,570	$8,720
Patents, net of accumulated amortization of $0.5 million on December 31, 2010, and $0.4 million on December 31, 2009	641	755

Total amortizable intangible assets	8,211	9,475

Unamortizable intangible assets:
Trademarks	21,473	21,473

Other assets:
Financing costs, net of accumulated amortization of $18.5 million on December 31, 2010, and $13.2 million on December 31, 2009	24,800	28,119
Deferred major repair	12,009	8,787
Deferred software cost, net of accumulated amortization of $0.8 million on December 31, 2010, and $2.9 million on December 31, 2009	414	1,354
Replacement parts, net	4,535	3,806
Loan to affiliate	23,305	—
Restricted cash	27,399	2,241
Other	5,204	11,641

Total other assets	97,666	55,948

Intangibles and other assets	$127,350	$86,896

A separate category for Restricted cash has been added. As a result, prior year amounts have been reclassified to conform to the current year presentation and the Other category has been reduced by the $2.2 million of restricted cash as of December 31, 2009.

Amounts reflected in depreciation, amortization, and depletion expense related to intangibles and other assets are as follows:

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Intangible amortization	$1,265	$1,415	$1,565
Software amortization	940	1,880	1,723

The estimated future amortization expense for intangible assets over the next five years is as follows:

(Dollars in thousands)
2011	$1,065
2012	915
2013	815
2014	715
2015	615

6.	ACCRUED LIABILITIES

A summary of accrued liabilities is as follows:

	December 31,
(Dollars in thousands)	2010	2009
Accrued interest	$48,606	$49,269
Payroll and employee benefit costs	47,981	41,200
Accrued sales rebates	13,677	10,433
Derivatives	2,327	3,705
Accrued taxes - other than income	1,461	1,675
Freight and other	4,871	9,143

Accrued liabilities	$118,923	$115,425

7.	LONG-TERM DEBT

A summary of long-term debt is as follows:

		December 31, 2010			December 31, 2009
(Dollars in thousands)	Original Maturity	Interest Rate	Balance	Fair Value	Balance	Fair Value
Verso Paper Holdings LLC
First Priority Revolving Credit Facility	8/1/2012	—	$—	$—	$—	$—
First Priority Senior Secured Notes - fixed(1)	7/1/2014	11.50%	332,135	384,125	300,977	357,500
Second Priority Senior Secured Notes - fixed	8/1/2014	9.13%	337,080	347,192	337,080	321,911
Second Priority Senior Secured Notes - floating	8/1/2014	4.04%	180,216	162,194	180,216	142,371
Senior Subordinated Notes	8/1/2016	11.38%	300,000	300,750	300,000	241,500
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	12/29/2040	6.50%	23,305	23,305	—	—

Total debt			$1,172,736	$1,217,566	$1,118,273	$1,063,282

(1)	Par value of $350,000 on December 31, 2010, and $325,000 on December 31, 2009.

The Company determines the fair value of its long-term debt based on market information and a review of prices and terms available for similar obligations.

Amounts included in interest expense related to long-term debt and amounts of cash interest payments on long-term debt are as follows:

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Interest expense	$118,506	$111,263	$99,181
Cash interest paid	115,405	90,713	100,761
Debt issuance cost amortization(1)	5,290	5,264	5,427

(1)	Amortization of debt issuance cost is included in interest expense.

On January 26, 2011, the Company issued $360.0 million aggregate principal amount of 8 3/4% second priority senior secured notes due 2019. These notes pay interest semi-annually. These notes are secured by a second priority lien on substantially all of the assets that secure the Company’s first lien notes, excluding securities of our affiliates, and the liens on the collateral securing the notes is junior to the liens securing the Company’s first lien senior secured notes and senior secured credit facility. The net proceeds after deducting the discount, underwriting fees and offering expenses, will be approximately $348.0 million, which proceeds will be used to pay the consideration for the cash tender offer for the Company’s 9 1/8% second priority senior secured fixed rate notes due 2014 and to redeem the non-tendered notes following the expiration of the cash tender offer.

On February 8, 2011, the Company completed a tender offer to purchase any and all of the outstanding 9 1/8% second priority senior secured fixed rate notes due 2014. The Company received tenders from the holders of approximately $310.5 million of the outstanding notes and accepted all of these notes for payment. In February 2011, the Company issued a notice to redeem the remaining outstanding notes in March 2011. Following the completion of this redemption, no 9 1/8% second priority senior secured fixed rate notes due 2014 will remain outstanding.

On February 10, 2011, the Company issued an additional $36.0 million aggregate principal amount of the 8 3/4% second priority senior secured notes under the same indenture. The additional second priority senior secured notes were treated as a single series with and have the same terms as the second priority senior secured notes issued in January 2011. The net proceeds including premium, after deducting underwriting fees and offering expenses, will be approximately $36.1 million, which proceeds will be used to redeem $35.0 million of the Company’s outstanding 11 1/2% first priority senior secured fixed rate notes due 2014.

The $200 million revolving credit facility had no amounts outstanding as of December 31, 2010. Letters of credit of $28.3 million were issued and $155.9 million was available for future borrowing as of December 31, 2010. The borrowing capacity under the revolving credit facility was reduced as a result of the bankruptcy of Lehman Commercial Paper, Inc., or “Lehman.” Lehman had a commitment for $15.8 million of the $200 million available under the revolving credit facility and it failed to fund the portion of its commitment with respect to a borrowing request the Company made in October 2008. On February 3, 2011, Barclays Bank PLC, or “Barclays,” purchased the $15.8 million commitment of Lehman under our revolving credit facility, resulting in the $15.8 million commitment becoming available to the Company again.

On June 11, 2009, the Company issued $325.0 million aggregate principal amount of 11 1/2% first priority senior secured notes due July 1, 2014. The first priority senior secured notes are secured on a ratable and pari passu basis with the Company’s revolving credit facility by substantially all of the property and assets of the Company and each of its direct and indirect subsidiaries. The net proceeds after deducting the discount, underwriting fees, and issuance costs were $288.6 million, which funds were used to repay in full $252.9 million outstanding on the Company’s first priority term loan and to temporarily reduce the debt outstanding under the revolving credit facility by $35.0 million. The write-off of unamortized debt issuance costs related to the term loan resulted in a loss of $5.9 million, which was recognized in Other income, net on the consolidated statement of operations. On January 15, 2010, the Company issued an additional $25.0 million aggregate principal amount of its 11 1/2% senior secured notes due July 1, 2014, under the existing indenture. These notes were treated as a single series with and have the same terms as the $325 million of senior secured notes issued in 2009. The net proceeds of the issuance of the senior secured notes in January 2010, including premium and after deducting underwriting fees and offering expenses, were $26.2 million. In February 2011, the Company issued a notice to redeem $35.0 million aggregate principal amount of the first priority senior secured notes in March 2011.

During 2009, the Company repurchased and retired $69.8 million of its second priority senior secured floating-rate notes due on August 1, 2014, for a total purchase price of $35.1 million and recognized gains of $33.0 million, net of the write-off of unamortized debt issuance costs. In addition, the Company recognized a loss of $0.3 million related to the de-designation of the interest rate swap hedging the interest payments on the retired debt. The results were recognized in Other income, net on the consolidated statement of operations.

During 2009, the Company also repurchased and retired $12.9 million of its second priority senior secured fixed-rate notes due on August 1, 2014, for a total purchase price of $7.9 million and recognized a gain of $4.7 million, net of the write-off of unamortized debt issuance costs. The net gains were recognized in Other income, net on the consolidated statement of operations.

On December 29, 2010, Chase NMTC Verso Investment Fund, LLC, the “Investment Fund”, a consolidated variable interest entity (see Note 17 – New Market Tax Credit Entities for more detail) of Verso Holdings, issued $23.3 million aggregate principal amount of a 6 1/2% loan due December 31, 2040. The loan is held by Verso Paper Finance Holdings, LLC or “Verso Finance.”

The payments required under the long-term debt listed above during the years following December 31, 2010, are set forth below:

(Dollars in thousands)
2011	$—
2012	—
2013	—
2014	867,296
2015	—
2016 and thereafter	323,305

Total long-tem debt	$1,190,601

At December 31, 2010, we were in compliance with the covenants in our debt agreements.

8.	OTHER LIABILITIES

Other liabilities consist of the following:

	December 31,
(Dollars in thousands)	2010	2009
Pension benefit obligation	$17,873	$12,622
Asset retirement obligations	13,660	13,300
Derivatives	178	—
Other	10,903	1,655

Other liabilities	$42,614	$27,577

9.	RETIREMENT PLANS

Defined Benefit Plan

The Company maintains a defined benefit pension plan that provides retirement benefits to hourly employees at the Androscoggin, Bucksport, and Sartell mills hired prior to July 1, 2004. These employees generally are eligible to participate in the plan upon completion of one year of service and attainment of age 21. Employees hired after June 30, 2004, who are not eligible for this pension plan receive an additional company contribution to their savings plan (see “Other Benefits” discussion below). The plan provides defined benefits based on years of credited service times a specified flat dollar benefit rate.

The following table summarizes net periodic pension cost for the years ended December 31, 2010, 2009, and 2008:

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Components of net periodic pension cost:
Service cost	$6,107	$6,328	$5,976
Interest cost	2,088	1,537	998
Expected return on plan assets	(1,849)	(1,234)	(762)
Amortization of prior service cost	1,784	1,023	871
Amortization of actuarial loss	90	319	—

Net periodic pension cost	$8,220	$7,973	$7,083

The following table provides detail on prior service cost and net actuarial loss recognized in accumulated other comprehensive income at December 31, 2010 and 2009:

(Dollars in thousands)	2010	2009
Amounts recognized in accumulated other comprehensive income:
Prior service cost	$5,493	$7,277
Net actuarial loss	8,143	4,399

The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic pension cost during 2011 is $0.4 million and $1.2 million, respectively. We expect no plan assets to be returned to the company in 2011.

The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act (ERISA). In 2011, the Company expects to make contributions of $11.1 million. The Company made contributions of $4.9 million in 2010, with $4.5 million attributable to the 2010 plan year and $0.4 million attributable to the 2009 plan year. The Company made contributions of $6.9 million in 2009, with $5.7 million attributable to the 2009 plan year and $1.2 million attributable to the 2008 plan year. The Company made contributions of $9.4 million in 2008, with $6.4 million attributable to the 2008 plan year and $3.0 million attributable to the 2007 plan year.

The following table sets forth a reconciliation of the plan’s benefit obligation, plan assets and funded status at December 31, 2010 and 2009:

	Year Ended December 31,
(Dollars in thousands)	2010	2009
Change in Projected Benefit Obligation:
Benefit obligation at beginning of period	$35,137	$25,453
Service cost	6,107	6,328
Interest cost	2,088	1,537
Plan amendments	—	1,369
Actuarial loss	4,405	703
Benefits paid	(606)	(253)

Benefit obligation on December 31	$47,131	$35,137

Change in Plan Assets:
Plan assets at fair value, beginning of fiscal year	$22,515	$12,956
Actual net return (loss) on plan assets	2,420	2,894
Employer contributions	4,929	6,918
Benefits paid	(606)	(253)

Plan assets at fair value, end of fiscal year	29,258	22,515

Unfunded projected benefit obligation recognized in other liabilities on the consolidated balance sheets	$(17,873)	$(12,622)

The accumulated benefit obligation at December 31, 2010 and 2009, is $47.1 million and $35.1 million, respectively.

The following table summarizes expected future pension benefit payments:

(Dollars in thousands)
2011	$873
2012	1,168
2013	1,474
2014	1,757
2015	2,082
2016-2020	18,346

The Company evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements of ASC Topic 715. These assumptions are used to calculate benefit obligations as of December 31 of the current year, and pension expense to be recorded for the following year. The discount rate assumption reflects the yield on a portfolio of high quality fixed-income instruments that have a similar duration to the plan’s liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the plan’s liabilities.

The actuarial assumptions used in the defined benefit pension plan were as follows:

	2010	2009	2008
Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	5.40%	6.00%	6.00%
Rate of compensation increase	N/A	N/A	N/A

Weighted average assumptions used to determine net periodic pension cost for the fiscal year:
Discount rate	6.00	6.00	6.00
Rate of compensation increase	N/A	N/A	N/A
Expected long-term return on plan assets	7.50	7.50	7.50

The Company’s primary investment objective is to ensure, over the long-term life of the pension plan, an adequate pool of sufficiently liquid assets to support the benefit obligations. In meeting this objective, the pension plan seeks to achieve a high level of investment return through long-term stock and bond investment strategies, consistent with a prudent level of portfolio risk. Any volatility in investment performance compared to investment objectives should be explainable in terms of general economic and market conditions. It is not contemplated at this time that any derivative instruments will be used to achieve investment objectives. The expected return on plan assets assumption for 2011 will be 7.50 percent. The expected long-term rate of return on plan assets reflects the weighted-average expected long-term rates of return for the broad categories of investments currently held in the plans (adjusted for expected changes), based on historical rates of return for each broad category, as well as factors that may constrain or enhance returns in the broad categories in the future. The expected long-term rate of return on plan assets is adjusted when there are fundamental changes in expected returns in one or more broad asset categories and when the weighted-average mix of assets in the plans changes significantly.

The following table provides the pension plan’s asset allocation on December 31, 2010 and 2009:

	Targeted Allocation	Allocation of Plan Assets on December 31,
		2010	2009
Equity securities:
Large capital equity	26.4%	29.3%	27.3%
Small capital equity	4.6	5.5	4.7
International equity	17.0	18.2	16.9
Other securities:
Bond fund	47.0	43.1	46.5
Fixed income fund	5.0	3.9	4.6

The Company adopted ASC Topic 715-20-65, effective December 31, 2009, which requires more detailed disclosures about employers’ pension plan assets, including additional fair value disclosures about employers’ pension and postretirement benefit plan assets consistent with the guidance contained in ASC Topic 820.

ASC Topic 820 provides a common definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities (see Note 13 – Fair Value of Financial Instruments for more detail).

The following table sets forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of December 31, 2010 and 2009.

(Dollars in thousands)	Total	Level 1	Level 2 (1)	Level 3
December 31, 2010
Large capital equity	$8,583	$—	$8,583	$—
Corporate bond fund	6,935	—	6,935	—
Governmental bond fund	5,675	—	5,675	—
International equity	5,318	—	5,318	—
Small capital equity	1,595	—	1,595	—
Fixed income fund	1,152	—	1,152	—

Total assets at fair value on December 31, 2010	$29,258	$—	$29,258	$—

December 31, 2009
Large capital equity	$6,149	$—	$6,149	$—
Corporate bond fund	6,301	—	6,301	—
Governmental bond fund	4,158	—	4,158	—
International equity	3,817	—	3,817	—
Small capital equity	1,061	—	1,061	—
Fixed income fund	1,029	—	1,029	—

Total assets at fair value on December 31, 2009	$22,515	$—	$22,515	$—

(1)	Based on the net asset value of units held by the plan at year end.

Defined Contribution Plan

The Company sponsors a defined contribution plan to provide salaried and Quinnesec hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement.

As determined by the provisions of the plan, the Company contributes annually a percentage of employee earnings. The percentage is based on age and years of credited service for employees hired prior to July 1, 2004 and a fixed percentage of earnings to employees hired after June 30, 2004. Expense under this plan was $8.2 million, $8.4 million and $6.9 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Other Benefits

The Company sponsors a 401(k) plan to provide salaried and hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement. Contributions may be made on a before-tax or after-tax basis to the plan. Such matching contributions were $7.6 million, $5.7 million and $8.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. As determined by the provisions of the plan, the Company matches the employees’ basic voluntary contributions; however, on April 3, 2009, the Company suspended its matching contributions to the 401(k) plan for exempt and non-exempt salaried employees in response to challenging economic conditions, which reduced expense by approximately $2.3 million in 2009. Effective January 2, 2010, the Company reinstated matching contributions for exempt and non-exempt salaried employees in accordance with the formula previously in effect (70% of the first 4% of the participant’s compensation contributed to the plan, plus 60% of the next 4% of the participant’s compensation contributed to the plan).

In 2009, the Company offered a voluntary early retirement program to certain eligible employees. The offer was accepted by 71 employees. The Company’s voluntary early retirement program resulted in a charge of $4.2 million to cost of products sold, consisting of separation and accrued medical and dental benefits.

The Company also initiated a reduction in workforce resulting in the elimination of eight positions in 2009. The reduction in workforce resulted in a charge of $0.5 million to selling, general, and administrative expense, consisting of separation and accrued medical and dental benefits.

10.	EQUITY AWARDS

Employees of the Company are eligible to receive equity awards from our parent, Verso Paper Corp. The Verso Paper Corp. 2008 Incentive Award Plan, as amended, or the “Incentive Plan,” authorizes the issuance of stock awards covering up to 4,250,000 shares of common stock of Verso Paper Corp. Under the Incentive Plan, stock awards may be granted to employees and non-employee directors upon approval by the board of directors. Verso Paper Corp. has issued non-qualified stock options to certain non-employee directors that vest upon grant and expire 10 years from the date of grant. Verso Paper Corp. also has issued time-based non-qualified stock options to officers and management employees in 2010 and 2009 and performance-based non-qualified stock options to an officer and management employees in 2009. The time-based options vest one to three years from the date of grant and expire seven years from the date of grant. The performance-based options vest one to three years from the date of grant based on the achievement of certain performance criteria tied to Verso Paper Corp.’s calculation of Adjusted EBITDA and expire seven years from the date of grant. However, the performance period has not begun and performance criteria have not been communicated to the participants for 19,094 of these performance-based options, and thus no expense has been recognized related to these options.

A summary of stock option plan activity (including the performance-based options) for the years ended December 31, 2010, 2009 and 2008 is provided below:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options granted	15,200	$1.43	$0.46

December 31, 2008	15,200	1.43	0.46

Options granted	1,083,202	3.55	2.07
Performance options granted (1)	42,000	1.13	0.35

December 31, 2009	1,140,402	3.43	1.99

Options granted	287,003	2.87	2.16
Forfeited	(36,650)	1.73	0.91
Exercised	(2,009)	1.09	0.34

December 31, 2010(2)	1,388,746	3.36	2.05	5.8

Options exercisable on December 31, 2010(2)	382,040	3.40		5.9	$99
Options expected to vest as of December 31, 2010	987,610	3.39			210
(1)	On December 31, 2010 and 2009, there were an additional 19,094 and 41,998, respectively, of performance-based options for which the performance period has not begun. These options are treated as variable awards and had a weighted average fair value of $2.40 and $2.09 at December 31, 2010 and 2009, respectively.
(2)	Options outstanding and options exercisable on December 31, 2010, had exercise prices ranging from $0.71 to $3.69.

The Company used the Black-Scholes option pricing model to estimate the fair value of stock options granted in 2010, 2009 and 2008 with the following assumptions:

	2010	2009	2008
Expected weighted-average life of options granted	4.5 - 5.0 years	5.0 years	5.0 years
Range of volatility rates based on historical industry volatility	90.22%	31.82% - 87.28%	31.82%
Range of risk-free interest rates	2.19% - 2.59%	1.49% - 2.73%	2.50%
Expected dividend yield	—	—	—

Expected lives of options granted are determined using the simplified method of calculating expected life per ASC Topic 718-10-S99. Expected volatility is estimated using historical industry volatility blended with Verso Paper Corp.’s historical volatility. The dividend yield is assumed to be zero since we have no current plans to declare dividends. The risk-free interest rates are based on the market yield of U.S. Treasury securities.

On December 31, 2010, there was $1.7 million of unrecognized compensation cost related to stock options which is expected to be recognized over a weighted-average period of approximately 1.8 years.

On March 26, 2010, Verso Paper Corp. issued 90,445 restricted stock awards to its executives and certain senior managers with a grant date fair value of $3.01 per share, which is equal to the closing market price of our common stock on the date of grant. Additionally, on September 21, 2009, Verso Paper Corp. issued 328,000 restricted stock awards to its executives and certain senior managers with a grant date fair value of $3.69 per share, which is equal to the closing market price of our common stock on the date of grant. The restrictions lapse in equal annual installments on each of the first three anniversaries of the date of grant. As of December 31, 2010, there was $0.9 million of unrecognized compensation cost related to restricted stock awards which is expected to be recognized over a weighted-average period of approximately 1.8 years. The restrictions on these shares automatically lapse in the event of a change of control as defined in the Incentive Plan.

Simultaneously with the consummation of the IPO, the limited partnership agreement of Verso Paper Corp.’s parent, Verso Paper Management LP, or the “Partnership,” was amended to, among other things, change its equity structure from multiple classes of units representing limited partner interests in the Partnership to a single class of units representing such interests. The conversion from the prior multiple-class unit structure, or the “Legacy Units,” to a new single class of units in the Partnership was designed to correlate the equity structure of the Partnership with the post-IPO equity structure of Verso Paper Corp.

In connection with the IPO and the amendment of the limited partnership agreement of the Partnership, the Legacy Class C Units of the Partnership previously granted to certain members of our management were vested as of May 20, 2008. Prior to the amendment, the Legacy Class C Units were to vest only if certain performance targets were met. As a result of the accelerated vesting of the Legacy Class C Units, the Company recognized $10.8 million of equity compensation expense in 2008.

Certain members of the Company’s management have been granted Legacy Class B Units, which vest over a five-year period at the rate of 20% per year on each anniversary of the grant date. The Company’s directors have been granted Legacy Class D Units, which were vested upon grant. The fair value of the Legacy Class D Units granted to directors for the year ended December 31, 2008, was approximately $0.1 million.

As of December 31, 2010, there was $0.2 million of unrecognized compensation cost related to unvested Legacy Class B Units. This cost is expected to be recognized over a weighted-average period of approximately 0.6 years. A summary of Legacy Class B Units activity for the years ended December 31, 2010, 2009 and 2008, is presented below:

	Units	Weighted Average Fair Value at Grant Date
Nonvested at December 31, 2007	339,955	$3.40
Vested	(84,343)	3.40

Nonvested at December 31, 2008	255,612	3.40
Vested	(92,443)	3.40

Nonvested at December 31, 2009	163,169	3.40
Vested	(81,092)	3.40

Nonvested at December 31, 2010	82,077	3.40

Equity award expense for the years ended December 31, 2010, 2009, and 2008, respectively, was $1.7 million, $0.6 million, and $11.2 million, which includes the $10.8 million related to the vesting of the Legacy Class C Units.

The Company estimates the fair value of management equity awards using the Black-Scholes valuation model. Key input assumptions applied under the Black-Scholes option pricing model for the Legacy Class C Units were as follows: expected term of one year based on the lock-up period following the IPO, volatility rate of 36.65% based on industry historical volatility rate, expected dividend rate of 1%, and average risk free rate of 2.0%. Assumptions applied under the Black-Scholes option pricing model for the Legacy Class D Units were as follows: expected term of five years based on the vesting period, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends, and average risk free rates of 3.0% in 2008.

11.	BUCKSPORT ENERGY ASSET INVESTMENT

The Company has a joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 and is located at and supports the Bucksport mill. Each co-owner owns an undivided proportional share of the plant’s assets and the Company accounts for this investment under the proportional consolidation method. The Company owns 28% of the steam and electricity produced by the plant. The Company may purchase its remaining electrical needs from the plant at market rates. The Company is obligated to purchase the remaining 72% of the steam output from the plant at fuel cost plus a contractually fixed fee per unit of steam. Power generation and operating expenses are divided on the same basis as ownership. Balances included in the balance sheet at December 31, 2010 and 2009, related to this investment are as follows:

	December 31,
(Dollars in thousands)	2010	2009
Other receivables	$65	$63
Other current assets(1)	158	158

Total current assets	$223	$221

Property, plant, and equipment	$10,671	$10,671
Accumulated depreciation	(2,639)	(2,012)

Net property, plant, and equipment	$8,032	$8,659

Current liabilities	$(159)	$(48)

(1)	Represents restricted cash which may be used only to fund the ongoing energy operations of this investment.

12.	DERIVATIVE INSTRUMENTS AND HEDGES

Effective January 1, 2009, the Company adopted ASC Topic 815-10-50, which expands the quarterly and annual disclosure requirements for derivative instruments and hedging activities.

In the normal course of business, the Company utilizes derivatives contracts as part of its risk management strategy to manage its exposure to market fluctuations in energy prices and interest rates. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. The Company manages credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. The Company manages market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

Derivative instruments are recorded on the balance sheet as other assets or other liabilities measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For a cash flow hedge accounted for under ASC Topic 815, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. Cash flows from derivative contracts are reported as operating activities on the consolidated statements of cash flows.

The Company enters into short-term, fixed-price energy swaps as hedges designed to mitigate the risk of changes in commodity prices for future purchase commitments. These fixed-price swaps involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. The Company has designated its energy hedging relationships as cash flow hedges under ASC Topic 815 with net gains or losses attributable to effective hedging are recorded in Accumulated other comprehensive income and any ineffectiveness recognized in Cost of products sold. Amounts recorded in Accumulated other comprehensive income are expected to be reclassified into cost of products sold in the period in which the hedged cash flows affect earnings.

In addition to the hedges designated under ASC Topic 815, the Company has entered into short-term energy swaps for the purpose of creating an economic hedge designed to mitigate the risk of changes in commodity prices for future energy purchase and sale commitments.

In February 2008, the Company entered into a $250 million notional value receive-variable, pay-fixed interest rate swap hedging the cash flow exposure of the quarterly variable-rate interest payments due to changes in the benchmark interest rate (three-month LIBOR) on its second priority senior secured floating-rate notes. During 2009, the Company repurchased $69.8 million of the hedged notes and de-designated the interest-rate swap hedging the interest payments on the debt. During 2010 and 2009, $0.3 million and $0.3 million of losses, respectively, were recognized in Other income, net in the consolidated statement of operations. The swap expired on February 1, 2010.

The following table presents information about the volume and fair value amounts of the Company’s derivative instruments:

	December 31, 2010			December 31, 2009
		Fair Value Measurements			Fair Value Measurements		Balance Sheet Location
(Dollars in thousands)	Notional Amount	Derivative Asset	Derivative Liability	Notional Amount	Derivative Asset	Derivative Liability
Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps - MMBtu’s	5,748,733	$142	$2,505	5,430,707	$560	$2,132	Other assets/ Accrued liabilities
Derivatives not designated as hedging instruments under FASB ASC 815
Interest rate swaps, receive- variable, pay-fixed	$—	—	—	$250,000	—	1,573	Other liabilities

The following tables present information about the effect of the Company’s derivative instruments on Accumulated other comprehensive income and the consolidated statements of operations:

	Loss Recognized in Accumulated OCI		Loss Reclassified from Accumulated OCI		Location of Loss on Statements of Operations
	December 31,		Year Ended December 31,
(Dollars in thousands)	2010	2009	2010	2009
Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps(1)	$(2,476)	$(1,514)	$(8,505)	$(36,723)	Cost of products sold
Interest rate swaps, receive-variable, pay-fixed(1)	—	(281)	(281)	(3,511)	Interest expense
(1)	Net losses at December 31, 2010 are expected to be reclassified from Accumulated other comprehensive income into earnings within the next 23 months.

	Loss Recognized on Derivative		Loss Recognized on Derivative (Ineffective Portion)		Location of Loss on Statements of Operations
	Year Ended December 31,
(Dollars in thousands)	2010	2009	2010	2009
Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps	$(921)	$(4,652)	$(132)	$(92)	Cost of products sold
Derivatives not designated as hedging instruments under FASB ASC 815
Interest rate swaps, receive-variable, pay-fixed	—	(1,257)	—	—	Interest expense/ Other income, net

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. On January 1, 2008, the Company adopted ASC Topic 820 as it relates to financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis, and adopted ASC Topic 820 as it relates to nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis as of January 1, 2009. The adoption of these provisions of ASC Topic 820 did not have a material impact on the Company’s consolidated financial statements.

The Company uses fair value measurements for the initial recording of certain assets and liabilities, periodic remeasurement of certain assets and liabilities, and disclosures. Fair value is generally defined as the exit price at which an asset or liability could be exchanged in a current transaction between willing, unrelated parties, other than in a forced or liquidation sale.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

• Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

• Level 2:	Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

• Level 3:	Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

The following table summarizes the balances of assets and liabilities measured at fair value on a recurring basis:

(Dollars in thousands)	Total	Level 1	Level 2	Level 3
December 31, 2010
Assets:
Commodity swaps(1)	$142	$—	$142	$—
Deferred compensation assets(1)	1,547	1,547	—	—
Regional Greenhouse Gas Initiative carbon credits(1)	334	—	334	—
Liabilities:
Commodity swaps(1)	$2,505	$—	$2,505	$—
Deferred compensation liabilities(1)	1,547	1,547	—	—

December 31, 2009
Assets:
Commodity swaps(1)	$560	$—	$560	$—
Deferred compensation assets(1)	643	643	—	—
Regional Greenhouse Gas Initiative carbon credits(1)	248	—	248	—
Liabilities:
Commodity swaps(1)	$2,132	$—	$2,132	$—
Deferred compensation liabilities(1)	643	643	—	—
Interest rate swaps(2)	1,573	—	1,573	—

(1) Based on observable market data.

(2) Based on observable inputs for the liability (interest rates and yield curves observable at specific intervals).

The Company may also be required periodically to measure certain other assets at fair value on a nonrecurring basis, including long-lived assets, goodwill and other intangible assets. The Company did not record any impairment charges on long-lived assets, goodwill, or other intangible assets as no significant events requiring non-financial assets and liabilities to be measured at fair value occurred during the years ended December 31, 2010, 2009, or 2008.

14.	RELATED PARTY TRANSACTIONS

In conjunction with the Acquisition, the Company entered into a transition service agreement with International Paper whereby International Paper agreed to continue to provide certain services specified in the agreement that are necessary for the Company to run as a stand-alone business. As of September 30, 2007, the Company substantially discontinued the use of services under this agreement. The charges for the year ended December 31, 2008 were $0.2 million.

The Company had net sales to xpedx and its affiliated companies of approximately $175.9 million, $138.8 million, and $165.8 million for the years ended December 31, 2010, 2009, and 2008, respectively. For the year ended December 31, 2010, sales to xpedx and its affiliated companies accounted for approximately 11% of the Company’s net sales. The Company had purchases included in cost of products sold from xpedx and its affiliated companies of approximately $6.2 million, $4.6 million, and $7.2 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Subsequent to the Acquisition, the Company entered into a management agreement with Apollo relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of the IPO in 2008, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services in exchange for a one-time payment of $23.1 million corresponding to the present value of all future annual fee payments pursuant to the terms of the management agreement. Although the annual fee arrangement was terminated in connection with the IPO, the management agreement remains in effect and will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as the Company’s financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if the Company decides that it needs to engage someone to fill such role. In the event the Company is not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition or financing or any similar transaction, the Company has agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). The Company agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Verso Finance, of which the Company is a wholly-owned subsidiary, has a senior unsecured term loan which matures on February 1, 2013. In May 2008, a portion of the net proceeds from the IPO were used to repay $138 million of the outstanding principal of the term loan and to pay a related $1.4 million prepayment penalty. The term loan allows Verso Finance to pay interest either in cash or in-kind through the accumulation of the outstanding principal amount. Verso Finance elected to exercise the PIK option for $5.1 million and $8.9 million of interest payments due in 2010 and 2009, respectively. Verso Finance has no independent operations; consequently, all cash flows used to service its remaining debt obligation will need to be received via distributions from the Company. The Company made negligible distributions to Verso Finance for the years ended December 31, 2010 and 2009, compared to $17.6 million in 2008, primarily for interest payments. The Company has no obligation to make distributions to Verso Finance.

During 2009, the Company contributed $12.5 million to Verso Finance One to fund purchases of Verso Finance’s term loan. For the year ended December 31, 2009, Verso Finance One purchased $46.8 million of the term loan for a total purchase price of $12.4 million.

As of December 31, 2010 and 2009, the Company had $0.9 million in accounts payable due to Verso Paper Corp. and negligible current receivables due from Verso Paper Corp., respectively. The Company has made distributions to pay expenses on behalf of Verso Paper Corp. Distributions for 2010 were negligible compared to $2.9 million and $5.2 million in 2009 and 2008, respectively. During the first quarter of 2009, Verso Paper Corp. pushed down the assets, liabilities, and equity of Verso Fiber Farm LLC to Verso Paper LLC using a carryover basis.

On December 29, 2010, Verso Quinnesec REP LLC, a wholly-owned subsidiary, entered into a financing transaction with the Investment Fund, a consolidated variable interest entity (see Note 17 – New Market Tax Credit Entities). Under this arrangement, the Company loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6 1/2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project.

15.	RESTRUCTURING AND OTHER CHARGES

Restructuring and other charges are comprised of transition and other costs (i.e., technology migration costs, consulting and legal fees, and other one-time costs), including those associated with the Acquisition. There were no restructuring and other charges for the year ended December 31, 2010. The charges for the years ended December 31, 2009 and 2008, respectively, were $1.0 million and $27.4 million, which included a one-time payment of $23.1 million to terminate the annual fee arrangement under the management agreement with Apollo, and $0.2 million of transition service agreement costs paid to International Paper. As of September 30, 2007, the Company substantially discontinued the use of services under the transition service agreement.

16.	COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company has entered into operating lease agreements, which expire at various dates through 2022, related to certain machinery and equipment used in its manufacturing process. Rental expense under operating leases amounted to $7.0 million, $6.8 million and $6.1 million for the years ended December 31, 2010, 2009 and 2008.

The following, as of December 31, 2010, represents the future minimum rental payments due under non-cancelable operating leases that have initial or remaining lease terms in excess of one year:

(Dollars in thousands)
2011	$6,564
2012	5,262
2013	3,843
2014	2,539
2015	1,177
Thereafter	2,345

Total	$21,730

Purchase obligations — The Company has entered into unconditional purchase obligations in the ordinary course of business for the purchase of certain raw materials, energy, and services. At December 31, 2010, total unconditional purchase obligations were $685.1 million, due as follows: 2011–$154.6 million; 2012–$87.2 million; 2013–$87.2 million; 2014–$87.6 million; 2015–$86.4 million; and thereafter–$182.1 million.

Severance Arrangements — Under the Company’s severance policy, and subject to certain terms and conditions, if the employment of a salaried employee of the Company is terminated under specified circumstances, the employee is eligible to receive (1) a termination allowance equal to two weeks of his or her base salary for each full or partial year of applicable service with the Company, subject to a minimum of four weeks of base salary, and (2) if the employee is a participant in the Company’s annual incentive award plan (the “VIP”), a prorated portion of the incentive award otherwise payable under the VIP for the year in which his or her employment with the Company is terminated. The Company is obligated to provide certain severance benefits to Michael A. Jackson, the President and Chief Executive Officer, under his employment agreement in the event of the termination of his employment by the Company without cause, by him for good reason, or due to his death or disability. The Company is obligated to provide certain severance benefits to the other executive officers of the Company under their confidentiality and non-competition agreements in the event that their employment with the Company is terminated for any reason.

Thilmany, LLC — In connection with the Acquisition, the Company assumed a twelve-year supply agreement with Thilmany, LLC, or “Thilmany,” for the specialty paper products manufactured on paper machine no. 5 at the Androscoggin mill which expires on June 1, 2017. The agreement requires Thilmany to pay the Company a variable charge for the paper purchased and a fixed charge for the availability of the no. 5 paper machine. The Company is responsible for the machine’s routine maintenance and Thilmany is responsible for any capital expenditures specific to the machine. Thilmany has the right to terminate the agreement if certain events occur.

General Litigation — The Company is involved in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its financial statements.

17.	NEW MARKET TAX CREDIT ENTITIES

On December 29, 2010, the Company entered into a financing transaction with Chase Community Equity, LLC, or “Chase,” related to a $43 million renewable energy project at the Company’s mill in Quinnesec, Michigan in which Chase made a capital contribution and Verso Finance made a loan to the Investment Fund under a qualified New Markets Tax Credit, or “NMTC,” program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000, or the “Act,” and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities, or “CDEs.” CDEs are privately managed investment institutions that are certified to make qualified low-income community investments, or “QLICIs.”

In connection with the financing, the Company loaned $23.3 million to Verso Finance, which funds were invested by the Company on behalf of Verso Finance in the $23.3 million aggregate principal amount of a 6 1/2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain CDEs, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC, an indirect, wholly-owned subsidiary of the Company, as partial financing for the renewable energy project. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by Chase, net of syndication fees) are restricted for use on the renewable energy project. Restricted cash of $25.0 million held by Verso Quinnesec REP LLC at December 31, 2010, after qualifying capital expenditures, is included in other assets in the accompanying consolidated balance sheet.

Simultaneously, Chase contributed $9.0 million in the Investment Fund, and as such, Chase is entitled to substantially all of the benefits derived from the NMTCs. This transaction also includes a put/call provision whereby the Company may be obligated or entitled to repurchase Chase’s interest. The Company believes that Chase will exercise the put option in December 2017 at the end of the recapture period. The value attributed to the put/call is de minimis. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. The Company is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in projected tax benefits not being realized and, therefore, require the Company to indemnify Chase for any loss or recapture of NMTCs related to the financing until such time as the Company’s obligation to deliver tax benefits is relieved. The Company does not anticipate any credit recaptures will be required in connection with this arrangement.

The Company has determined that the financing arrangement is a variable interest entity, or “VIE.” The ongoing activities of the VIE – collecting and remitting interest and fees and NMTC compliance – were all considered in the initial design and are not expected to significantly affect economic performance throughout the life of the VIE. Management considered the contractual arrangements that obligate the Company to deliver tax benefits and provide various other guarantees to the structure; Chase’s lack of a material interest in the underling economics of the project; and the fact that the Company is obligated to absorb losses of the VIE. The Company concluded that it was the primary beneficiary and consolidated the VIE in accordance with the accounting standard for consolidation. Chase’s contribution, net of syndication fees, is included in Other liabilities on the consolidated balance sheets. Direct costs incurred in structuring the arrangement are deferred and will be recognized as expense over the term of the notes. Incremental costs to maintain the structure during the compliance period will be recognized as incurred.

The following table summarizes the impact of the VIE consolidated by the Company as of December 31, 2010:

	Assets		Liabilities
(Dollars in thousands)	Carrying Value	Classification	Carrying Value	Classification
New Market Tax Credit Financing	$23,305	Intangibles and other assets, net	$23,305	Long-term debt

The asset held by the Company represents its investment in the loan to Verso Finance, which is eliminated in consolidation in the consolidated balance sheet of Verso Paper Corp. The liability of the Company represents the loan issued by the Investment Fund to Verso Finance, which is also eliminated in consolidation in the consolidated balance sheet of Verso Paper Corp.

18.	INFORMATION BY INDUSTRY SEGMENT

The Company operates in three operating segments; coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty papers. The Company operates in one geographic segment, the United States.

The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

The following table summarizes the industry segments for the years ended December 31, 2010, 2009, and 2008:

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Net Sales:
Coated and supercalendered	$1,314,961	$1,198,758	$1,575,005
Hardwood market pulp	164,948	104,541	146,443
Other	125,407	57,555	45,365

Total	$1,605,316	$1,360,854	$1,766,813

Operating Income (Loss):
Coated and supercalendered	$(38,884)	$(57,240)	$37,053
Hardwood market pulp	49,267	(12,548)	29,931
Other	(14,193)	(7,417)	(3,705)

Total	$(3,810)	$(77,205)	$63,279

Depreciation, Amortization, and Depletion:
Coated and supercalendered	$100,902	$110,415	$112,928
Hardwood market pulp	18,313	17,916	18,385
Other	8,152	4,351	3,031

Total	$127,367	$132,682	$134,344

Capital Spending:
Coated and supercalendered	$59,067	$28,604	$69,028
Hardwood market pulp	11,017	3,869	8,604
Other	3,562	1,743	2,815

Total	$73,646	$34,216	$80,447

19.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Presented below are the Company’s consolidating balance sheets, statements of operations, and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. The consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Company’s subsidiaries that guaranteed the obligations under the debt securities described below are reflected in the Intercompany Eliminations column.

Verso Holdings, the “Parent Issuer,” and its direct, wholly-owned subsidiary, Verso Paper Inc., the “Subsidiary Issuer,” are the issuers of 11 1/2% senior secured fixed rate notes due 2014, 9 1/8% second priority senior secured fixed rate notes due 2014, second priority senior secured floating rate notes due 2014, and 11 3/8% senior subordinated notes due 2016 (collectively, the “Notes”). The Notes are jointly and severally guaranteed on a full and unconditional basis by the Parent Issuer’s 100% owned subsidiaries, excluding the Subsidiary Issuer, Bucksport Leasing LLC, and Verso Quinnesec REP LLC, collectively, the “Guarantor Subsidiaries.” Chase NMTC Verso Investment Fund, LLC, a consolidated VIE of Verso Holdings, is a “Non-Guarantor Affiliate.”

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

December 31, 2010

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$406,017	$5	$4	$—	$406,026
Property, plant, and equipment, net	—	—	962,857	9,854	—	—	972,711
Intercompany/Affiliate receivable	1,222,061	—	3,843	—	31,021	(1,256,925)	—
Investment in subsidiaries	47,383	—	—	—	—	(47,383)	—
Non-current assets	—	—	125,964	25,678	85	—	151,727

Total assets	$1,269,444	$—	$1,498,681	$35,537	$31,110	$(1,304,308)	$1,530,464

LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$48,596	$—	$195,097	$—	$4	$—	$243,697
Intercompany/Affiliate payable	—	—	1,222,061	34,864	—	(1,256,925)	—
Long-term debt	1,149,431	—	—	—	23,305	—	1,172,736
Other long-term liabilities	—	—	34,793	—	7,821	—	42,614
Member’s equity	71,417	—	46,730	673	(20)	(47,383)	71,417

Total liabilities and equity	$1,269,444	$—	$1,498,681	$35,537	$31,110	$(1,304,308)	$1,530,464

Verso Paper Holdings LLC Condensed Consolidating Balance Sheet December 31, 2009
(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$426,837	$—	$—	$—	$426,837
Property, plant, and equipment, net	—	—	1,022,622	—	—	—	1,022,622
Intercompany receivable	1,195,660	—	—	—	—	(1,195,660)	—
Investment in subsidiaries	169,874	—	—	—	—	(169,874)	—
Non-current assets	—	—	110,804	—	—	—	110,804

Total assets	$1,365,534	$—	$1,560,263	$—	$—	$(1,365,534)	$1,560,263

LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$49,268	$—	$167,152	$—	$—	$—	$216,420
Intercompany payable	—	—	1,195,660	—	—	(1,195,660)	—
Long-term debt	1,118,273	—		—	—	—	1,118,273
Other long-term liabilities	—	—	27,577	—	—	—	27,577
Member’s equity	197,993	—	169,874	—	—	(169,874)	197,993

Total liabilities and equity	$1,365,534	$—	$1,560,263	$—	$—	$(1,365,534)	$1,560,263

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations

Year Ended December 31, 2010

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$1,605,316	$—	$—	$—	$1,605,316
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,410,770	—	—	—	1,410,770
Depreciation, amortization, and depletion	—	—	127,367	—	—	—	127,367
Selling, general, and administrative expenses	—	—	70,948	21	20	—	70,989
Interest income	(123,710)	—	(123)	(1)	(4)	123,714	(124)
Interest expense	123,710	—	122,524	4	4	(123,714)	122,528
Other income, net	(255)	—	(734)	—	—	255	(734)
Equity in net loss of subsidiaries	(125,480)	—	—	—	—	125,480	—

Net loss	$(125,225)	$—	$(125,436)	$(24)	$(20)	$125,225	$(125,480)

Verso Paper Holdings LLC Condensed Consolidating Statements of Operations Year Ended December 31, 2009
(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$1,360,854	$—	$—	$—	$1,360,854
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,242,743	—	—	—	1,242,743
Depreciation, amortization, and depletion	—	—	132,682	—	—	—	132,682
Selling, general, and administrative expenses	—	—	61,655	—	—	—	61,655
Restructuring and other charges	—	—	979	—	—	—	979
Interest income	(112,797)	—	(241)	—	—	112,797	(241)
Interest expense	112,797	—	116,130	—	—	(112,797)	116,130
Other income, net	(31,266)	—	(273,796)	—	—	31,266	(273,796)
Equity in net income of subsidiaries	80,702	—		—	—	(80,702)	—

Net income	$111,968	$—	$80,702	$—	$—	$(111,968)	$80,702

Verso Paper Holdings LLC Condensed Consolidating Statements of Operations Year Ended December 31, 2008
(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
Net sales	$—	$—	$1,766,813	$—	$—	$—	$1,766,813
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,462,333	—	—	—	1,462,333
Depreciation, amortization, and depletion	—	—	134,344	—	—	—	134,344
Selling, general, and administrative expenses	—	—	79,441	—	—	—	79,441
Restructuring and other charges	—	—	27,416	—	—	—	27,416
Interest and dividend income	(122,315)	—	(770)	—	—	122,315	(770)
Interest expense	105,007	—	103,200	—	—	(105,007)	103,200
Equity in net loss of subsidiaries	(39,151)	—	—	—	—	39,151	—

Net loss	$(21,843)	$—	$(39,151)	$—	$—	$21,843	$(39,151)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2010

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$64,287	$3,818	$7,716	$—	$75,821

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	453	—	—	—	453
Loan to affiliate	—	—	(23,305)	—	(31,017)	54,322	—
Transfers to restricted cash	—	—	—	(25,073)	—	—	(25,073)
Capital expenditures	—	—	(64,490)	(9,156)	—	—	(73,646)
Return of investment in subsidiaries	78	—	(78)		—	—	—

Net cash used in investing activities	78	—	(87,420)	(34,229)	(31,017)	54,322	(98,266)

Cash flows from financing activities:
Proceeds from long-term debt	27,438	—	—		—	—	27,438
Loan from affiliate	—	—	—	31,017	23,305	(54,322)	—
Debt issuance costs	(1,205)	—	(160)	(606)	—	—	(1,971)
Cash distributions	(78)	—	—	—	—	—	(78)
Advances to subsidiaries	(26,233)	—	26,233	—	—	—	—

Net cash provided by financing activities	(78)	—	26,073	30,411	23,305	(54,322)	25,389

Change in cash and cash equivalents	—	—	2,940	—	4	—	2,944
Cash and cash equivalents at beginning of period	—	—	149,762	—	—	—	149,762

Cash and cash equivalents at end of period	$—	$—	$152,702	$—	$4	$—	$152,706

Verso Paper Holdings LLC Condensed Consolidating Statements of Cash Flows Year Ended December 31, 2009
(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$180,135	$—	$—	$—	$180,135

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	83	—	—	—	83
Capital expenditures	—	—	(34,216)	—	—	—	(34,216)
Investment in subsidiaries	(39,449)	—	39,449	—	—	—	—
Return of investment in subsidiaries	15,459	—	(15,459)	—	—	—	—

Net cash used in investing activities	(23,990)	—	(10,143)	—	—	—	(34,133)

Cash flows from financing activities:
Debt issuance costs	(10,270)	—	—	—	—	—	(10,270)
Cash distributions	(15,459)	—	—	—	—	—	(15,459)
Advances to subsidiaries	(342,567)	—	342,567	—	—	—	—
Repayment of advances to subsidiaries	482,317	—	(482,317)	—	—	—	—
Proceeds from long-term debt	352,837	—	—	—	—	—	352,837
Payments on long-term debt	(442,868)	—	—	—	—	—	(442,868)

Net cash used in financing activities	23,990	—	(139,750)	—	—	—	(115,760)

Change in cash and cash equivalents	—	—	30,242	—	—	—	30,242
Cash and cash equivalents at beginning of period	—	—	119,520	—	—	—	119,520

Cash and cash equivalents at end of period	$—	$—	$149,762	$—	$—	$—	$149,762

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2008

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Intercompany Eliminations	Consolidated
Net cash provided by operating activities	$17,308	$—	$57,615	$—	$—	$—	$74,923

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	108	—	—	—	108
Capital expenditures	—	—	(80,447)	—	—	—	(80,447)
Return of investment in subsidiaries	5,488	—	(5,488)	—	—	—	—

Net cash used in investing activities	5,488	—	(85,827)	—	—	—	(80,339)

Cash flows from financing activities:
Cash distributions	(22,796)	—	—	—	—	—	(22,796)
Advances to subsidiaries	(92,083)	—	92,083	—	—	—	—
Repayment of advances to subsidiaries	2,850	—	(2,850)	—	—	—	—
Proceeds from long-term debt	92,083	—	—	—	—	—	92,083
Payments on long-term debt	(2,850)	—	—	—	—	—	(2,850)

Net cash provided by financing activities	(22,796)	—	89,233				66,437

Change in cash and cash equivalents	—	—	61,021	—	—	—	61,021
Cash and cash equivalents at beginning of period	—	—	58,499	—	—	—	58,499

Cash and cash equivalents at end of period	$—	$—	$119,520	$—	$—	$—	$119,520

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$54,736	$152,706
Accounts receivable, net	137,134	107,012
Inventories	168,650	142,516
Prepaid expenses and other assets	9,297	3,792

Total current assets	369,817	406,026

Property, plant, and equipment, net	955,681	972,711
Reforestation	13,744	13,826
Intangibles and other assets, net	122,943	127,350
Goodwill	10,551	10,551

Total assets	$1,472,736	$1,530,464

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$123,056	$124,774
Accrued liabilities	77,296	118,923

Total current liabilities	200,352	243,697

Long-term debt	1,198,029	1,172,736
Other liabilities	43,762	42,614

Total liabilities	1,442,143	1,459,047

Commitments and contingencies (Note 11)	—	—
Equity:
Paid-in-capital	319,335	318,690
Retained deficit	(273,993)	(231,019)
Accumulated other comprehensive loss	(14,749)	(16,254)

Total equity	30,593	71,417

Total liabilities and equity	$1,472,736	$1,530,464

Included in the balance sheet line items above are related-party balances as follows (Note 9):
Accounts receivable	$14,497	$12,248
Intangibles and other assets, net	23,305	23,305
Accounts payable	877	808
Accrued liabilities	126	—
Long-term debt	23,305	23,305

  See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Net sales	$416,592	$363,646
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	352,528	336,746
Depreciation, amortization, and depletion	31,347	32,142
Selling, general, and administrative expenses	18,583	16,217

Total operating expenses	402,458	385,105

Operating income (loss)	14,134	(21,459)

Interest income	(412)	(39)
Interest expense	31,344	31,001
Other, net	26,176	(245)

Net loss	$(42,974)	$(52,176)

Included in the financial statement line items above are related-party transactions as follows (Note 9):
Net sales	$42,994	$32,154
Purchases included in cost of products sold	1,813	1,388
Interest income	(379)	—
Interest expense	379	—

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE PERIODS ENDED MARCH 31, 2011 AND 2010

(Dollars in thousands)	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity
Balance - December 31, 2009	$317,023	$(105,461)	$(13,569)	$197,993
Net loss	—	(52,176)	—	(52,176)
Other comprehensive income (loss):
Net unrealized losses on derivative financial instruments, net of reclassification of $0.8 million of net losses included in net loss	—	—	(6,451)	(6,451)
Defined benefit pension plan amortization of net loss and prior service cost	—	—	468	468

Total other comprehensive loss	—	—	(5,983)	(5,983)

Comprehensive loss	—	(52,176)	(5,983)	(58,159)
Equity award expense	359	—	—	359

Balance - March 31, 2010	$317,382	$(157,637)	$(19,552)	$140,193

Balance - December 31, 2010	$318,690	$(231,019)	$(16,254)	$71,417
Net loss	—	(42,974)	—	(42,974)
Other comprehensive income (loss):
Net unrealized gains on derivative financial instruments, net of reclassification of $1.3 million of net losses included in net loss	—	—	1,113	1,113
Defined benefit pension plan amortization of net loss and prior service cost	—	—	392	392

Total other comprehensive income	—	—	1,505	1,505

Comprehensive income (loss)	—	(42,974)	1,505	(41,469)
Equity award expense	645	—	—	645

Balance - March 31, 2011	$319,335	$(273,993)	$(14,749)	$30,593

  See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Cash Flows From Operating Activities:
Net loss	$(42,974)	$(52,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, and depletion	31,347	32,142
Amortization of debt issuance costs	1,378	1,264
Accretion of discount on long-term debt	1,053	902
Loss (gain) on early extinguishment of debt	26,092	(255)
Loss (gain) on disposal of fixed assets	309	(59)
Equity award expense	645	359
Change in unrealized losses on derivatives, net	—	(6,451)
Other - net	(203)	431
Changes in assets and liabilities:
Accounts receivable	(30,122)	(1,041)
Inventories	(26,134)	(1,184)
Prepaid expenses and other assets	(3,056)	4,594
Accounts payable	(1,718)	(2,338)
Accrued liabilities	(39,349)	(25,310)

Net cash used in operating activities	(82,732)	(49,122)

Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	24	52
Transfers from restricted cash, net	3,818	—
Capital expenditures	(13,242)	(8,435)

Net cash used in investing activities	(9,400)	(8,383)

Cash Flows From Financing Activities:
Proceeds from long-term debt	394,618	27,437
Debt issuance costs	(10,458)	(961)
Repayments of long-term debt	(389,998)	—
Proceeds from issuance of common stock	—	—

Net cash provided by (used in) financing activities	(5,838)	26,476

Change in cash and cash equivalents	(97,970)	(31,029)
Cash and cash equivalents at beginning of period	152,706	149,762

Cash and cash equivalents at end of period	$54,736	$118,733

  See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2011, AND DECEMBER 31, 2010, AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2011 AND 2010

1.	BACKGROUND AND BASIS OF PRESENTATION

The accompanying consolidated financial statements for Verso Paper Holdings LLC, a Delaware limited liability company, or “Verso Holdings,” include the accounts of Verso Holdings and its subsidiaries. Unless otherwise noted, references to “Company,” “we,” “us,” and “our” refer collectively to Verso Holdings and its subsidiaries.

The Company began operations on August 1, 2006, when it acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” The Company was formed by affiliates of Apollo Global Management, LLC, or “Apollo,” for the purpose of consummating the acquisition from International Paper, or the “Acquisition.” Verso Paper Corp., of which we are an indirect, wholly-owned subsidiary, went public on May 14, 2008, with an initial public offering, “IPO,” of 14 million shares of common stock.

The Company operates, through its subsidiaries, in the following three segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty papers. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

Included in these financial statements are the unaudited condensed consolidated financial statements of Verso Holdings as of March 31, 2011, and for the three-month periods ended March 31, 2011 and 2010. The December 31, 2010, condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required annually by accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments that are necessary for the fair presentation of Verso Holdings’ financial position, results of operations, and cash flows for the interim periods presented. Except as disclosed in the notes to the unaudited condensed consolidated financial statements, such adjustments are of a normal, recurring nature. Variable interest entities for which Verso Holdings is the primary beneficiary are also consolidated. All material intercompany balances and transactions are eliminated. The results of operations and cash flows for the interim periods presented may not necessarily be indicative of full-year results. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto of Verso Holdings contained in its Annual Report on Form 10-K for the year ended December 31, 2010.

2.	RECENT ACCOUNTING DEVELOPMENTS

ASC Topic 310, Receivables. New authoritative accounting guidance (Accounting Standards Update, or “ASU”, No. 2010-20) under Accounting Standards Codification, or “ASC”, Topic 310, Receivables, requires more information be disclosed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in an entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses, and (iii) the changes and reasons for those changes in the allowance for credit losses. The amendments in ASU No. 2010-20 affect all entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value. The new disclosures require disaggregated information related to financing receivables and include for each class of financing receivables, among other things: a rollforward for the allowance for credit losses, credit quality information, and impaired, modified, non-accrual and past-due loan information. ASU 2011-01 temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standard update related to troubled debt restructurings. ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period are required for the Company’s financial statements that include periods beginning on or after January 1, 2011. Since this new guidance under ASC Topic 310 only affects disclosure requirements and since all of the Company’s trade accounts receivable are short-term, the adoption of the new guidance under ASC Topic 310 had no impact on the Company’s consolidated financial statements or disclosures.

ASC Topic 350, Intangibles – Goodwill and Other. New authoritative accounting guidance (ASU No. 2010-28) under ASC Topic 350, Intangibles – Goodwill and Other, modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. The Company’s adoption of the new guidance under ASC Topic 350, effective January 1, 2011, did not have an impact on the Company’s consolidated financial statements, as it was not more likely than not that a goodwill impairment exists.

ASC Topic 810, Consolidation. New authoritative guidance (ASU No. 2009-17) on the consolidation of Variable Interest Entities, or “VIEs”, under ASC Topic 810, Consolidation, requires entities to perform a qualitative analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. The enterprise is required to assess, on an ongoing basis, whether it is a primary beneficiary or has an implicit responsibility to ensure that a VIE operates as designed. This guidance changes the previous quantitative approach for determining the primary beneficiary to a qualitative approach based on which entity (a) has the power to direct activities of a VIE that most significantly impact economic performance and (b) has the obligation to absorb losses or receive benefits that could be significant to the VIE. In addition, it requires enhanced disclosures that will provide investors with more transparent information about an enterprise’s involvement with a VIE. The Company’s adoption of the new guidance under ASC Topic 810, effective January 1, 2010, did not have a material impact on the Company’s consolidated financial statements.

ASC Topic 820, Fair Value Measurements and Disclosures. New authoritative accounting guidance (ASU No. 2010-06) under ASC Topic 820, Fair Value Measurements and Disclosures, provides guidance relating to fair value measurement disclosures. Specifically, companies are required to separately disclose significant transfers into and out of Level 1 and Level 2 measurements in the fair value hierarchy and the reasons for those transfers. For Level 3 fair value measurements, the new guidance requires a gross presentation of activities within the Level 3 roll forward. Additionally, the FASB clarified existing fair value measurement disclosure requirements relating to the level of disaggregation, inputs, and valuation techniques. This guidance was effective for interim or annual reporting periods beginning after December 15, 2009, except for the detailed Level 3 disclosures, which was effective for interim or annual reporting periods beginning after December 15, 2010. Since this new guidance only affects disclosure requirements, the Company’s adoption of the initial requirements for the quarterly period ended March 31, 2010, and the Company’s adoption of the remaining provisions for the quarterly period ended March 31, 2011, had no impact on the Company’s financial condition, results of operations, or cash flows.

Other new accounting pronouncements issued but not effective until after March 31, 2011, are not expected to have a significant effect on our consolidated financial statements.

3.	SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Inventories and Replacement Parts and Other Supplies — Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in Inventory and Intangibles and other assets on the accompanying condensed consolidated balance sheets (see also Note 4).

Inventories by major category include the following:

(Dollars in thousands)	March 31, 2011	December 31, 2010
Raw materials	$29,199	$27,709
Woodyard logs	11,453	3,863
Work-in-process	17,683	16,416
Finished goods	83,843	67,817
Replacement parts and other supplies	26,472	26,711

Inventories	$168,650	$142,516

Asset Retirement Obligations — In accordance with ASC Topic 410, Asset Retirement and Environmental Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. The Company’s asset retirement obligations under this standard relate to closure and post-closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure or possible new federal or state regulations affecting the closure.

On March 31, 2011, the Company had $0.8 million of restricted cash included in Intangibles and other assets in the accompanying condensed consolidated balance sheets related to an asset retirement obligation in the state of Michigan. This cash deposit is required by the state and may only be used for the future closure of a landfill. The following table presents an analysis related to the Company’s asset retirement obligations included in Other liabilities in the accompanying condensed consolidated balance sheets:

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Asset retirement obligations, January 1	$13,660	$13,300
Accretion expense	195	204
Settlement of existing liabilities	(55)	(155)
Adjustment to existing liabilities	—	807

Asset retirement obligations, March 31	$13,800	$14,156

In addition to the above obligations, the Company may be required to remove certain materials from its facilities, or to remediate in accordance with current regulations that govern the handling of certain hazardous or potentially hazardous materials. At this time, any such obligations have an indeterminate settlement date, and the Company believes that adequate information does not exist to reasonably estimate any such potential obligations. Accordingly, the Company will record a liability for such remediation when sufficient information becomes available to estimate the obligation.

Property, Plant, and Equipment — Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Interest cost of $0.7 million was capitalized for the quarter ended March 31, 2011. For the quarter ended March 31, 2010, interest costs capitalized were negligible.

Depreciation is computed using the straight-line method over the assets’ estimated useful lives. Depreciation expense was $30.9 million and $31.4 million, respectively, for the quarters ended March 31, 2011 and 2010.

4.	INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist of the following:

(Dollars in thousands)	March 31, 2011	December 31, 2010
Amortizable intangible assets:
Customer relationships, net of accumulated amortization of $6.0 million on March 31, 2011, and $5.7 million on December 31, 2010	$7,332	$7,570
Patents, net of accumulated amortization of $0.5 million on March 31, 2011, and December 31, 2010	612	641

Total amortizable intangible assets	7,944	8,211

Unamortizable intangible assets:
Trademarks	21,473	21,473
Other assets:
Financing costs, net of accumulated amortization of $12.4 million on March 31, 2011, and $18.5 million on December 31, 2010	27,408	24,800
Deferred major repair	9,359	12,009
Deferred software cost, net of accumulated amortization of $0.4 million on March 31, 2011, and $0.8 million on December 31, 2010	315	414
Replacement parts, net	4,139	4,535
Loan to affiliate	23,305	23,305
Restricted cash	23,581	27,399
Other	5,419	5,204

Total other assets	93,526	97,666

Intangibles and other assets	$122,943	$127,350

Amounts reflected in depreciation, amortization, and depletion expense related to intangibles and other assets are as follows:

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Intangible amortization	$266	$345
Software amortization	99	355

The estimated future amortization expense for intangible assets over the next five years is as follows:

(Dollars in thousands)
2011	$799
2012	915
2013	815
2014	715
2015	615

5.	LONG-TERM DEBT

A summary of long-term debt is as follows:

		March 31, 2011			December 31, 2010
(Dollars in thousands)	Original Maturity	Interest Rate	Balance	Fair Value	Balance	Fair Value
Verso Paper Holdings LLC
Revolving Credit Facility	8/1/2012	—	$—	$—	$—	$—
11.5% Senior Secured Notes (1)	7/1/2014	11.50%	299,865	344,925	332,135	384,125
9.13% Second Priority Senior Secured Notes	8/1/2014	9.13%	—	—	337,080	347,192
8.75% Second Priority Senior Secured Notes (2)	2/1/2019	8.75%	394,643	415,800	—	—
Second Priority Senior Secured Floating Rate Notes	8/1/2014	4.05%	180,216	177,152	180,216	162,194
11.38% Senior Subordinated Notes	8/1/2016	11.38%	300,000	318,600	300,000	300,750
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	12/29/2040	6.50%	23,305	23,305	23,305	23,305

Total debt			1,198,029	1,279,782	1,172,736	1,217,566

The Company determines the fair value of its long-term debt based on market information and a review of prices and terms available for similar obligations.

Amounts included in interest expense related to long-term debt and amounts of cash interest payments on long-term debt are as follows:

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Interest expense	$30,693	$29,774
Cash interest paid	55,812	55,874
Debt issuance cost amortization (1)	1,378	1,264

(1)	Amortization of debt issuance cost is included in interest expense.

Revolving Credit Facility. Verso Holdings’ $200 million revolving credit facility had no amounts outstanding, $28.6 million in letters of credit issued and $171.4 million available for future borrowing as of March 31, 2011. The borrowing capacity under the revolving credit facility, which previously had been reduced by $15.8 million as a result of the bankruptcy of Lehman Commercial Paper, Inc., or “Lehman,” was restored by such amount when Barclays Bank PLC, or “Barclays,” purchased Lehman’s commitment on February 3, 2011. The indebtedness under the revolving credit facility bears interest, payable quarterly, at a rate equal to LIBOR plus 3% and/or prime plus 2% per year. Verso Holdings is required to pay a commitment fee to the lenders in respect of unutilized commitments under the revolving credit facility at a rate equal to 0.5% per year and customary letter of credit and agency fees. The indebtedness under the revolving credit facility is guaranteed jointly and severally by Verso Finance and each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the indebtedness and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The indebtedness under the revolving credit facility and related guarantees are secured by first priority liens, subject to permitted liens, on substantially all of Verso Holdings’, Verso Finance’s, and the subsidiary guarantors’ tangible and intangible assets. The revolving credit facility matures on August 1, 2012.

11.5% Senior Secured Notes due 2014. In June 2009 and January 2010, Verso Holdings issued a total of $350 million aggregate principal amount of 11.5% senior secured notes due 2014. On March 14, 2011, Verso Holdings repurchased and retired a total of $35 million aggregate principal amount of these notes. As a result of such repurchase, Verso Holdings recognized a loss of $3.6 million, including the write-off of unamortized debt issuance costs. The notes bear interest, payable semi-annually, at the rate of 11.5% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by first priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets. The notes mature on July 1, 2014.

8.75% Second Priority Senior Secured Notes due 2019. On January 26, 2011, and February 10, 2011, Verso Holdings issued $360 million and $36 million, respectively, aggregate principal amount of 8.75% second priority senior secured notes due 2019. The notes bear interest, payable semi-annually, at the rate of 8.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by second priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The notes mature on February 1, 2019.

The net proceeds from the issuance of the 8.75% second priority senior secured notes on January 26, 2011, after deducting the discount, underwriting fees and offering expenses, were $348.1 million. On January 26, 2011, and February 9, 2011, Verso Holdings used a total of $326.1 million of the net proceeds to repurchase and retire a total of $310.5 million aggregate principal amount of its 9.13% second priority senior secured fixed rate notes due 2014 pursuant to a tender offer. On March 11, 2011, Verso Holdings used an additional $27.8 million of the net proceeds and available cash to redeem the remaining outstanding $26.6 million aggregate principal amount of its 9.13% second priority senior secured fixed rate notes due 2014. Following such repurchases and redemption, there are no longer any outstanding 9.13% second priority senior secured fixed rate notes due 2014, and Verso Holdings recognized a total loss of $22.5 million, including the write-off of unamortized debt issuance costs. The net proceeds from the issuance of the 8.75% second priority senior secured notes on February 10, 2011, including a premium and after deducting the underwriting fees and offering expenses, were $36.1 million. On March 14, 2011, Verso Holdings used the net proceeds to redeem and retire $35 million aggregate principal amount of its 11.5% senior secured notes due 2014.

Second Priority Senior Secured Floating Rate Notes due 2014. In August 2006, Verso Holdings issued $250 million aggregate principal amount of second priority senior secured floating rate notes due 2014. As of March 31, 2011, Verso Holdings has repurchased and retired a total of $70 million aggregate principal amount of the notes. The notes bear interest, payable quarterly, at a rate equal to LIBOR plus 3.75% per year. As of March 31, 2011, the interest rate on the notes was 4.05% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by second priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The notes mature on August 1, 2014.

11.38% Senior Subordinated Notes due 2016. In August 2006, Verso Holdings issued $300 million aggregate principal amount of 11.38% senior subordinated notes due 2016. The notes bear interest, payable semi-annually, at the rate of 11.38% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are unsecured senior subordinated obligations of Verso Holdings and the guarantors, respectively. The notes mature on August 1, 2016.

As of March 31, 2011, we were in compliance in all material respects with the covenants in our debt agreements.

6.	RETIREMENT PLANS

Pension Plan

The Company maintains a defined benefit pension plan that provides retirement benefits to hourly employees at the Androscoggin, Bucksport, and Sartell mills hired prior to July 1, 2004. These employees generally are eligible to participate in the plan upon completion of one year of service and attainment of age 21. Employees hired after June 30, 2004, who are not eligible for this pension plan receive an additional company contribution to their savings plan (see “Other Benefits” discussion below). The pension plan provides defined benefits based on years of credited service times a specified flat dollar benefit rate.

The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act (ERISA). In the first quarter of 2011, the Company made contributions of $1.5 million attributable to the 2010 plan year. The Company made an additional contribution of $1.8 million in April 2011 attributable to the 2011 plan year. The Company made no contributions in the first quarter of 2010. The Company expects to make additional contributions of $7.5 million in 2011, with $3.2 million related to the 2010 plan year and $4.3 million related to the 2011 plan year.

The Company’s primary investment objective is to ensure, over the long-term life of the pension plan, an adequate pool of sufficiently liquid assets to support the benefit obligations. In meeting this objective, the pension plan seeks to achieve a high level of investment return through long-term stock and bond investment strategies, consistent with a prudent level of portfolio risk. Any volatility in investment performance compared to investment objectives should be explainable in terms of general economic and market conditions. It is not contemplated at this time that any derivative instruments will be used to achieve investment objectives. The expected return on plan assets assumption for 2011 will be 7.50 percent. The expected long-term rate of return on plan assets reflects the weighted-average expected long-term rates of return for the broad categories of investments currently held in the plans (adjusted for expected changes), based on historical rates of return for each broad category, as well as factors that may constrain or enhance returns in the broad categories in the future. The expected long-term rate of return on plan assets is adjusted when there are fundamental changes in expected returns in one or more broad asset categories and when the weighted-average mix of assets in the plans changes significantly.

The following table summarizes the components of net periodic expense:

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Components of net periodic benefit cost:
Service cost	$1,674	$1,527
Interest cost	631	522
Expected return on plan assets	(645)	(462)
Amortization of prior service cost	294	446
Amortization of actuarial loss	98	22

Net periodic benefit cost	$2,052	$2,055

ASC Topic 820 provides a common definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities (see Note 8 – Fair Value of Financial Instruments for more detail).

The following table sets forth by level, within the fair value hierarchy, the pension plan’s assets at fair value as of March 31, 2011, and December 31, 2010.

(Dollars in thousands)	Total	Level 1	Level 2 (1)	Level 3
March 31, 2011
Corporate/Government bond fund	$14,511	$—	$14,511	$—
Large capital equity	8,582	—	8,582	—
International equity	5,296	—	5,296	—
Small capital equity	1,527	—	1,527	—
Fixed income fund	1,378	—	1,378	—

Total assets at fair value	$31,294	$—	$31,294	$—

December 31, 2010
Corporate/Government bond fund	$12,610	$—	$12,610	$—
Large capital equity	8,583	—	8,583	—
International equity	5,318	—	5,318	—
Small capital equity	1,595	—	1,595	—
Fixed income fund	1,152	—	1,152	—

Total assets at fair value	$29,258	$—	$29,258	$—

(1)	Based on the net asset value of units held by the plan at year end.

7.	DERIVATIVE INSTRUMENTS AND HEDGES

In the normal course of business, the Company utilizes derivatives contracts as part of its risk management strategy to manage its exposure to market fluctuations in energy prices and interest rates. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. The Company manages credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. The Company manages market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

Derivative instruments are recorded on the balance sheet as Intangibles and other assets or Other liabilities measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For a cash flow hedge accounted for under ASC Topic 815, Derivatives and Hedging, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in Accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. Cash flows from derivative contracts are reported as operating activities on the consolidated statements of cash flows.

The Company enters into short-term, fixed-price energy swaps as hedges designed to mitigate the risk of changes in commodity prices for future purchase commitments. These fixed-price swaps involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. The Company has designated its energy hedging relationships as cash flow hedges under ASC Topic 815 with net gains or losses attributable to effective hedging recorded in Accumulated other comprehensive income and any ineffectiveness recognized in Cost of products sold. Amounts recorded in Accumulated other comprehensive income are expected to be reclassified into cost of products sold in the period in which the hedged cash flows affect earnings.

In February 2008, the Company entered into a $250 million notional value receive-variable, pay-fixed interest rate swap hedging the cash flow exposure of the quarterly variable-rate interest payments due to changes in the benchmark interest rate (three-month LIBOR) on its second priority senior secured floating-rate notes. The swap matured in February 2010. During the three months ended March 31, 2010, $0.3 million of losses were recognized in Other income, net.

The following table presents information about the volume and fair value amounts of the Company’s derivative instruments.

	March 31, 2011			December 31, 2010
		Fair Value Measurements			Fair Value Measurements		Balance Sheet Location
(Dollars in thousands)	Notional Amount	Derivative Asset	Derivative Liability	Notional Amount	Derivative Asset	Derivative Liability

Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps - MMBtu’s	5,463,719	$117	$1,506	5,748,733	$142	$2,505	Other assets/ Accrued liabilities

The following tables present information about the effect of the Company’s derivative instruments on Accumulated other comprehensive income and the condensed consolidated statements of operations.

	Loss Recognized in Accumulated OCI		Loss Reclassified from Accumulated OCI		Location of Loss on Statements of Operations
	March 31, 2011	December 31, 2010	Three Months EndedMarch 31,
(Dollars in thousands)			2011	2010

Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps(1)	$(1,371)	$(2,476)	$(1,271)	$(493)	Cost of products sold
Interest rate swaps, receive-variable, pay-fixed	—	—	—	(281)	Interest expense

(1)	Net losses at March 31, 2011, are expected to be reclassified from Accumulated other comprehensive income into earnings within the next 23 months.

	Loss Recognized on Derivative		Loss Recognized on Derivative (Ineffective Portion)		Location of Loss on Statements of Operations
	Three Months Ended
(Dollars in thousands)	2011	2010	2011	2010

Derivatives designated as hedging instruments under FASB ASC 815
Short-term, fixed price energy swaps	$(346)	$(429)	$(4)	$(24)	Cost of products sold

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. On January 1, 2008, the Company adopted ASC Topic 820 as it relates to financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis, and adopted ASC Topic 820 as it relates to nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis as of January 1, 2009. The adoption of these provisions of ASC Topic 820 did not have a material impact on the Company’s consolidated financial statements.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

• Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
• Level 2:	Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
• Level 3:	Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

The following table summarizes the balances of assets and liabilities measured at fair value on a recurring basis:

(Dollars in thousands)	Total	Level 1	Level 2	Level 3
March 31, 2011
Assets:
Commodity swaps	$117	$—	$117	$—
Deferred compensation assets	2,205	2,205	—	—
Regional Greenhouse Gas Initiative carbon credits	341	—	341	—
Liabilities:
Commodity swaps	$1,506	$—	$1,506	$—
Deferred compensation liabilities	2,205	2,205	—	—

December 31, 2010
Assets:
Commodity swaps	$142	$—	$142	$—
Deferred compensation assets	1,547	1,547	—	—
Regional Greenhouse Gas Initiative carbon credits	334	—	334	—
Liabilities:
Commodity swaps	$2,505	$—	$2,505	$—
Deferred compensation liabilities	1,547	1,547	—	—

Fair values are based on observable market data.

The Company did not record any impairment charges on long-lived assets and no significant events requiring non-financial assets and liabilities to be measured at fair value occurred (subsequent to initial recognition) during the three months ended March 31, 2011 or 2010.

9.	RELATED PARTY TRANSACTIONS

The Company had net sales to xpedx, a subsidiary of International Paper, and its affiliated companies of approximately $43.0 million for the first quarter of 2011, compared to $32.2 million for the same period in 2010. For the first quarter of 2011 and 2010, sales to xpedx and its affiliated companies accounted for approximately 10% and 9%, respectively, of the Company’s net sales. The Company had purchases from related parties, primarily xpedx and its affiliated companies, of approximately $1.8 million and $1.4 million, respectively, included in cost of products sold for the first quarter of 2011 and 2010.

Subsequent to the Acquisition, the Company entered into a management agreement with Apollo, relating to the provision of certain financial and strategic advisory services and consulting services, which will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as the Company’s financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if the Company decides that it needs to engage someone to fill such role. In the event the Company is not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition or financing or any similar transaction, the Company has agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). The Company agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Verso Paper Finance Holdings LLC, or “Verso Finance,” of which the Company is a wholly-owned subsidiary, has a senior unsecured term loan which matures on February 1, 2013. The loan allows Verso Finance to pay interest either in cash or in kind through the accumulation of the outstanding principal amount. Verso Finance elected to exercise the PIK option for $1.3 million and $1.2 million of interest payments due in the first quarter of 2011 and 2010, respectively. Verso Finance has no independent operations; consequently, all cash flows used to service its remaining debt obligation will need to be received via distributions from the Company. The Company has no obligation to make distributions to Verso Finance.

On December 29, 2010, Verso Quinnesec REP LLC, a wholly-owned subsidiary, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, the “Investment Fund”, a consolidated variable interest entity (see Note 10 – New Market Tax Credit Entities). Under this arrangement, the Company loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6.50% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at the Company’s mill in Quinnesec, Michigan. As of March 31, 2011, the Company had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million. In addition, the Company received interest payments of $0.3 million from Verso Finance, and the Investment Fund made interest payments of $0.3 million to Verso Finance.

As of March 31, 2011, the Company had $0.9 million in current payables due to Verso Paper Corp. compared to $0.1 million in current receivables due from Verso Paper Corp. as of March 31, 2010.

10.	NEW MARKET TAX CREDIT ENTITIES

On December 29, 2010, the Company entered into a financing transaction with Chase Community Equity, LLC, or “Chase,” related to a $43 million renewable energy project at the Company’s mill in Quinnesec, Michigan in which Chase made a capital contribution and Verso Finance made a loan to the Investment Fund under a qualified New Markets Tax Credit, or “NMTC,” program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000, or the “Act,” and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities, or “CDEs.” CDEs are privately managed investment institutions that are certified to make qualified low-income community investments, or “QLICIs.”

In connection with the financing, the Company loaned $23.3 million to Verso Finance, which funds were invested by the Company on behalf of Verso Finance in the $23.3 million aggregate principal amount of a 6.50% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain CDEs, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC, an indirect, wholly-owned subsidiary of the Company, as partial financing for the renewable energy project. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by Chase, net of syndication fees) are restricted for use on the renewable energy project. The loan from Verso Holdings to Verso Finance bears interest and payments on such loan will be made as Verso Finance receives returns on its investment in the Investment Fund. Restricted cash of $20.9 million and $25.0 million, respectively, held by

Verso Quinnesec REP LLC at March 31, 2011, and December 31, 2010, after qualifying capital expenditures, is included in Intangibles and other assets in the accompanying condensed consolidated balance sheets.

On December 29, 2010, Chase also contributed $9.0 million to the Investment Fund, and as such, Chase is entitled to substantially all of the benefits derived from the NMTCs. This transaction includes a put/call provision whereby the Company may be obligated or entitled to repurchase Chase’s interest. The Company believes that Chase will exercise the put option in December 2017 at the end of the recapture period. The value attributed to the put/call is de minimis. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. The Company is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in projected tax benefits not being realized and, therefore, require the Company to indemnify Chase for any loss or recapture of NMTCs related to the financing until such time as the Company’s obligation to deliver tax benefits is relieved. The Company does not anticipate any credit recaptures will be required in connection with this arrangement.

The Company has determined that the financing arrangement is a variable interest entity, or “VIE.” The ongoing activities of the VIE – collecting and remitting interest and fees and NMTC compliance – were all considered in the initial design and are not expected to significantly affect economic performance throughout the life of the VIE. Management considered the contractual arrangements that obligate the Company to deliver tax benefits and provide various other guarantees to the structure; Chase’s lack of a material interest in the underling economics of the project; and the fact that the Company is obligated to absorb losses of the VIE. The Company concluded that it was the primary beneficiary and consolidated the VIE in accordance with the accounting standard for consolidation. Chase’s contribution, net of syndication fees, is included in Other liabilities in the accompanying condensed consolidated balance sheets. Direct costs incurred in structuring the arrangement are deferred and will be recognized as expense over the term of the notes. Incremental costs to maintain the structure during the compliance period are recognized as incurred.

The following table summarizes the impact of the VIE consolidated by the Company as of March 31, 2011 and December 31, 2010:

(Dollars in thousands)	March 31, 2011	December 31, 2010
Maximum loss exposure	$119	$110

Current assets	$34	$25
Other noncurrent assets (restricted cash)	85	85

Total assets	$119	$110

Current liabilities	$149	$17
Other noncurrent liabilities	7,923	7,712

Total liabilities	$8,072	$7,729

Amounts	presented in the condensed consolidated balance sheets and the table above are adjusted for intercompany eliminations.

11.	COMMITMENTS AND CONTINGENCIES

Bucksport Energy LLC — The Company has a joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 and is located at and supports the Bucksport mill. Each co-owner owns an undivided proportional share of the plant’s assets and the Company accounts for this investment under the proportional consolidation method. The Company owns 28% of the steam and electricity produced by the plant. The Company may purchase its remaining electrical needs from the plant at market rates. The Company is obligated to purchase the remaining 72% of the steam output from the plant at fuel cost plus a contractually fixed fee per unit of steam. Power generation and operating expenses are divided on the same basis as ownership. As of March 31, 2011, the Company had $0.2 million of restricted cash which may be used only to fund the ongoing energy operations of this investment included in Intangibles and other assets in the accompanying condensed consolidated balance sheets.

Thilmany, LLC — In connection with the Acquisition, the Company assumed a twelve-year supply agreement with Thilmany, LLC, or “Thilmany,” for the specialty paper products manufactured on paper machine no. 5 at the Androscoggin mill which expires on June 1, 2017. The agreement requires Thilmany to pay the Company a variable charge for the paper purchased and a fixed charge for the availability of the no. 5 paper machine. The Company is responsible for the machine’s routine maintenance and Thilmany is responsible for any capital expenditures specific to the machine. Thilmany has the right to terminate the agreement if certain events occur.

General Litigation — The Company is involved in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its financial statements.

12.	INFORMATION BY INDUSTRY SEGMENT

The Company operates in three operating segments: coated and supercalendered papers; hardwood market pulp; and other, consisting of specialty papers. The Company operates in one geographic segment, the United States. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets.

The following table summarizes the industry segment data for the three-month periods ended March 31, 2011 and 2010:

	Three Months Ended March 31,
(Dollars in thousands)	2011	2010
Net Sales:
Coated and supercalendered	$351,690	$302,778
Hardwood market pulp	35,737	37,414
Other	29,165	23,454

Total	$416,592	$363,646

Operating Income (Loss):
Coated and supercalendered	$8,224	$(25,618)
Hardwood market pulp	9,264	7,632
Other	(3,354)	(3,473)

Total	$14,134	$(21,459)

Depreciation, Amortization, and Depletion:
Coated and supercalendered	$25,116	$25,808
Hardwood market pulp	4,283	4,653
Other	1,948	1,681

Total	$31,347	$32,142

Capital Spending:
Coated and supercalendered	$9,165	$6,311
Hardwood market pulp	3,861	1,673
Other	216	451

Total	$13,242	$8,435

13.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Presented below are the Company’s consolidating balance sheets, statements of operations, and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. The consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Company’s subsidiaries that guaranteed the obligations under the debt securities described below are reflected in the Intercompany Eliminations column.

Verso Holdings, the “Parent Issuer,” and its direct, wholly-owned subsidiary, Verso Paper Inc., the “Subsidiary Issuer,” are the issuers of 11.5% senior secured notes due 2014, 8.75% second priority senior secured notes due 2019, second priority senior secured floating rate notes due 2014, and 11.38% senior subordinated notes due 2016 (collectively, the “Notes”). The Notes are jointly and severally guaranteed on a full and unconditional basis by the Parent Issuer’s 100% owned subsidiaries, excluding the Subsidiary Issuer, Bucksport Leasing LLC, and Verso Quinnesec REP LLC, collectively, the “Guarantor Subsidiaries.” Chase NMTC Verso Investment Fund, LLC, a consolidated VIE of Verso Holdings is a “Non-Guarantor Affiliate.”

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

March 31, 2011

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$369,783	$—	$34	$—	$369,817
Property, plant, and equipment, net	—	—	943,452	12,517	—	(288)	955,681
Intercompany/affiliate receivable	1,223,704	—	2,836	—	31,154	(1,257,694)	—
Investment in subsidiaries	4,024	—	321	—	—	(4,345)	—
Non-current assets(1)	—	—	125,367	21,786	71	14	147,238

Total assets	$1,227,728	$—	$1,441,759	$34,303	$31,259	$(1,262,313)	$1,472,736

LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$22,411	$—	$177,800	$—	$158	$(17)	$200,352
Intercompany/affiliate payable	—	—	1,223,704	33,982	—	(1,257,686)	—
Long-term debt(2)	1,174,724	—	—	—	23,305	—	1,198,029
Other long-term liabilities	—	—	35,839	—	7,923	—	43,762
Member’s equity	30,593	—	4,416	321	(127)	(4,610)	30,593

Total liabilities and equity	$1,227,728	$—	$1,441,759	$34,303	$31,259	$(1,262,313)	$1,472,736

(1) Non-current assets of Guarantor subsidiaries includes $23.3 million of a long-term note receivable from Verso Finance.

(2)Long-term debt of non-guarantor affiliate is payable to Verso Finance.

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

December 31, 2010

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$406,017	$5	$4	$—	$406,026
Property, plant, and equipment, net	—	—	962,857	9,854	—	—	972,711
Intercompany/affiliate receivable	1,222,061	—	3,843	—	31,021	(1,256,925)	—
Investment in subsidiaries	47,383	—	—	—	—	(47,383)	—
Non-current assets(1)	—	—	125,964	25,678	85	—	151,727

Total assets	$1,269,444	$—	$1,498,681	$35,537	$31,110	$(1,304,308)	$1,530,464

LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$48,596	$—	$195,097	$—	$4	$—	$243,697
Intercompany/affiliate payable	—	—	1,222,061	34,864	—	(1,256,925)	—
Long-term debt(2)	1,149,431	—	—	—	23,305	—	1,172,736
Other long-term liabilities	—	—	34,793	—	7,821	—	42,614
Member’s equity	71,417	—	46,730	673	(20)	(47,383)	71,417

Total liabilities and equity	$1,269,444	$—	$1,498,681	$35,537	$31,110	$(1,304,308)	$1,530,464

(1) Non-current assets of Guarantor subsidiaries includes $23.3 million of a long-term note receivable from Verso Finance.

(2)	Long-term debt of non-guarantor affiliate is payable to Verso Finance.

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations

Three Months Ended March 31, 2011

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$416,592	$—	$—	$—	$416,592
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	352,528	—	—	—	352,528
Depreciation, amortization, and depletion	—	—	31,341	6	14	(14)	31,347
Selling, general, and administrative expenses	—	—	18,506	(24)	101	—	18,583
Interest income	(31,781)	—	(396)	(16)	(387)	32,168	(412)
Interest expense	31,781	—	30,958	394	379	(32,168)	31,344
Other, net	26,092	—	84	—	—	—	26,176
Equity in net loss of subsidiaries	(16,882)	—	—	—	—	16,882	—

Net loss	$(42,974)	$—	$(16,429)	$(360)	$(107)	$16,896	$(42,974)

Verso Paper Holdings LLC Condensed Consolidating Statements of Operations Three Months Ended March 31, 2010
(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$363,646	$—	$—	$—	$363,646
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	336,746	—	—	—	336,746
Depreciation, amortization, and depletion	—	—	32,142	—	—	—	32,142
Selling, general, and administrative expenses	—	—	16,217	—	—	—	16,217
Interest income	(30,493)	—	(39)	—	—	30,493	(39)
Interest expense	30,493	—	31,001	—	—	(30,493)	31,001
Other, net	(255)	—	(245)	—	—	255	(245)
Equity in net loss of subsidiaries	(52,176)	—	—	—	—	52,176	—

Net loss	$(51,921)	$—	$(52,176)	$—	$—	$51,921	$(52,176)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2011

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(81,520)	$(1,224)	$12	$—	$(82,732)

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	24	—	—	—	24
Transfers to (from) restricted cash	—	—	(307)	4,125	—	—	3,818
Capital expenditures	—	—	(10,573)	(2,669)	—	—	(13,242)

Net cash used in investing activities	—	—	(10,856)	1,456	—	—	(9,400)

Cash flows from financing activities:
Proceeds from long-term debt	394,618	—	—	—	—	—	394,618
Repayments of long-term debt	(389,998)	—	—	—	—	—	(389,998)
Debt issuance costs	(10,378)	—	152	(232)	—	—	(10,458)
Repayment of advances to subsidiaries	389,998	—	(389,998)	—	—	—	—
Advances to subsidiaries	(384,240)	—	384,240	—	—	—	—

Net cash used in financing activities	—	—	(5,606)	(232)	—	—	(5,838)

Change in cash and cash equivalents	—	—	(97,982)	—	12	—	(97,970)
Cash and cash equivalents at beginning of period	—	—	152,702	—	4	—	152,706

Cash and cash equivalents at end of period	$—	$—	$54,720	$—	$16	$—	$54,736

Verso Paper Holdings LLC Condensed Consolidating Statements of Cash Flows Three Months Ended March 31, 2010
(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(49,122)	$—	$—	$—	$(49,122)

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	52	—	—	—	52
Capital expenditures	—	—	(8,435)	—	—	—	(8,435)

Net cash used in investing activities	—	—	(8,383)	—	—	—	(8,383)

Cash flows from financing activities:
Debt issuance costs	(961)	—	—	—	—	—	(961)
Advances to subsidiaries	(26,476)	—	26,476	—	—	—	—
Proceeds from long-term debt	27,437	—	—	—	—	—	27,437

Net cash provided by financing activities	—	—	26,476	—	—	—	26,476

Change in cash and cash equivalents	—	—	(31,029)	—	—	—	(31,029)
Cash and cash equivalents at beginning of period	—	—	149,762	—	—	—	149,762

Cash and cash equivalents at end of period	$—	$—	$118,733	$—	$—	$—	$118,733

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Members of Verso Paper Holdings LLC:

We have audited the consolidated financial statements of Verso Paper Holdings LLC, and subsidiaries, (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and the Company’s internal control over financial reporting as of December 31, 2010, and have issued our reports thereon dated March 2, 2011; such consolidated financial statements and reports are included elsewhere in this Registration Statement. Our audits also included the financial statement schedule of the Company included in Item 21 of this Registration Statement. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 2, 2011

Schedule I – Valuation Accounts

Verso Paper Holdings LLC

For the Years Ended December 31, 2008, 2009, and 2010

(Dollars in thousands)	Balance at Beginning of Period	Charged to Cost and Expenses	Charge-off Against Allowances	Balance at End of Period
Allowance for uncollectible accounts included in Accounts receivable on the consolidated statements of condition
Year Ended December 31, 2008	$1,677	$999	$(783)	$1,893

Year Ended December 31, 2009	$1,893	$432	$(1,356)	$969

Year Ended December 31, 2010	$969	$214	$(398)	$785

$396,000,000

VERSO PAPER HOLDINGS LLC

VERSO PAPER INC.

8.75% Second Priority Senior Secured Notes due 2019

PROSPECTUS

                    , 2011

Until                     , 2011 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of the member or directors and officers.

Verso Paper Holdings LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Verso Paper Holdings LLC’s limited liability company agreement provides that the member shall be entitled to be indemnified and held harmless by us to the full extent permitted by law against all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative, or investigative) in which the member may be involved, or threatened to be involved as a party or otherwise, relating to performance or nonperformance of any activity concerning us. To the extent permitted by law, the member may cause us to indemnify and hold harmless any managers and/or officers from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines settlements, and other amounts arising from any or all actions in connection with our business or by virtue of such person’s capacity as our agent. In addition, our limited liability company agreement provides that any and all of our indemnification obligations shall be satisfied only from our assets, and the member shall have no liability or responsibility therefor.

Verso Paper Inc. is a corporation organized under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of Verso Paper Inc. indemnify to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

Schedules for the years ended December 31, 2010, 2009 and 2008, are as follows:

Schedule II—Consolidated valuation and qualifying accounts.

Schedule I, III, IV, and V are not applicable and have therefore been omitted.

Item 22.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 10th day of June, 2011.

VERSO PAPER HOLDINGS LLC

By:	/s/ Michael A. Jackson
Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2011

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2011

/s/ Michael E. Ducey Michael E. Ducey	Director	June 10, 2011

/s/ Scott M. Kleinman Scott M. Kleinman	Chairman of the Board and Director	June 10, 2011

/s/ David W. Oskin David W. Oskin	Director	June 10, 2011

[Signatures continue]

Signature	Capacity	Date

/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	June 10, 2011

/s/ David B. Sambur David B. Sambur	Director	June 10, 2011

/s/ Jordan C. Zaken Jordan C. Zaken	Director	June 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 10th day of June, 2011.

VERSO PAPER INC.

By:	/s/ Michael A. Jackson
Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2011

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	June 10, 2011

/s/ Scott M. Kleinman Scott M. Kleinman	Chairman of the Board and Director	June 10, 2011

/s/ David B. Sambur David B. Sambur	Director	June 10, 2011

/s/ Jordan C. Zaken Jordan C. Zaken	Director	June 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 10th day of June, 2011.

VERSO PAPER LLC
VERSO ANDROSCOGGIN LLC
VERSO BUCKSPORT LLC
VERSO SARTELL LLC
VERSO QUINNESEC LLC
VERSO MAINE ENERGY LLC
VERSO FIBER FARM LLC
NEXTIER SOLUTIONS CORPORATION
VERSO QUINNESEC REP HOLDING INC.

By:	/s/ Michael A. Jackson
Michael A. Jackson President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2011

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2011

/s/ Michael E. Ducey Michael E. Ducey	Director	June 10, 2011

[Signatures continue]

Signature	Capacity	Date

/s/ Scott M. Kleinman Scott M. Kleinman	Chairman of the Board and Director	June 10, 2011

/s/ David W. Oskin David W. Oskin	Director	June 10, 2011

/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	June 10, 2011

/s/ David B. Sambur David B. Sambur	Director	June 10, 2011

/s/ Jordan C. Zaken Jordan C. Zaken	Director	June 10, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement of Purchase and Sale dated as of June 4, 2006, among International Paper Company, Verso Paper Investments LP and Verso Paper LLC,(1) as amended by Amendment No. 1 to Agreement of Purchase and Sale dated as of August 1, 2006, among International Paper Company, Verso Paper Investments LP and Verso Paper LLC,(2) and Amendment No. 2 to Agreement of Purchase and Sale dated as of May 31, 2007, among International Paper Company, Verso Paper Investments LP and Verso Paper LLC.(2)

3.1	Certificate of Formation, as amended, of Verso Paper Holdings LLC.(3)

3.2	Amended and Restated Limited Liability Company Agreement of Verso Paper Holdings LLC.(3)

3.3	Certificate of Incorporation, as amended, of Verso Paper Inc.(1)

3.4	Bylaws of Verso Paper Inc.(1)

3.5	Certificate of Formation, as amended, of Verso Paper LLC.

3.6	Amended and Restated Limited Liability Company Agreement of Verso Paper LLC.

3.7	Certificate of Formation, as amended, of Verso Androscoggin LLC.

3.8	Amended and Restated Limited Liability Company Agreement of Verso Androscoggin LLC.

3.9	Certificate of Formation, as amended, of Verso Bucksport LLC.

3.10	Amended and Restated Limited Liability Company Agreement of Verso Bucksport LLC.

3.11	Certificate of Formation, as amended, of Verso Sartell LLC.

3.12	Amended and Restated Limited Liability Company Agreement of Verso Sartell LLC.

3.13	Certificate of Formation, as amended, of Verso Quinnesec LLC.

3.14	Amended and Restated Limited Liability Company Agreement of Verso Quinnesec LLC.

3.15	Certificate of Formation of Verso Maine Energy LLC.

3.16	Limited Liability Company Agreement of Verso Maine Energy LLC.

3.17	Certificate of Formation, as amended, of Verso Fiber Farm LLC.

3.18	Amended and Restated Limited Liability Company Agreement of Verso Fiber Farm LLC.

3.19	Articles of Incorporation, as amended and restated, of nexTier Solutions Corporation.

3.20	Bylaws of nexTier Solutions Corporation.

3.21	Certificate of Incorporation of Verso Quinnesec REP Holding Inc.

3.22	Bylaws of Verso Quinnesesc REP Holding Inc.

4.1	Indenture relating to 11 1/2% Senior Secured Notes due 2014 dated as of June 11, 2009, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust FSB, as Trustee,(5) as supplemented by the First Supplemental Indenture dated as of January 15, 2010, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust FSB, as Trustee.(6)

4.2	Indenture relating to 8.75% Second Priority Senior Secured Notes due 2019 dated as of January 26, 2011, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee,(7) as supplemented by the First Supplemental Indenture dated as of February 10, 2011, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee.(8)

Exhibit No.	Exhibit
4.3	Indenture relating to Second Priority Senior Secured Floating Rate Notes due 2014 dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee.(1)

4.4	Collateral Agreement dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Subsidiaries named therein, and Wilmington Trust Company, as Collateral Agent.(4)

4.5	Indenture relating to 11 3/8% Senior Subordinated Notes due 2016 dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee.(1)

4.6	Registration Rights Agreement dated as of January 26, 2011, among Verso Paper Holdings LLC, Verso Paper Inc., the subsidiaries of Verso Paper Holdings LLC party thereto, and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Capital Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated, and Morgan Joseph LLC, as the Initial Purchasers.(7)

4.7	Registration Rights Agreement dated as of February 10, 2011, among Verso Paper Holdings LLC, Verso Paper Inc., the subsidiaries of Verso Paper Holdings LLC party thereto, and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and Merrill Lynch Pierce, Fenner, & Smith Incorporated, as representatives of the Initial Purchasers.(8)

5.1	Opinion of O’Melveny & Myers LLP.

10.1	Amended and Restated Credit Agreement dated as of June 3, 2009, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the Lenders party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Lehman Brothers Inc., as Syndication Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Co-Documentation Agents, and Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as Joint Bookrunners.(4)

10.2	Amended and Restated Guarantee and Collateral Agreement dated as of June 11, 2009, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, each other Pledgor identified therein, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Credit Suisse, Cayman Islands Branch, as Credit Agreement Authorized Representative, Wilmington Trust FSB, as Note Authorized Representative, and each Additional Authorized Representative from time to time party thereto.(4)

10.3	Collateral Agreement dated as of January 26, 2011, among Verso Paper Holdings LLC, Verso Paper Inc., each Subsidiary Party, and Wilmington Trust Company, as Collateral Agent,(7) as amended by Amendment No. 1 to Collateral Agreement dated as of February 10, 2011, among Verso Paper Holdings LLC, Verso Paper Inc., each Subsidiary Party, and Wilmington Trust Company, as Collateral Agent.(8)

10.4	Intercreditor Agreement dated as August 1, 2006, among Credit Suisse, Cayman Islands Branch, as Intercreditor Agent, Wilmington Trust Company, as Trustee, Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, and the Subsidiaries party thereto,(1) as supplemented by Supplement No. 1 to Intercreditor Agreement dated as of May 29, 2009, among Verso Paper Five Corp., Verso Fiber Farm LLC, Verso Maine Energy LLC, Credit Suisse, Cayman Islands Branch, as Intercreditor Agent, and Wilmington Trust Company, as Trustee, Supplement No. 2 to Intercreditor Agreement dated as of January 10, 2011, among Verso Quinnesec REP Holding Inc., Credit Suisse, Cayman Islands Branch, as Intercreditor Agent, and Wilmington Trust Company, as Trustee, and Joinder and Supplement No. 3 to Intercreditor Agreement dated as of January 26, 2011, among Wilmington Trust Company, as Trustee, Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, Verso Paper Inc., and the Subsidiaries party thereto.(7)

Exhibit No.	Exhibit
10.5	Intellectual Property Security Agreement dated as of August 1, 2006, made by Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Androscoggin LLC, Verso Bucksport LLC, Verso Quinnesec LLC, Verso Sartell LLC, and nexTier Solutions Corporation in favor of Credit Suisse, Cayman Islands Branch, as Administrative Agent.(1)

10.6	Intellectual Property Security Agreement dated as of August 1, 2006, made by Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Androscoggin LLC, Verso Bucksport LLC, Verso Quinnesec LLC, Verso Sartell LLC, and nexTier Solutions Corporation in favor of Wilmington Trust Company, as Collateral Agent.(1)

10.7	Credit Agreement dated January 31, 2007, among Verso Paper Finance Holdings LLC, Verso Paper Finance Holdings Inc., the Lenders party thereto, Credit Suisse, as Administrative Agent, and Citigroup Global Markets Inc., as Syndication Agent.(2)

10.8	Management and Transaction Fee Agreement dated as of August 1, 2006, among Verso Paper LLC, Verso Paper Investments LP, Apollo Management V, L.P., and Apollo Management VI, L.P.(1)

10.9	Third Amended and Restated Limited Partnership Agreement of Verso Paper Management LP dated as of May 20, 2008 (form).(2)

10.10	Registration Rights Agreement dated as of May 20, 2008, among Verso Paper Corp., Verso Paper Investments LP, and the Individual Limited Partners (form).(2)

10.11*	Verso Paper Corp. 2008 Incentive Award Plan,(2) as amended by the First Amendment to Verso Paper Corp. 2008 Incentive Award Plan.(9)

10.12*	Verso Paper Corp. 2008 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement for Non-Employee Directors (form).(9)

10.13*	Verso Paper Corp. 2008 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement for Executives (form).(10)

10.14*	Verso Paper Corp. 2008 Incentive Award Plan Restricted Stock Award Grant Notice and Restricted Stock Award Agreement for Executives (form).(10)

10.15*	Verso Paper Corp. Senior Executive Bonus Plan.(2)

10.16*	Verso Paper Corp. 2009 Long-Term Cash Award Program for Executives.(4)

10.17*	Verso Paper Corp. Executive Retirement Program.(13)

10.18*	Verso Paper Deferred Compensation Plan, consisting of The CORPORATEplan for RetirementSM Executive Plan, Basic Plan Document, effective as of February 15, 2007, as amended and restated by the Adoption Agreement effective as of December 1, 2008, as further amended by the Verso Paper Deferred Compensation Plan Amendment effective as of April 10, 2009, and as further amended by the Second Amendment to Verso Paper Deferred Compensation Plan effective as of January 1, 2010.(13)

10.19*	Employment Agreement dated as of November 16, 2006, between Mike Jackson and Verso Paper Holdings LLC,(1) as supplemented by Letter Agreement dated as of November 16, 2006, between Verso Paper Holdings LLC and Mike Jackson,(1) and as amended by First Amendment to Employment Agreement dated as of January 1, 2008, between Mike Jackson and Verso Paper Holdings LLC,(2) and Second Amendment to Employment Agreement dated as of December 31, 2008, between Mike Jackson and Verso Paper Holdings LLC.(11)

10.20*	Letter Agreement dated as of February 16, 2007, between Verso Paper Management LP and Mike Jackson.(1)

Exhibit No.	Exhibit
10.21*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Lyle J. Fellows,(2) as amended by First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Lyle J. Fellows.(11)

10.22*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Michael A. Weinhold,(2) as amended by First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Michael A. Weinhold.(11)

10.23*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Robert P. Mundy,(2) as amended by First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Robert P. Mundy.(11)

10.24*	Confidentiality and Non-Competition Agreement dated as of January 1, 2008, between Verso Paper Holdings LLC and Peter H. Kesser,(2) as amended by First Amendment to Confidentiality and Non-Competition Agreement dated as of December 31, 2008, between Verso Paper Holdings LLC and Peter H. Kesser.(11)

10.25*	Letter Agreement dated as of November 1, 2006, between Verso Paper Management LP and L.H. Puckett.(1)

10.26*	Indemnification Agreement between Verso Paper Corp. and its directors and executive officers (form).(2)

12	Computation of Ratio of Earnings to Fixed Charges.

21	Subsidiaries of Verso Paper Holdings LLC.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

23.3	Consent of Resource Information Systems, Inc.(14)

24	Powers of Attorney (included on signature pages of this Registration Statement).

25	Form T-1 (Wilmington Trust Company).

99.1	Letter of Transmittal (form).

99.2	Notice of Guaranteed Delivery (form).

99.3	Letter to Brokers (form).

99.4	Letter to Clients (form).

(1)	Incorporated by reference to our Registration Statement on Form S-4 (Registration No. 333-142283), as amended.
(2)	Incorporated by reference to Verso Paper Corp.’s Registration Statement on Form S-1 (Registration No. 333-148201), as amended.
(3)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2007.
(4)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.
(5)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 11, 2009.
(6)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 15, 2010.
(7)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 26, 2011.
(8)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 10, 2011.
(9)	Incorporated by reference to Verso Paper Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(10)	Incorporated by reference to Verso Paper Corp.’s Current Report on Form 8-K filed with the SEC on September 25, 2009.

(11)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 2, 2009.
(12)	Incorporated by reference to Verso Paper Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(13)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 30, 2009.
(14)	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
*	An asterisk denotes a management contract or compensatory plan or arrangement.